      As filed with the Securities and Exchange Commission on June 2, 1997
                                                            Registration No. 33-
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                            800 TRAVEL SYSTEMS, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)
                                 --------------

         DELAWARE                              4724                      59-3343338
(STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)      IDENTIFICATION NO.)

                                 --------------

                                                                        MARK D. MASTRINI
                                                                             PRESIDENT
                                                                      800 TRAVEL SYSTEMS, INC.
            4802 GUNN HIGHWAY                                            4802 GUNN HIGHWAY
          TAMPA, FLORIDA 33624                                         TAMPA, FLORIDA  33624
             (813) 908-0404                                               (813) 908-0404
(Address, including zip code, and telephone                 (Name, address, including zip code, and
number, including area code, of registrant's                telephone number including area code of
      principal executive offices)                                      agent for service)

                       ---------------------------------
                          Copies of communications to:

          VINCENT J. MCGILL                                           RICHARD F. DAHLSON
PHILLIPS NIZER BENJAMIN KRIM & BALLON LLP                           JACKSON WALKER, L.L.P.
          666 FIFTH AVENUE                                        901 MAIN STREET, SUITE 6000
    NEW YORK, NEW YORK  10103-0084                                  DALLAS, TEXAS 75202-3797
      TELEPHONE: (212) 977-9700                                   TELEPHONE:  (214) 953-6000
     TELECOPIER:  (212) 262-5152                                  TELECOPIER: (214) 953-5822

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                           PROPOSED MAXIMUM      PROPOSED MAXIMUM     AMOUNT OF
                                                           AMOUNT TO BE     OFFERING PRICE          AGGREGATE        REGISTRATION
      TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED    REGISTERED       PER SHARE(1)       OFFERING PRICE(1)        FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.............................  2,070,000(2)         $ 5.50             $11,385,000       $ 3,450
---------------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Warrant............................  2,070,000(3)         $ .125                 (8)              (8)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, Issuable Under Warrants(4).................  2,070,000            $ 8.25             $17,077,500       $ 5,175
---------------------------------------------------------------------------------------------------------------------------------
Representative's Common Stock(5).........................    180,000            $ 6.60             $ 1,188,000       $   360
---------------------------------------------------------------------------------------------------------------------------------
Representative's Common Stock Purchase Warrants (6)          180,000            $  .15                  (8)             (8)
---------------------------------------------------------------------------------------------------------------------------------
Representative's Common Stock Issuable Under
Representative's Common Stock Purchase Warrant(7)........    180,000            $ 9.90             $ 1,782,000       $   540
---------------------------------------------------------------------------------------------------------------------------------
Common Stock to be sold by the Selling Shareholders......  2,580,534            $ 5.50             $14,192,937       $ 4,300.89
---------------------------------------------------------------------------------------------------------------------------------
           TOTAL ........................................                                                            $13,825.89
=================================================================================================================================

                                                           (Footnotes on page 2)

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.
(2) Includes 270,000 shares of Common Stock issuable pursuant to the Representative's over-allotment option.
(3) Includes 270,000 Warrants issuable pursuant to the Representative's over-allotment option.
(4) Represents shares of Common Stock issuable upon exercise of the Warrants registered hereby together with such additional indeterminate number of shares as may be issued upon exercise of such Warrants by reason of the anti-dilution provisions contained therein.
(5) Represents shares of Common Stock issuable upon exercise of the Representative's Warrant, together with such additional indeterminate number of shares of Common Stock as may be issued upon exercise of such Representative's Warrant by reason of the anti-dilution provisions contained therein.
(6) Represents Common Stock Purchase Warrants issuable upon exercise of the Representative's Warrant, together with such additional indeterminate number of Warrants as may be issued upon exercise of such Representative's Warrant.
(7) Represents shares of Common Stock issuable upon exercise of the Common Stock Purchase Warrants included within the Representative's Warrant, together with such additional indeterminate number of shares of Common Stock as may be issued upon exercise of such Warrants by reason of the anti-dilution provisions contained therein.
(8) Pursuant to Rule 416 of the Securities Act of 1993, no separate registration fee is required because the Common Stock underlying the Common Stock Purchase Warrants is being registered in the same registration statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

THIS REGISTRATION STATEMENT CONTAINS A PROSPECTUS WITH RESPECT TO THE UNDERWRITTEN OFFERING OF 1,800,000 SHARES AND 1,800,000 COMMON STOCK PURCHASE WARRANTS TO BE SOLD BY THE COMPANY, AND A SUPPLEMENTARY PROSPECTUS WITH RESPECT TO THE SALE OF 2,580,534 SHARES BEING REGISTERED ON BEHALF OF THE SELLING STOCKHOLDERS. THE PROSPECTUS SUPPLEMENT HAS BEEN INCLUDED HEREIN IMMEDIATELY FOLLOWING THE PROSPECTUS WITH RESPECT TO THE SECURITIES BEING OFFERED BY THE COMPANY.

===============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED _________, 1997

                            800 TRAVEL SYSTEMS, INC.

                        1,800,000 SHARES OF COMMON STOCK

              1,800,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS
                              --------------------

         All of the 1,800,000 shares of Common Stock, par value $.01 per share (the "Common Stock") offered hereby and all of the 1,800,000 Redeemable Common Stock Purchase Warrants (the "Warrants") offered hereby are being sold by 800 Travel Systems, Inc., a Delaware corporation (the "Company"). The Common Stock and the Warrants (collectively, the "Securities") are being offered separately and not as units, and each is separately transferable. Prior to this Offering, there has been no public market for the Common Stock and the Warrants. It is estimated that the initial public offering price will be between $4.50 and
5.50 per share for the Common Stock (the "Share Offering Price") and $.125 per Warrant.

         Each Warrant entitles the holder to purchase one share of Common Stock at a price of $ per share (150% of the Share Offering Price) during the five-year period commencing on the date of this Prospectus. The Warrants are redeemable by the Company for $.05 per Warrant on not less than 30 nor more than 60 days written notice if the closing price for the Common Stock for seven trading days during a 10 consecutive trading day period ending not more than 15 days prior to the date that the notice of redemption is mailed equals or exceeds $_____ per share (200% of the Share Offering Price), subject to adjustment under certain circumstances and provided there is then a current effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance and sale of Common Stock upon the exercise of the Warrants. Any redemption of the Warrants during the one-year period commencing on the date of this Prospectus shall require the written consent of First London Securities Corporation, the representative of the Underwriters (the "Representative"). See "Description of Securities."

         The initial public offering prices of the Common Stock and Warrants and the exercise price and other terms of the Warrants have been determined through negotiations between the Company and the Representative and are not related to the Company's assets, book value, financial condition or other recognized criteria of value. Although the Company has applied for the inclusion of the Common Stock and the Warrants on the Boston Stock Exchange under the symbols "FLY" and "FLYW," respectively, and on the Nasdaq SmallCap Market under the symbols "IFLY" and "IFLYW", respectively, there can be no assurance that an active trading market in the Company's securities will develop or be sustained.

         The Registration Statement, of which this Prospectus forms a part, also covers the offering by selling securityholders (the "Selling Stockholders") of 2,580,534 shares of Common Stock (the "Selling Stockholders Shares"). 1,638,534 of the Selling Stockholders Shares may be sold immediately; 175,000 may be sold commencing 30-days after the date of this Prospectus; 665,000 of the Selling Stockholders Shares may be sold commencing 180 days after the date of this Prospectus and 102,000 of the Selling Stockholder Shares may be sold commencing one year from the date of this Prospectus, in all cases, subject to earlier release at the sole discretion of the Representative. Sales of the Selling Stockholders Shares or the potential of such sales at any time, may have an adverse effect on the market prices of the securities offered hereby. The Company will not receive any of the proceeds from the sale of the securities by the Selling Stockholders. All expenses of registration incurred in connection with this Offering are being borne by the Company, but all selling and other expenses incurred by Selling Stockholders will be borne by the Selling Stockholders.

                             --------------------

THESE ARE SPECULATIVE SECURITIES, AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION FROM THE PUBLIC OFFERING PRICE OF THE COMMON STOCK AND SHOULD BE CONSIDERED ONLY BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" ON PAGES ___ - ___ AND "DILUTION."

                              --------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=================================================================================================================================
                                                                                       UNDERWRITING
                                                                                       DISCOUNTS AND          PROCEEDS TO
                                                            PRICE TO PUBLIC            COMMISSIONS(1)         COMPANY(2)(3)
---------------------------------------------------------------------------------------------------------------------------------
 Per Share of Common Stock................................. $_____                     $_____                 $_____
---------------------------------------------------------------------------------------------------------------------------------
 Per Warrant............................................... $_____                     $_____
---------------------------------------------------------------------------------------------------------------------------------
 Total(3).................................................. $________                  $________              $________
=================================================================================================================================

                     (See footnotes on the following page)

                              --------------------

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OR WARRANTS INCLUDING OVERALLOTMENT. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                             ----------------------

                      FIRST LONDON SECURITIES CORPORATION

                             ----------------------
                     The date of this Prospectus is , 1997

(1)      Does not include additional underwriting compensation to be received by the Representative in the form of (i) a non-accountable expense allowance equal to 3% of the gross proceeds of this Offering, of which $25,000 has been paid to date, and (ii) a warrant issued to the Representative (the "Representative's Warrant") to purchase up to 180,000 shares of Common Stock and up to 180,000 Warrants exercisable for a four-year period commencing one year after the effective date of this Offering at an exercise price of 120% of the initial offering price of the Shares and Warrants (in each case subject to adjustment). In addition, the Company has granted to the Representative certain registration rights with respect to registration of the shares of Common Stock and the warrants underlying the Representative's Warrant (the "Underlying Warrants") and the shares of Common Stock issuable upon exercise of the Underlying Warrants. The Company has agreed to pay the Representative upon the exercise or redemption of the Warrants a fee equal to 5% of the gross proceeds received by the Company from the exercise of the Warrants and 5% of the aggregate redemption price for Warrants redeemed. Such fee will be paid to the Representative no sooner than 12 months after the effective date of this Offering. The Representative or its designee must be designated by the Warrant holder as having solicited the Warrant in order to receive the fee. The Company has agreed to indemnify the Underwriters against certain
         liabilities   arising under the Securities Act. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $724,750 including the Representative's non-accountable expense allowance.
(3) The Company has granted the Representative an option (the "Representative's Over-Allotment Option"), exercisable within 45 days from the date of this Prospectus, to purchase on the same terms as the Securities offered hereby up to 270,000 additional shares of Common Stock and up to 270,000 additional Warrants solely to cover over-allotments, if any. If the Representative's Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to Company will be $___, $___ and $___, respectively.
         See "Underwriting."




  The Securities offered by this Prospectus are being offered on a firm commitment basis by the Underwriters when, as and if delivered to and accepted by the Underwriters, subject to prior sale, and certain other conditions. The Representative reserves the right to withdraw, cancel or modify the Offering without notice and to reject any order, in whole or in part. It is expected that delivery of the certificates representing the shares will be made against payment therefor at the offices of First London Securities Corporation, Dallas, Texas on or about ______________, 1997.

                              --------------------

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 (the "Registration Statement"), pursuant to the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. THE STATEMENTS CONTAINED IN THIS PROSPECTUS AS TO THE CONTENTS OF ANY CONTRACT OR OTHER DOCUMENT IDENTIFIED AS EXHIBITS IN THIS PROSPECTUS ARE NOT NECESSARILY COMPLETE, AND IN EACH INSTANCE, REFERENCE IS MADE TO A COPY OF SUCH CONTRACT OR DOCUMENT FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT, EACH STATEMENT BEING QUALIFIED IN ANY AND ALL RESPECTS BY SUCH REFERENCE. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and exhibits which may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549.

         Upon consummation of this Offering, the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its New York Regional Office, Room 1300, 7 World Trade Center, New York, New York 10048; and at its Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at prescribed rates. The Company's Registration Statement on Form SB-2 as well as any reports to be filed under the Exchange Act can also be obtained electronically after the Company has filed such documents with the Commission through a variety of databases, including among others, the Commission's Electronic Data Gathering, Analysis And Retrieval ("EDGAR") program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis. Additionally, the Commission maintains a Website (at http://www.sec.gov) that contains such information regarding the Company.

         The Company intends to furnish its shareholders with annual reports containing audited financial statements and such other reports as the Company deems appropriate or as may be required by law.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) and the pro forma financial information appearing elsewhere in this Prospectus. The consummation of the Offering will occur concurrently with, and is a condition precedent to, the consummation of the merger of The Joseph Stevens Group, Inc. ("Stevens") with and into the Company, with Company as the surviving corporation (the "Stevens Merger"). See "The Stevens Merger." Unless otherwise noted, all information in this Prospectus assumes (i) no exercise of the Representative's over-allotment option and (ii) the consummation of the Stevens Merger and the issuance of 300,000 shares of Common Stock in connection therewith. Unless the context otherwise requires, references in this Prospectus to the Company are to 800 Travel Systems, Inc. and to the businesses previously conducted by its predecessor, 1-800 Low-Air Fare, Inc., and by Stevens.

                                  THE COMPANY

         The Company is among the 100 largest independent travel agencies in the United States. The Company provides low-priced airline tickets for domestic and international travel to its customers through its easy-to-remember, toll-free numbers "1-800-LOW-AIR-FARE" (1-800-569-2473) and "1-800-FLY-4-LESS"
(1-800-359-4537). The Company has 150 reservation agents and operates 365 days a year out of the Company's reservation centers in Tampa, Florida and San Diego, California. The Company strives to provide its customers with the lowest-priced airfare available for a particular travel route at the time of reservation by utilizing the SABRE travel reservation system developed by American Airlines, Inc. The SABRE system maintains over 50 million airfares, including those of all major U.S. and international commercial airlines, and is updated throughout the day to reflect the airlines' latest ticketing information. The Company estimates it receives an average of 20,000 calls per day (including repeat calls from callers unable to be serviced or calling to confirm reservations), of which the Company has the current capacity to answer only approximately 6,000. The Company has increased the number of its reservation agents from 13 in 1995 to 150 presently. The Company intends to use approximately $1.2 million of the proceeds of this Offering to expedite the training of additional reservation agents.

         The Company's operations generate revenues principally from (i) the commissions on air travel tickets, (ii) override commissions on air travel tickets the Company books on Continental, United, Northwest, TWA, Carnival, America West, America Trans Air, Trans Brazil, Mexicana and Korean airlines,
(iii) segment incentives under its contract with SABRE, (iv) co-op promotions with other suppliers of travel-related products and services, such as long-distance telephone companies, car rental companies and hotels, and (v) service fees that it charges its customers.

         The Company markets its services primarily by advertising its various toll-free numbers in approximately 270 Yellow Pages directories covering a total population of 133 million people in those standard metropolitan areas in the continental United States ("SMA's") with populations whose general travel profiles are attractive to the Company. The Company also maintains a home page on the World Wide Web (www.lowairfare.com) which enables its customers to access its customized Turbo SABRE system through their personal computers.

         The Company's operating strategy is to (i) strive to provide its customers with the lowest-priced airfare available for a particular travel route at the time of reservation, (ii) focus on consumer air travel, which the Company believes is the most profitable segment of the travel industry, (iii) provide convenient, quick service to its customers, (iv) maintain low operating costs by utilizing only two operating facilities, (v) use state-of-the-art technology to maximize operating efficiencies, (vi) constantly review and update its relationships with the major airlines and SABRE to obtain favorable commission structures, and (vii) provide incentives to its sales force through a performance-based compensation structure. See "Business--Operating Strategy."

         The Company's growth strategy is to (i) grow internally as quickly as practicable in order to be able to service the approximately 14,000 calls per day that the Company is not currently able to service, (ii) further penetrate existing markets and enter new markets by commencing marketing activities and
(iii) make strategic acquisitions of other telemarketing travel companies with existing customer bases or valuable intellectual property. See "Business--Growth Strategy."

         The travel industry is one of the world's largest industries, with $3.4 trillion in sales in 1994 according to the World Travel Organization. According to the Travel Weekly 1996 U.S. travel agency survey (the "Travel Weekly Survey"), revenues for U.S. travel agencies in 1995 exceeded $100 billion, representing an increase of almost 100% since 1985 and 9% since 1993. The U.S. travel agency industry is a highly fragmented industry comprised of numerous small agencies, but trending towards large volume agencies, according to the Travel Weekly Survey. In contrast to 1985, when small agencies (those reporting between $1 million and $5 million in annual sales) were responsible for 62% of all U.S. travel agency revenues, in 1995 such agencies were responsible for only 41% of all U.S. travel agency revenues, even though they comprised 56% of all travel agency locations. The Company believes that only one other travel agency operates in a manner similar to the Company by emphasizing low-cost airfare, nationally advertising toll-free telephone numbers that spell out their respective advertising slogans and processing calls on such numbers at centralized reservation centers. The Company believes that operating in such manner distinguishes the Company and its competitor from other travel agencies as "telemarketing travel companies." See "Business--Industry Overview."

         On November 11, 1996, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with The Joseph Stevens Group, Inc. ("Stevens") and its sole shareholder, which agreement was amended and restated as of May 30, 1997. Stevens provides airline tickets for domestic and international travel to consumers through its "1-800-FLY-4-LESS" (1-800-359-4537) toll-free number out of its reservation center in San Diego, California. Pursuant to the Merger Agreement, the parties agreed that upon the closing of the Offering, Stevens will be merged with and into the Company, with the Company as the surviving corporation (the "Stevens Merger"). The Company believes that upon the consummation of the Merger, the combined company will be among the 100 largest travel agencies in the U.S. See "The Stevens Merger."

         The Company was incorporated in Delaware in November 1995. The Company's principal executive offices are located at 4802 Gunn Highway, Suite 140, Tampa, Florida 33624 and its telephone number is (813) 908-0404.

                                 THE OFFERING



Common Stock Offered......................  1,800,000 shares
Warrants Offered..........................  1,800,000 Warrants

Common Stock Outstanding:

  Prior to the Offering...................  5,650,600 shares (1)
  After the Offering......................  7,807,129 shares (2)(3)

Warrants Outstanding:

  Prior to the Offering...................  none
  After the Offering......................  1,800,000 (4)

Estimated Net Proceeds....................  $7,577,750(5)

Use of Proceeds...........................  The Company intends to use the net proceeds of the Offering to repay
                                            indebtedness, including $1,000,000
                                            of indebtedness incurred to redeem
                                            250,000 shares of Common Stock; to
                                            redeem 540,029 shares of Common
                                            Stock, (exclusive of the 250,000
                                            shares redeemed for the Company's
                                            $1,000,000 promissory note); to
                                            train additional reservation
                                            agents and for working capital and
                                            general corporate purposes.  The
                                            Company will not receive any of the
                                            proceeds from the sale of
                                            securities by the Selling
                                            Stockholders.



Proposed Trading Symbols(6):

  Boston Stock Exchange:
    Common Stock..........................  FLY
    Warrants..............................  FLYW

  Nasdaq SmallCap Market:
    Common Stock..........................  IFLY
    Warrants..............................  IFLYW

Risk Factors:.............................  The Common Stock and the Warrants
                                            offered hereby are speculative and
                                            involve a high degree of risk.
                                            Investors should carefully consider
                                            the risk factors enumerated herein
                                            before investing in the Common
                                            Stock and the Warrants.  See "Risk
                                            Factors" and "Dilution."

                             --------------------

(1) Excludes (i) 300,000 shares of Common Stock issued in connection with the Stevens Merger and such additional shares as may be issued pursuant to make-whole provisions contained in the Merger Agreement,
         (ii) 300,000 shares issuable upon exercise of options granted to one of the Company's lenders, (iii) 50,000 shares of Common Stock issuable upon exercise of stock options granted pursuant to the Company's 1997 Stock Option Plan and (iv) 56,529 shares of Common Stock issuable to one of the Company's lenders upon completion of this Offering.

(2) Excludes (i) the items referred to in items (ii) and (iii) of footnote 1, (ii) the 1,800,000 shares of Common Stock issuable upon the exercise of the Warrants offered hereby and (iii) the 360,000 shares of Common Stock issuable upon exercise of the Representative's Warrant and the Warrants therein.

(3) Without giving effect to the redemption of the 540,029 shares of Common Stock to be redeemed with a portion of the proceeds of this Offering, including the 56,529 shares referred to in Note 2.

(4) Excludes 300,000 warrants issuable in exchange for options issued to one of the Company's lenders.

(5) After subtracting the underwriting discounts and commissions and estimated offering expenses by the Company, including a 3% non-accountable expense allowance to the Representative.

(6) Boston Stock Exchange and the Nasdaq SmallCap Market symbols do not imply that an established public trading market will develop for any of these securities, or if developed, that any such market will be sustained. See "Risk Factors--Possible Applicability of Rules Relating to Low-Priced Stock; Possible Failure to Qualify for Boston Stock Exchange or Nasdaq SmallCap Market Listing."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA



                                                PREDECESSOR BUSINESS(1)                         THE COMPANY
                                       ---------------------------------------     ---------------------------------------
                                                              ELEVEN MONTHS
                                           YEAR ENDED              ENDED             MONTH ENDED           YEAR ENDED
                                       DECEMBER 31, 1994     NOVEMBER 30, 1995     DECEMBER 31, 1995      DECEMBER 31, 1996
                                       -----------------     -----------------     -----------------      -----------------
Consolidated Income Statement Data:
  Revenues ........................             $622,017            $1,090,938             $ 133,970           $ 3,235,777
Operating Expenses:
  Payroll, commissions and employee              790,259             1,115,403               175,604             2,490,770
  benefits
  Telephone .......................              165,979               392,869                14,527               539,118
  Ticket Delivery Expense .........                 --                 138,798                17,896               407,579
  Advertising .....................              459,657               333,520                   437               137,223
  General and Administrative ......            1,053,530             1,156,777                53,869             1,768,058
  Interest Expense ................               46,417               168,857                 4,017             1,114,298
Other Income ......................                 --                  41,959                 1,782                12,610
Net Loss ..........................           (1,894,425)           (2,173,327)             (130,598)           (3,208,659)
Net Loss per Share ................                 (.50)                 (.57)            $    (.03)          $      (.65)
Weighted Average Number
   of Common Shares Outstanding ...            3,830,000             3,830,000             3,840,000             4,947,823


                                                        THE COMPANY
                                               -------------------------------
                                                 THREE MONTHS ENDED MARCH 31,
                                               -------------------------------
                                                 1996                 1997
                                               ---------           -----------
Consolidated Income Statement Data:
  Revenues ........................            $ 364,393           $ 1,639,196
Operating Expenses:
  Payroll, commissions and employee              581,590               848,196
  benefits
  Telephone .......................              122,496               245,551
  Ticket Delivery Expense .........               51,422               178,967
  Advertising .....................               10,709                45,545
  General and Administrative ......              508,902               593,073
  Interest Expense ................              264,449                45,890
Other Income ......................                   --                 2,646
Net Loss ..........................           (1,175,175)             (315,427)
Net Loss per Share ................            $    (.29)          $      (.05)
Weighted Average Number
   of Common Shares Outstanding ...            4,116,875             6,251,209





                                                           YEAR ENDED
                                                       DECEMBER 31, 1996
                                                       -----------------
Pro Forma Statement of Income Data
(unaudited)(2):
  Commission Revenues.................................           $4,900,736
Operating Expenses:
  General and Administrative..........................            6,885,270 (2)
  Interest Expense....................................            1,379,226
  Amortization and Depreciation.......................              295,914
Other Income..........................................               12,610
Net Loss..............................................            3,647,064
Net Loss per Share....................................                 (.69)
Weighted Average Number of Common Shares                          5,247,823
Outstanding...........................................



                                                                   DECEMBER 31,
                                                        -----------------------------      MARCH 31,
                                                                                             1997
                                                                                          (PRO FORMA
                                                            1995             1996         UNAUDITED)(2)
                                                        -----------     ------------      -----------
Balance Sheet Data:
Working Capital (DEFICIT)............................     $ (731,210)      $ (199,449)    $  383,144
Total Assets.........................................      1,444,298        2,952,522      5,387,479
Long Term Debt.......................................         60,000           30,000      1,608,600
Total Stockholders' Equity...........................        613,882        1,664,218              -
Pro forma Stockholders' Equity.......................              -                -      2,661,377

-------------------------

(1) On December 1, 1995, the Company acquired certain of the assets and assumed certain liabilities of 1-800-Low Airfare, Inc. (the "Predecessor Business"). Pro forma results of operations as if the Company had acquired the Predecessor Business on January 1, 1995 would not be materially different and, accordingly, are not presented.

(2) The unaudited Pro Forma Summary Combined Statement of Operations for the year ended December 31, 1996, gives pro forma effect to the Stevens Merger (and other adjustments described in these notes) as if the Stevens Merger occurred on January 1, 1996. The Pro Forma Consolidated Balance Sheet Data as of March 31, 1997 gives pro forma effect to the Stevens Merger as if it had occurred on that date.

(3) Reflects the issuance of 300,000 shares of Common Stock in connection with the Stevens Merger as if it occurred on January 1, 1996.

(4) Pursuant to the Interim Operating Agreement the Company assumed the operations of Stevens as of January 1, 1997 and, therefore, the Statement of Operations data of the Company reflects the combined operations of the Company and Stevens for the first quarter of 1997.
                                     - 5 -

                                  RISK FACTORS

         The securities offered hereby are highly speculative and should be purchased only by persons who can afford to lose their entire investment in the Company. In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following factors in evaluating an investment in the securities offered hereby.

HISTORY OF OPERATING LOSSES; FUTURE OPERATING RESULTS

         The Company has incurred losses and generated negative cash flows from continuing operations in each of the Company's fiscal years since inception. For the eleven months ended November 30, 1995, the one month ended December 31, 1995 and the year ended December 31, 1996, the Company's predecessor and the Company incurred losses of $2,173,327, $130,598 and $3,208,659, respectively. There can be no assurance that the Company will operate profitably in the future or that the Company will be successful in implementing and executing its operating and growth strategies. As of December 31, 1996, the Company had negative working capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Company's Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

CAPITAL REQUIREMENTS

         The Company is dependent upon the proceeds of this Offering and the anticipated cash flow from operations to complete its current expansion plans. Should the Company's cash flow from operations fail to meet anticipated levels, or should its costs and capital expenditures exceed the amounts currently expected to be required, or should the Company be unable to obtain additional capital on acceptable terms, the Company could be required to seek unanticipated financing in the future. There can be no assurance that the Company will be able to raise such capital or financing when needed or on acceptable terms, and therefore, the Company may be unable to achieve its goals, including anticipated growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Operating Strategy."

RAPID EXPANSION OF BUSINESS

         The Company's operations and business have expanded substantially, with a large increase in reservation agents and sales in a relatively short period of time. To properly manage its rapid growth, the Company has been and will be required to expend significant management and financial resources. There can be no assurance that the Company's management will be able to manage its growth and operate a larger organization efficiently or profitably. See "Business Operating Strategy."

COMPETITION

         The travel agency business is characterized by intense competition. Many of the Company's competitors, which include local, regional and national travel agencies, possess significantly greater financial, personnel and other resources than the Company. Certain of the Company's competitors use a low-price discount strategy to expand their market share and a number of travel agencies use toll-free phone lines that compete with the Company's services. If any of the companies using a discount strategy were to focus their marketing efforts on the Company's telemarketing niche, the Company's results of operations could be adversely affected. In addition, the Internet permits consumers to have direct access to travel providers as well as distribution systems like the SABRE system, thereby by-passing both travel agents and global distribution systems. In recent years, airline ticket prices have decreased primarily as a result of lower costs and greater competition in the airline industry. The Company's revenues are based upon the number of tickets it sells and on a percentage of the price of such tickets and are therefore adversely affected by decreases in airline tickets. The Company believes that significant price-based competition will continue to exist in the airline industry and the Company's markets for the foreseeable future. Any significant decrease in airline ticket prices could adversely affect the Company's results of operations. The Company may experience increased competition in the future as its competitors combine to form larger companies. There can be no assurance that the Company will be competitive with larger travel agencies in the future or that the Company will maintain its size relative to its competitors. See "Business--Competition."

RISKS RELATING TO OVERRIDE COMMISSIONS

         The Company is able to offer its customers attractive airfares in large part due to the favorable override commission arrangements it has obtained for selling tickets on Continental, United, Northwest, TWA, Carnival, America West, America Trans Air, Trans Brazil, Mexicana and Korean airlines. For example, the Company is able to offer attractive fares on TWA because of its override commission arrangement with a consolidator which sells tickets on TWA at a discount (the "TWA Discounter"). The Company estimates that the TWA Discounter will be able to continue selling tickets on TWA only until the year 2001. Moreover, there can be no assurance that the Company's agreement with the TWA Discounter will be extended beyond its current expiration date in February 1998. In addition, the override commission agreements with the other airlines are on a year-to-year basis. If and when the TWA Discounter is no longer able to sell TWA tickets, or such agreement otherwise expires, or if the Company is unable to extend its current override commission arrangements with other carriers or enter into similar arrangements with similar carriers, the Company could lose its competitive advantages and its business could be materially adversely affected. See "Business--Competition" and "--Operations."

CHALLENGES OF BUSINESS INTEGRATION

         The full benefits of the combination of the Company and Stevens will require integration of each company's administrative, finance, sales and marketing organizations, the coordination of each company's sales and marketing efforts and the implementation of appropriate operational, financial and management systems and controls. This will require substantial attention from the senior management teams of the Company and Stevens, which have limited experience integrating the operations of companies of the size of the Company and Stevens and whose members have not previously worked together. The diversion of management attention, as well as any other difficulties which may be encountered in the transition and integration process, could have an adverse impact on the revenue and operating results of the Company. There can be no assurance that the Company will be able to integrate its operations and those of Stevens successfully. In addition, the Unaudited Pro Forma Combined Financial Information contains adjustments relating to the integration of Stevens' operations with those of the Company. Although these adjustments are based upon available information and certain assumptions the Company considers reasonable as of the date of this Prospectus, actual amounts could differ from those set forth therein. Moreover, no assurance can be given that the anticipated impact of the integration of Stevens upon the Company's financial condition and results of operations as presented in such pro forma information will be as presented. See "Unaudited Pro Forma Combined Financial Information."


RISKS RELATING TO THE AIRLINE INDUSTRY

         Developments in the airline industry may result in a decrease in the price or number of tickets the Company sells. See "Business--Competition." Concerns about passenger safety may result in a decrease in passenger air travel and a consequent decrease in the number of tickets the Company sells. There can be no assurance that any such developments will not occur or that the Company will not be adversely affected by any such decrease in the level of passenger air travel.

DEPENDENCE ON SABRE SYSTEM

         The Company's ability to quote air travel ticket prices, make reservations and sell tickets is dependent upon the performance of the SABRE electronic travel reservation system. If the SABRE system were to cease functioning, the Company would not be able to conduct operations until a replacement system were installed and became operational. There can be no assurance that a replacement system could be obtained or, if obtained, installed in time to successfully continue operations. During any interruption in the operation of SABRE, the Company would lose revenues. Other travel agencies using other travel reservation systems would not be subject to such interruption of their operations, and the Company may lose market share to such competitors. Upon the interruption of the operation of the SABRE system, the Company could decide to commence operations with another travel reservation system. See "Business--SABRE technology." Such a change in reservation systems could incur substantial expenses for acquiring the right to use such system and retraining its reservation agents. In addition, any impairment of the SABRE system which does not cause it to cease operations could, nevertheless, adversely affect the quality of the Company's services, resulting in lost revenues or market share and could require the Company to subscribe to a different travel reservation system.

DEPENDENCE UPON KEY PERSONNEL

         The success of the Company is substantially dependent upon the continuing services of Mark D. Mastrini, Jerrold B. Sendrow and Biaggio Bellizzi, as well as other key personnel. While the Company has employed a number of executives with industry experience, the loss of Messrs. Mastrini, Sendrow or Bellizzi could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not maintain life insurance policies on the lives of Messrs. Mastrini, Sendrow or Bellizzi. See "Management."

RISKS RELATING TO INTELLECTUAL PROPERTY

         The Company markets its services in the United States under the names, "1-800-LOW-AIR-FARE," "1-800-FLY-4-LESS" and "1-888-999-VUELA."
"1-800-FLY-4-LESS," together with its logo, is a federally registered service mark in the name of the Company. The Company has filed an application to register the "1-800-LOW-AIR-FARE" name and logo and the Spanish language name, "1-888-999-VUELA," as federal service marks with the U.S. Patent and Trademark Office. There can be no assurance that such service marks will issue or of the effect such failure might have on the Company.

CONTROL BY EXISTING STOCKHOLDERS

         Following the completion of this Offering, the existing stockholders of the Company will own in excess of 50% of the outstanding shares of Common Stock. As a result, these persons and entities effectively will be able to control all matters requiring approval of the stockholders of the Company, including the election of the entire Board of Directors. See "Principal Stockholders" and "Description of Securities."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER, BYLAW AND OTHER PROVISIONS

         Certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate") and Amended and Restated Bylaws ("Bylaws") may be deemed to have anti-takeover effects and may discourage, delay, defer or prevent a change in control of the Company. These provisions: (i) divide the Company's Board of Directors into three classes, each of which will serve for different three-year periods; (ii) provide that the stockholders may remove directors from office only for cause and by a supermajority vote; (iii) provide that special meetings of the stockholders may be called only by the Board of Directors or upon the written demand of the holders of not less than fifty percent of the votes entitled to be cast at a special meeting; and (iv) establish certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at annual stockholders' meetings. In addition, certain provisions of the Delaware General Corporation Law also may be deemed to have certain anti-takeover effects. See "Description of Securities--Anti-takeover Effects of Certain Provisions of the Company's Certificate of Incorporation and Bylaws."

PREFERRED STOCK

         The Certificate authorizes the issuance of 1,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could materially adversely affect the voting power or other rights of the holders of Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Securities."

SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this Offering, the Company will have 7,807,129 shares of Common Stock outstanding (8,077,129 if the Representative's over-allotment option is exercised in full), of which 1,800,000 shares of Common Stock are being offered by the Company and 2,580,534 shares of Common Stock are being offered by the Selling Stockholders (the "Registered Shares").

         ____ shares of the previously issued and outstanding Common Stock will become available for resale 90 days after the effectiveness of this Offering, and all of the previously issued and outstanding the Common Stock will become available for resale within 6 months after the effectiveness of this Offering, subject in all events to the provisions of Rule 144 under the Securities Act ("Rule 144"). The holders of 2,334,466 shares, not included in the Registered Shares, have agreed not to Sell such shares for a period of two years after the effectiveness of this Offering.

        The Registered Shares will be freely transferable and tradable in the United States (except by "affiliates" of the Company) without restrictions or further registration under the Securities Act, immediately upon the effectiveness of this Offering. However, (i) holders of 175,000 Registered Shares have agreed not to offer, sell or otherwise dispose of ("Sell") such Registered Shares for a period of 30 days after the effectiveness of this Offering, (ii) the holders of 665,000 Registered Shares have agreed not to sell such shares for a period of 180 days after the date of this Prospectus, and
(iii) holders of 102,000 Registered Shares have agreed not to Sell such shares for a period of one year after the effectiveness of this Offering.

         The Company is unable to predict the effect, if any, that sales of the Registered Shares or sales of shares under Rule 144 (or the potential for such sales) or otherwise may have on the market price of the Common Stock prevailing from time to time. Future sales of substantial amounts of Common Stock in the public market could impair the Company's ability to raise capital through an offering of securities and may adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale."

ARBITRARY OFFERING PRICE AND EXERCISE PRICE OF WARRANTS

         The public offering price of the Common Stock and the Warrants and the exercise price of the Warrants, as well as the exercise price of the warrants underlying the Representative's Warrant, have been determined solely by negotiations between the Company and the Representative. Among the factors considered in determining these prices were the Company's current financial condition and prospects and the general condition of the securities market. However, the public offering price of the Common Stock and the Warrants and the exercise price of the Warrants and the warrants underlying Representative's Warrant do not necessarily bear any relationship to the Company's assets, book value, earnings or any other established criterion of value. See "Underwriting."

DILUTION

         Assuming an initial offering price of $5.00 per share, investors purchasing shares of Common Stock in this offering will experience immediate dilution of $4.18 per share. See "Dilution." The Merger Agreement with Stevens provides that under certain circumstances the Company shall issue additional shares of Common Stock to the sole shareholder of Stevens on the second anniversary of the closing of the Offering. If the current market value on such date of the Common Stock issued to Stevens' sole shareholder on the closing of the Offering (the "IPO Share Value") is less than $2,571,429 million, then the Company shall issue to Stevens' sole shareholder additional shares of Common Stock with a current market value on such date equal to the difference between the IPO Share Value and $2,571,429 million. The IPO Share Value includes the aggregate amount of cash and the fair market value of any other assets received in connection with the sale of any Common Stock issued to Stevens' sole shareholder on the Closing. See "The Stevens Merger."

NECESSITY TO MAINTAIN CURRENT PROSPECTUS AND REGISTRATION STATEMENT

         The Company must maintain an effective registration statement on file with the Commission before any Warrant may be redeemed or exercised. It is possible that the Company may be unable to cause a registration statement covering the Common Stock underlying the Warrants to be effective. It is also possible that the Warrants could be acquired by persons residing in states where the Company is unable to qualify the Common Stock underlying the Warrants for sale. In either event, the Warrants may expire, unexercised, which would result in the holders losing all the value of the Warrants.

STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS

         Holders of the Warrants have the right to exercise the Warrants only if the underlying shares of Common Stock are qualified, registered or exempt from registration under applicable securities laws of the states in which the various holders of the Warrants reside. The Company cannot issue shares of Common Stock to holders of the Warrants in states where such shares are not qualified, registered or exempt. The Company has undertaken, however, to qualify the Warrants for listing on the Boston Stock Exchange which provides for blue sky registration in over 20 states. See "Description of Securities-- Warrants."

REDEEMABLE WARRANTS AND IMPACT ON INVESTORS

         The Warrants are subject to redemption by the Company in certain circumstances. The Company's exercise of this right would force a holder of a Warrant to exercise the Warrant and pay the exercise price at a time when it may be disadvantageous for the holder to do so, to sell the Warrant at the then current market price when the holder might otherwise wish to hold the Warrant for possible additional appreciation, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrant in the event of a call for redemption. Holders who do not exercise their Warrants prior to redemption by the Company will forfeit their right to purchase the shares of Common Stock underlying the Warrants. The foregoing notwithstanding, the Company may not redeem the Warrants at any time that a current registration statement under the Securities Act covering the sale of the shares of Common Stock issuable upon exercise of the Warrants is not then in effect. See "Description of Securities--Warrants."

REPRESENTATIVE'S POTENTIAL INFLUENCE ON THE MARKET

         Although the Representative has advised the Company that it intends to make a market in the Common Stock and the Warrants, it will have no legal obligation to do so. The prices and the liquidity of the Common Stock and the Warrants may be significantly affected by the degree, if any, of the Representative's participation in the market. No assurance can be given that any market making activities of the Representative, if commenced, will be continued. See "Underwriting."

POSSIBLE APPLICABILITY OF RULES RELATING TO LOW-PRICED STOCKS OR "PENNY STOCK"; POSSIBLE FAILURE TO QUALIFY FOR BOSTON STOCK EXCHANGE OR NASDAQ SMALLCAP MARKET LISTING

         The Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. While the Company anticipates that the price at which the shares of Common Stock offered to the public pursuant to this Offering will be equal to or in excess of $5.00, the Warrants offered hereby will initially be "penny stocks" and become subject to rules that impose additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors, unless the Common Stock and the Warrants are listed on the Boston Stock Exchange. There can be no assurance that the Company will be able to satisfy the listing criteria of the Boston Stock Exchange or that the Common Stock or the Warrants will trade for $5.00 or more per security after the Offering. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell the Company's securities and may affect the ability of purchasers in this Offering to sell the Company's securities in a secondary market.

         Although the Company has applied for listing of the Common Stock and the Warrants on the Boston Stock Exchange and the Nasdaq SmallCap Market, there can be no assurance that such application will be approved or that a trading market for the Common Stock and the Warrants will develop or, if developed, will be sustained. Furthermore, there can be no assurance that the securities purchased by the public hereunder may be resold at their original offering price or at any other price.

         In order to qualify for initial listing on the Boston Stock Exchange, a company must, among other things, have at least $3,000,000 in total assets (of which $2,000,000 are tangible assets), a public float of at least 750,000 shares (with an aggregate value of at least $1,500,000), a minimum of 600 beneficial public stockholders owners (exclusive of affiliates) and a minimum bid price for its securities of $2.00 per share. For continued listing on the Boston Stock Exchange, a company must maintain a public float of 150,000 shares (having a value of at least $500,000) and $1.0 million in total assets, 250 beneficial public stockholders, and stockholders' equity of $500,000. The failure to meet these and other maintenance criteria in the future may result in the discontinuance of the listing of the Common Stock and Warrants on the Boston Stock Exchange.

         In order to qualify for initial listing on the Nasdaq SmallCap Market, a company must, among other things, have at least $4,000,000 in total assets, $2.0 million of total capital and surplus, $1.0 million "public float," and a minimum bid price for its securities of $3.00 per share. For continued listing on the Nasdaq SmallCap Market, a company must maintain a $200,000 market value of the public float, $2.0 million in total assets and $1.0 million in total capital and surplus. In addition, continued inclusion requires two market makers and a minimum bid of $1.00 per share. The failure to meet these maintenance criteria in the future may result in the discontinuance of the listing of the Common Stock and Warrants on the Nasdaq SmallCap Market.

         If the Company is or becomes unable to meet the listing criteria (either initially or on a continued basis) of the Boston Stock Exchange or the Nasdaq SmallCap Market and is never traded or becomes delisted therefrom, trading, if any, in the Common Stock and the Warrants would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or, if then available, the "Electronic Bulletin Board" administered by the National Association of Securities Dealers, Inc. (the "NASD"). In such event, the market price of the Common Stock and the Warrants may be adversely impacted. As a result, an investor may find it difficult to dispose of or to obtain accurate quotations as to the market value of the Common Stock and the Warrants.

EXERCISE OF REPRESENTATIVE'S PURCHASE WARRANTS

         In connection with this Offering, the Company will sell to the Representative, for nominal consideration, a Representative's Warrant to purchase 180,000 shares of Common Stock and 180,000 Warrants from the Company. The Representative's Warrant will be exercisable for a four-year period commencing one year from the effective date of this Offering at an exercise price of 120% of the price at which the Common Stock and Warrants are sold to the public, subject to adjustment. The Representative's Warrant may have certain dilutive effects because the holders thereof will be given the opportunity to profit from a rise in the market price of the underlying shares with a resulting dilution in the interest of the Company's other shareholders. The terms on which the Company could obtain additional capital during the life of the Representative's Warrant may be adversely affected because the holders of the Representative's Warrant might be expected to exercise them at a time when the Company would otherwise be able to obtain comparable additional capital in a new offering of securities at a price per share greater than the exercise price of the Representative's Warrant.

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF SECURITIES PRICES

         Prior to this Offering, there has been no public market for the Common Stock or the Warrants. Although the Company has applied to list the Common Stock and the Warrants on the Boston Stock Exchange and the Nasdaq SmallCap Market, there can be no assurance that a regular trading market will develop (or be sustained, if developed) for the Common Stock or the Warrants upon completion of this Offering, or that purchasers will be able to resell their Common Stock or Warrants or otherwise liquidate their investment without considerable delay, if at all. Recent history relating to the market prices of newly public companies indicates that, from time to time, there may be significant volatility in their market price. There can be no assurance that the market price of the Common Stock or the Warrants will not be volatile as a result of a number of factors, including the Company's financial results or various matters affecting the stock market generally.

NO DIVIDENDS

         The Company has not declared or paid any cash dividends on its Common Stock since its inception. The Company currently intends to retain all earnings for the operation and expansion of its business and does not anticipate paying any dividends in the foreseeable future. See "Dividend Policy."

FORWARD-LOOKING STATEMENTS

         This Prospectus includes "forward looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. The actual results of the Company may differ significantly from the results discussed in such forward-looking statements. Certain factors that might cause such differences include, but are not limited to, the factors discussed in this "Risk Factors" section. The safe harbors contained in Section 27A of the Securities Act and Section 21E of the Securities Act, which apply to certain forward-looking statements, are not applicable to this Offering.

                               THE STEVENS MERGER

         On November 11, 1996, the Company entered into an Agreement and Plan of Merger with The Joseph Stevens Group, Inc. and its sole shareholder which Agreement was amended and restated in its entirety effective May 30, 1997. Pursuant to the Merger Agreement, as amended and restated (the "Merger Agreement"), upon the closing of the Offering, (i) Stevens will be merged with and into the Company, with the Company as the surviving corporation and (ii) the Company will issue an aggregate of 300,000 shares of Common Stock to Steven's sole stockholder in exchange for all of the outstanding capital stock of Stevens plus such additional shares of Common Stock as may be issued pursuant to make-whole provisions contained in the Merger Agreement. The Merger Agreement also provided for the escrow of the Company's cash in the amount of $46,665 and the issuance by the Company of a promissory note in the amount of $1,578,335 payable fifteen days after the date of this Prospectus. Upon consummation of this Offering, such cash and promissory note will be released to the sole shareholder of Stevens. The Merger Agreement also provides that if on the second anniversary of the date of the closing of this Offering the value of the portion of the 300,000 shares issued to the Stevens' shareholder, then held by the Stevens' shareholder, together with the fair market value of any consideration received in exchange for the shares no longer held by the Stevens' shareholder, is less than $2,571,429, the Company shall issue to the Stevens' shareholder such number of shares of the Company's Common Stock, based upon its then bid price, as is necessary to make-up any such deficiency.

         Stevens provides airline tickets for domestic and international travel to consumers through its "1-800-FLY-4-LESS" (1-800-359-4537) toll-free number. Stevens' 50 reservation agents provide reservations for airline tickets out of its reservation center in San Diego, California. The principal assets of Stevens are its federally registered service mark, "1-800-FLY-4-LESS," and the related toll-free telephone number, "1-800-359-4537," through which customers call its reservation center located in San Diego, California.

         In connection with the Merger Agreement, the Company and Stevens entered into an Interim Operating Agreement pursuant to which the Company has been operating Stevens' business effective January 1, 1997, until the closing of the Offering. In connection therewith, Stevens granted to the Company a license to use its service mark and toll free number, and the Company leased Stevens' equipment and reservation center for the period from January 1, 1997, until the closing of the Offering. In anticipation of the consummation of the Merger, the Company replaced Stevens' former reservation system with the Company's Turbo SABRE system and replaced Stevens' management with the Company's management. Upon consummation of the Offering, the Company's Tampa and San Diego reservation systems will continue to operate with the Company's Turbo SABRE system and under the Company's management. See "Business Operations."

                                USE OF PROCEEDS

         The net proceeds to be received by the Company from the sale of the Common Stock and Warrants offered hereby (assuming an initial public offering price of $5.00 per Share and $.125 per Warrant) are estimated to be approximately $7,577,750 (approximately $8,781,613 million if the Underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds of the Offering as follows:

                                                                                              PERCENT OF
                            USE                                   DOLLAR AMOUNT             NET PROCEEDS
                            ---                                   -------------             ------------
Payment of note issued in connection with the
  redemption of 250,000 shares of Common Stock ............        $1,000,000                   13.20%
Redemption of 540,029 shares of Common Stock ..............         2,000,000                   26.40%
Repay note issued in connection with the Stevens
  Merger...................................................         1,578,335                   20.83%
Repay note to Perry Trebatch...............................           250,000                    3.30%
Training reservation agents................................         1,200,000                   15.84%
Advertising................................................         1,000,000                   13.20%
Property and Equipment.....................................            50,000                     .64%
Working capital............................................           499,415                    6.59%

         $1,000,000 of the net proceeds will be used to retire the Company's promissory note in such amount issued as consideration for the redemption of 250,000 shares formerly held by a stockholder of the Company. Such note was issued on June __, 1997, bears no interest and is due on the fifth day after the closing of this Offering.

         Approximately $2,000,000 of the net proceeds will be used to redeem 540,029 shares of the Company's Common Stock currently held by two stockholders.

         Approximately $1,578,335 of the net proceeds will be used to retire the Company's promissory note issued to the sole shareholder of Stevens in connection with the Merger, bearing interest at the prime rate reported in The Wall Street Journal as the base rate on corporate loans posted by at least 75% of the 30 largest banks in the United States (___ % at _________, 199__), and the principal and accrued and unpaid interest of which is payable on the 20th day after the closing of the Offering.

         Approximately $250,000 of the net proceeds will be used to retire the Company's promissory note to one of its stockholders in the principal amount of $225,000, bearing interest at the rate of 18% per annum, and the principal and accrued and unpaid interest of which is payable on July 31, 1997. If such note is not paid on its due date, it will become payable in twelve equal monthly installments commencing August 1, 1997. See "Certain Transactions."

         Approximately $1.2 of the net proceeds will be used to support the Company's training program for reservation agents. Approximately $1,000,000 of the net proceeds will be used for advertising and marketing purposes. The Company expects that with the proceeds of this Offering it will begin to expand its marketing programs beyond Yellow Pages Directories into selected print and media outlets.

         Approximately $50,000 of the net proceeds will be used to purchase property and equipment. Inasmuch as the Company's facilities are currently state-of-the art, it currently anticipates that it will spend only a small portion of the Offering proceeds to maintain its plant and equipment.

         The Company expects to use the approximately $499,415 balance of the net proceeds for working capital and general corporate purposes.

         Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-terms interest-bearing investments.


                                DIVIDEND POLICY

         To date, the Company has neither declared nor paid any dividends on its Common Stock nor does the Company anticipate that such dividends will be paid in the foreseeable future. Rather, the Company intends to retain any earnings to finance the growth and development of its business. Any payment of cash dividends on its Common Stock in the future will be dependent, among other things, upon the Company's earnings, financial condition, capital requirements and other factors which the Board of Directors deems relevant.

                                 CAPITALIZATION

         The following table sets forth (i) the capitalization of the Company at March 31, 1997, (ii) the Pro Forma capitalization of the Company as of such date after giving effect to the Stevens Merger, and (iii) the Pro Forma capitalization of the Company as of such date after giving effect to the Stevens Merger and the sale by the Company of 1,800,000 shares of Common Stock and 1,800,000 Warrants offered hereby at an assumed initial public offering price of $5.00 per share of Common Stock and $0.125 per Warrant (after deduction of the underwriting discount and estimated offering expenses) and the application of the net proceeds as described under "Use of Proceeds." This table should be read in conjunction with Financial Statements of the Company, the Predecessor Business and Stevens, including notes thereto, included elsewhere herein.



                                                                                          March 31, 1997
                                                                                         -----------------
                                                                                                            Pro Forma
                                                                               Actual(1)    Pro Forma(2)   As Adjusted(3)
                                                                               ---------    ------------   --------------
Current Maturities of
  long term debt ............................................................  $   280,750        280,750           --
Long-term debt ..............................................................       30,000      1,608,000           --
                                                                               -----------    -----------    -----------
                                                                                   310,750      1,888,750           --
                                                                               ===========    ===========    ===========


Preferred stock--$.01 par value; 1,000,000 shares
   authorized, none issued or outstanding ...................................         --             --             --

Common stock--$.01 par value; 20,000,000 shares authorized, 5,951,209 shares issued and outstanding, 6,251,209 shares issued and
  outstanding Pro Forma  and 7,261,180 shares outstanding Pro Forma, As
  Adjusted (4). .............................................................       59,512(4)      62,512(5)      80,512(5)




Additional Paid-In Capital...................................................    4,976,259      6,285,845     13,845,595

Stock Subscriptions Receivable...............................................      (32,296)       (32,296)       (32,296)


Retained Deficit.............................................................   (3,654,684)    (3,654,684)    (3,654,684)
                                                                               -----------    -----------    -----------
Total Stockholders' Equity...................................................    1,348,791      2,661,377     10,239,127
                                                                               -----------    -----------    -----------

            Total capitalization.............................................    1,659,541      4,550,127     10,239,127
                                                                               ===========    ===========    ===========

-------------------------

(1) Reflects the actual short-term and long-term indebtedness and capitalization of the Company without giving effect to the Stevens Merger or the Offering contemplated hereby.

(2) Reflects the pro forma short-term and long-term indebtedness and capitalization of the Company after giving effect to the consummation of the Stevens Merger as if it occurred on March 31, 1997.

(3) Reflects the pro forma short-term and long-term indebtedness and capitalization of the Company after giving effect to the Stevens Merger as adjusted to give effect to the consummation of the Offering and the application of the estimated net proceeds as described under "Use of Proceeds."

(4) Excludes (i) 300,000 shares of Common Stock issued in connection with the Stevens Merger, (ii) 300,000 shares issuable upon exercise of options granted to one of the Company's lender and (iii) 50,000 shares of Common Stock issuable upon exercise of stock options granted pursuant to the Company's 1997 Stock Option Plan, (iv) the 1,800,000 shares of Common Stock issuable upon the exercise of the Warrants offered hereby and (v) the 360,000 shares of Common Stock issuable upon exercise of the Representative's Warrant and the Warrants therein.

(5) Excludes (i) 300,000 shares issuable upon exercise of options granted to one of the Company's lenders and (ii) 50,000 shares of Common Stock issuable upon exercise of stock options granted pursuant to the Company's 1997 Stock Option Plan, (iii) the 1,800,000 shares of Common Stock issuable upon the exercise of the Warrants offered hereby and (iv) the 360,000 shares of Common Stock issuable upon exercise of the representative's Warrant and the Warrants therein.

                                    DILUTION

         The difference between the initial public offering price per share of Common Stock and the pro forma net tangible book value per share after this Offering constitutes the dilution to investors in this Offering. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock.

         At March 31, 1997, the pro forma net tangible book value of the Company was $(985,384) or $(.16) per share, after giving effect to the consummation of the Stevens Merger and the issuance of 300,000 shares of Common Stock in connection therewith. Without taking into account any changes in net tangible book value attributable to operations after March 31, 1997, other than the issuance and sale by the Company of 1,800,000 shares of Common Stock offered hereby at an assumed public offering price of $5.00 per share and 1,800,000 Warrants offered hereby at the assumed offering price of $.125 per Warrant, and the application of the net proceeds as described under "Use of Proceeds," the pro forma net tangible book value of the Company as of December 31, 1997 would have been $6,592,366, or $.82 per share. This represents an immediate increase in net tangible book value of $.98 per share to the existing shareholders and an immediate dilution of $4.18 per share to new investors. The following table illustrates this dilution, on a per share basis:

Assumed initial public offering price of Common Stock ..........................           -   $    5.00

     Net tangible book value as of March 31, 1997 ..............................   $     .00

     Pro forma net tangible book value after giving effect to the Stevens Merger        (.16)
     Increase in net tangible book value attributable to new investors .........         .98

Pro forma net tangible book value after offering ...............................                     .82

                                                                                                --------
Total dilution to new investors ................................................                $   4.18
                                                                                                ========

         If the Representative's over-allotment option is exercised in full, the pro forma net tangible book value of the Company as of March 31, 1997 will be $7,796,229, or $ .94 per share. This represents an immediate increase in net tangible book value of $1.09 per share to the existing shareholders and an immediate dilution of $4.07 per share to new investors.

         The following table summarizes, as of March 31, 1997, the total number of shares of Common Stock purchased from the Company, the aggregate consideration paid and the average price per share paid (assuming an initial public offering price of $5.00 per share) by the existing shareholders and the new investors.

                                            SHARES PURCHASED            TOTAL CONSIDERATION
                                      ----------------------------   --------------------------   AVERAGE PRICE
                                         NUMBER         PERCENT         AMOUNT        PERCENT       PER SHARE
                                      -------------   ------------   ------------   -----------   --------------

Existing Shareholders...............      6,251,209          77.6%      2,481,404         21.6%           $ .40
New Investors.......................      1,800,000          22.4%      9,000,000         78.4%           $5.00
                                      -------------   ------------    -----------   -----------           -----
   Total............................      8,051,209           100%    $11,481,404          100%           $1.43
                                      =============   ============    ===========   ===========           =====

--------------------

(1) The computation in both of the foregoing tables assume no exercise of the Representative's Warrant. See "Description of Securities."

         If the Underwriters' over-allotment option is exercised in full, the new investors will have paid $10,608,750 for 2,070,000 shares of Common Stock, representing 60.7% of the total consideration for 15.4% of the total number of shares outstanding.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following is a discussion and analysis of the financial condition and results of operations of the Company and should be read in conjunction with the financial statements of the Company and related notes thereto included elsewhere in this Prospectus.

OVERVIEW

         The Company operates as a telemarketing travel agency, providing air transportation reservation services for domestic and international travel to customers through its easy to remember, toll-free numbers. The Company strives to provide its customers with the lowest-priced airfare available for a particular travel route at the time of reservation by utilizing the SABRE travel reservation system.

                  The Company was formed in November 1995 to acquire certain assets of and assume certain liabilities of 1-800- Low Airfare, Inc. (the "Predecessor Business"). The acquisition was consummated on December 1, 1995. The Predecessor Business had commenced operations in 1993. To expand its operations, in November 1996 the Company entered into a Merger Agreement with Stevens and its sole shareholder. Stevens is one of the largest independent travel agencies in the United States specializing in the telemarketing of airline tickets. Pursuant to the Merger Agreement, simultaneously with the closing of this Offering, Stevens will be merged with and into the Company, with the Company as the surviving corporation.

                  The Company's operating revenues presently consist, and for the immediate future will continue to consist, principally of (i) commissions on air travel tickets; (ii) override commissions on air travel tickets booked on airlines with which the Company has override agreements; (iii) segment incentives under the Company's agreement with SABRE; (iv) co-op promotions with suppliers of travel related products and services; and (v) service fees charged to customers.

                  The Company's revenues are a function of the number and price of the tickets its sells and the percentage of the price of such tickets it retains as commissions and override commissions, as well as on the service charge imposed on customers. Although the Company entered into its first override agreement in December 1995, it only began to achieve the volume necessary to benefit from these agreements in the third quarter of 1996. The Company entered into an agreement with the TWA Discounter on March 1, 1996. As a result of its override agreements and its agreement with the TWA Discounter, the Company is able to charge its customers a $10 or $20 service charge, depending on the price of the ticket, while still offering low priced tickets. The Company only began to impose this service charge in January 1997.

                  The Company anticipates that as the volume of tickets sold increases and the proportion of tickets sold which are subject to an override agreement increases, the percentage of the price of the tickets sold retained by the Company will increase. Set forth below are the gross dollar amounts of the reservations booked and commissions received for the periods indicated.



                           Eleven Months                              Quarter
               Year Ended     Ended      Month Ended    Year Ended     Ended
              December 31, November 30,  December 31,  December 31,  March 31,
                 1994         1995           1995         1996          1997
              ------------ ------------- ------------  ------------  ---------
Revenues
(including
override)     $  622,017  $1,090,938    $  133,970    $ 3,235,777   $ 1,639,196
Gross
Reservations   5,294,310   9,647,090     1,609,426     23,590,782    11,165,266


                  The Company's operating expenses include primarily those items necessary to advertise its services, maintain and staff its travel reservation centers, including payroll, commissions and benefits; telephone; general and administrative expenses, including rent and computer maintenance fees; and, to date, interest, fees and expenses associated with the Company's financing activities.

RESULTS OF OPERATIONS

                  For purposes of the discussion below, the results of operations of the Predecessor Business for the period from January 1, 1995, through November 30, 1995, have been combined with the results of operation for the Company for the month of December 1995.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

                  Revenues for the year ended December 31, 1996 ("Fiscal '96") increased 164% to $3,235,777 compared to $1,222,683 for the year ended December 31, 1995 ("Fiscal '95"). The increased revenues reflect the growing consumer awareness of the services provided by the Company and an increase in the volume of calls handled as a result of the growth in the number of the Company's telephone reservation agents from approximately 13 as of December 31, 1995, to 150 as of December 31, 1996.

                  Operating expenses for Fiscal '96 increased 81% to $6,457,046 compared to $3,572,574 for Fiscal '95. The increase in operating expenses resulted primarily from an increase in the Company's payroll, commissions and employee benefits expenses, which increased 92% to $2,490,770 in Fiscal '96 from $1,291,007 in Fiscal '95. Consistent with the increase in the volume of tickets sold by the Company, the Company also recorded increases in its telephone and ticket delivery expenses, though these increases were not proportional with the increase in the Company's volume. Also contributing significantly to the increase in the Company's operating expenses was an increase in the Company's interest expense by 544% to $1,114,298 in Fiscal '96 from $172,874 for Fiscal '95. A portion ($1,047,093) of the interest expense incurred during Fiscal '96 represents share issued as compensation for loans made to the Company.

                  During 1996 the Company's operating loss, net of interest changes resulting from shares, was $2,161,566 as compared to an operating loss
of $2,303,925 for Fiscal '95.   The consistency of the Company's operating loss
reflects the fact that while the volume of business increased, the Company's operating expenses, inclusive of interest charges, increased by an approximately equal amount.

LIQUIDITY AND CAPITAL RESOURCES

                  The Company commenced operations in December 1995 upon the acquisition of certain assets of the Predecessor Business for $1,407,008 of which $10,000 was paid in cash, $90,000 was paid by the delivery of the Company's Promissory Note; $720,480 was satisfied through the issuance of 600,400 shares of the Company's Common Stock and $586,528 was satisfied through the assumption of certain liabilities of the Predecessor Business. In addition, the Company agreed to issue 300,000 shares of its Common Stock to creditors of the Predecessor Business which elected to convert their claims against the Predecessor Business into stock at the rate of $10.00 per share. Pursuant to this Agreement, during Fiscal '96 the Company issued 153,934 shares of Common Stock to creditors of the Predecessor Business and 146,066 shares of its Common Stock to the Predecessor Business.

                  To date the Company has financed its operations from capital contributions, net of related expenses, in the amount of $2,455,902; loans in the amount of $310,750; and through services provided by certain vendors to be paid out of future revenues. The Company, including its Predecessor, used $1,293,714 in operating activities in Fiscal '95 and $1,095,150 for operating activities in Fiscal '96. The decrease in cash used in operating activities reflects the fact that a significant portion of the Company's interest expense incurred during Fiscal '96 was satisfied through the issuance of shares of the Company's Common Stock. The Company anticipates that it will continue to use cash in its operating activities for the immediate future.

                  During Fiscal '96 the Company's capital expenditures were approximately $371,000 primarily for leasehold improvements. Because the Company's computers and telephone switching equipment are already in place, the Company does not anticipate substantial capital expenditures during the current fiscal year.

QUARTER ENDED MARCH 31, 1997 COMPARED TO QUARTER ENDED MARCH 31, 1996

                  Revenue for the quarter ended March 31, 1997 increased 350% to $1,639,196 compared to $364,393 for the quarter ended March 31, 1996. The increase in revenue was the direct result of the increase in gross reservations booked of 195% in the quarter ended March 31, 1997 ($11,165,266) as compared to the quarter ended March 31, 1996 ($3,779,151). Approximately $5,858,000 of the gross reservation increase is applicable to the assumption of the operations of the Joseph Stevens Group, Inc. ("Stevens") in January 1997. In addition to the increase in revenue applicable to increased gross reservations, the commissions and fees earned increased to 14.7% of gross reservations for the quarter ended March 31, 1997 compared to 9.6% for the quarter ended March 31, 1996. This 53% increase in commissions and fee rates is the result of volume incentives provided by the airlines.

                  Operating expenses for the quarter ended March 31, 1997 increased 50% to $1,911,379 compared to $1,275,119 for the quarter ended March 31, 1996. The operating expenses did not increase proportionate to revenues due to the fact that many expenses remain constant over broad ranges of revenue (i.e. office rent, utilities, management wages, etc.) and a new agreement with telephone service provider helped control the telephone expense. Interest expense declined by $218,000 in the quarter ended March 31, 1997 as compared to the quarter ended March 31, 1996, due to the fact that no penalty interest was due on outstanding notes at March 31, 1997.

                  During the quarter ended March 31, 1997 the Company's operating loss declined to $315,427 from $1,175,175 for the quarter ended March 31, 1996. This decline was the result of revenue increasing faster than related expenses plus the decline in the interest expense.

LIQUIDITY AND CAPITAL RESOURCES

                  The Company used $288,159 of cash in operating activities during the quarter ended March 31, 1997 and used $757,566 of cash flows in operating activities during the quarter ended March 31, 1996. The 1996 operating activity use of cash was financed by the borrowing of $125,000 and the sale of common stock of $983,550. In subsequent quarters of 1996 the Company raised an additional $1,497,854 which was used to finance additional loss of cash flows from operating activities for the last three quarters of 1996 and the first quarter of 1997.

                   In 1996 the Company's capital expenditures were $46,703. Because the Company's computers and telephone switching equipment are already in place, the Company does not anticipate substantial capital expenditures in the future.

                  The Company anticipates that approximately $499,415 of the net proceeds of this Offering will be available to be used as working capital. In addition, approximately $1,200,000 of such net proceeds will be used to train reservation agents which should enable the Company to increase the number of calls answered each day and, consequently, the Company's revenues. In addition the Company intends to use $1,000,000 to expand its marketing activities to increase consumer awareness of its services. If the Company's revenues continue to increase as currently anticipated, the Company should not require any additional capital beyond that provided by this Offering to achieve its current business plans. If, however, the Company were to seek to expand its operations through acquisitions, the Company could require capital beyond that provided by this Offering. There can be no assurance that such capital will be available, or, if available, on terms acceptable to the Company.

                                    BUSINESS

         The Company is among the 100 largest independent travel agencies in the United States. The Company provides low-priced airline tickets for domestic and international travel to its customers through its easy-to-remember, toll-free numbers "1-800-LOW-AIR-FARE" (1-800-569-2473) and "1-800-FLY-4-LESS"
(1-800-359-4537). The Company has 150 reservation agents and operates 365 days a year out of the Company's reservation centers in Tampa, Florida and San Diego, California. The Company strives to provide its customers with the lowest-priced airfare available for a particular travel route at the time of reservation by utilizing the SABRE travel reservation system. The SABRE system maintains over 50 million airfares, including those of all major U.S. and international commercial airlines, and is updated throughout the day to reflect the airlines' latest ticketing information. The Company estimates it receives an average of 20,000 calls per day (including repeat calls from callers unable to be serviced or calling to confirm reservations), of which the Company has the current capacity to answer only approximately 6,000. The Company has increased the number of its reservation agents from 13 in 1995 to 150 presently. The Company intends to use approximately $1.2 million of the proceeds of this Offering to expedite the training of additional reservation agents.

         The Company's operations generate revenues principally from (i) the commissions on air travel tickets, (ii) override commissions on air travel tickets the Company books on Continental, United, Northwest, TWA, Carnival, America West, America Trans Air, Trans Brazil, Mexicana and Korean airlines,
(iii) segment incentives under its contract with SABRE, (iv) co-op promotions with other suppliers of travel-related products and services, such as long-distance telephone companies, car rental companies and hotels, and (v) service fees that it charges its customers.

         The Company markets its services primarily by advertising in approximately 270 Yellow Pages directories covering a total population of over 133 million people in those standard metropolitan areas in the continental United States ("SMA's") with populations whose general travel profiles are attractive to the Company. The Company also maintains a home page on the World Wide Web (www.lowairfare.com) which enables its customers to access its customized Turbo SABRE system through their personal computers.


INDUSTRY OVERVIEW

         The travel industry is one of the world's largest industries, with $3.4 trillion in sales in 1994 according to the World Travel Organization (the "WTO"). According to the Travel Weekly 1996 U.S. travel agency survey (the "Travel Weekly Survey"), revenues for U.S. travel agencies in 1995 exceeded $100 billion, representing an increase of almost 100% since 1985 and 9% since 1993. The Air Transport Association (the "ATA") projects that 800 million U.S. passengers will purchase airline tickets in the year 2005. The Company believes that approximately 60% of the U.S. market for air travel is booked through travel agencies rather than directly through air carriers.

         The U.S. travel agency industry is a highly fragmented industry comprised of numerous small agencies, but trending towards large volume agencies, according to the Travel Weekly Survey. In contrast to 1985, when small agencies (those reporting between $1 million and $5 million in annual sales) were responsible for 62% of all U.S. travel agency revenues, in 1995 such agencies were responsible for only 41% of all U.S. travel agency revenues.

         The Company believes that only one other travel agency operates in a manner similar to the Company by emphasizing low-cost airfare, nationally advertising toll-free telephone numbers that spell out their respective advertising slogans and processing calls on such numbers at centralized reservation centers. The Company believes that operating in such manner distinguishes the Company and its competitor from other travel agencies as "telemarketing travel companies."

OPERATING STRATEGY

         The Company's operating strategy is to (i) strive to provide its customers with the lowest-priced airfare available for a particular travel route at the time of reservation on those airlines whose tickets the Company sells, (ii) focus on consumer air travel, which the Company believes is the most profitable segment of the travel industry, (iii) provide convenient, quick service to its customers, (iv) maintain low operating costs by utilizing only two operating facilities, (v) use state-of-the-art technology to maximize operating efficiencies, (vi) constantly review and update its relationships with major airlines and SABRE to obtain favorable commission structures, and
(vii) provide incentives to its sales force through a performance-based compensation structure. The Company believes that this strategy distinguishes it from most travel agencies in the United States, and that significant internal growth opportunities exist as (x) customers' demand for low-price air travel remains unsatisfied through traditional sources and (y) technological developments in the area of information processing enable increasingly efficient global distribution of travel information.

         Low-Priced Airfare on Major Airlines

         The Company strives to provide its customers with the lowest-priced airfare available for a particular travel route at the time of the reservation on those airlines whose tickets the Company sells (which includes most major U.S. and international airlines), using the comprehensive ticket information available on its customized Turbo SABRE system. The Company's SABRE system provides the operating reservation agent, within two or three seconds of a request for a particular route, up to 900 ticket options ranked in order of price. The reservation agent can then offer ticket options in ascending order of price until the customer chooses a suitable carrier and departure time. In contrast, airlines typically quote only their own fares and often quote highest fares first to avoid selling the lowest-priced tickets. The Company believes that most travel agents do not offer customers the lowest-priced airfare available because they either lack the technical capability or prefer to sell more expensive tickets and earn larger commissions. In contrast, the Company's operating strategy is based on generating large sales volume rather than on high margins on individual tickets. The Company's customers generally have one objective - lowest-priced airfares. As a result, the Company's strategy allows it to satisfy its customers' demands for low airfares while obtaining higher commissions and additional incentives for higher volumes. The Company believes that its ability to provide low-priced airfare on the airlines whose tickets it sells (which is almost always lower than the lowest fare published by that airline) provides a distinct competitive advantage in attracting and retaining customers.

         Sell Tickets of Almost All Major Airlines

         The Company sells tickets for a large number of major U.S. and international airlines. The Company is authorized to sell tickets on behalf of all major domestic airlines including Continental, United, Northwest, TWA and America West, but not U.S. Airways. To be authorized to sell tickets on behalf of U.S. Airways a travel agent which is not a public company must submit financial statments of its principal shareholders, which the Company is currently unable to do. The Company anticipates that shortly after the closing of this Offering it will become authorized to sell tickets of U.S. Airways.

         Because of Delta Airlines' pricing and commission policies, the volume of Delta tickets sold by the Company is not commensurate with Delta's position in the airline industry. The Company also does not sell tickets on smaller airlines, whose airfares and commission structures do not enable the Company to generate a profit on such sales. Where the fares of such airlines are available on the Company's SABRE system at a lower price, the Company's reservation agents direct the callers directly to such airlines. The Company constantly monitors and periodically revisits its existing relationships with individual airlines, and attempts to establish new relationships with other airlines, as part of its general strategy of keeping abreast of market conditions and industry trends.

         Focus on Consumer Air Travel

         The Company believes that consumer air travel is the most profitable segment of the travel industry, and that it can compete effectively in this segment because of its high technology, telemarketing approach to the consumer air travel business and the resulting efficiencies. The Company considers the consumer market to include any person who pays for his or her own travel expense, regardless of the purpose of the travel, as opposed to business travelers whose employers pay for their travel expenses. However, the Company does sell to certain customers who purchase air travel for business purposes which is paid for by their employers.

         The Company believes that its reservation agents require substantially less time to book reservations because (i) all the information they need is immediately available and the necessary steps can be conducted on their computer screens, and (ii) the Company's services are focused on air travel, which does not require research or follow-up work and can be completed in one phone call, in contrast to the more time-consuming arrangements for hotel and car-rental reservations. Consequently, the Company believes its average reservation agent can book an average of $265 in travel plans for customers per hour, compared to the industry average of $147 per hour. The Company strives to increase this average by rewarding reservation agents with commissions for weekly sales in excess of various levels. In addition, the Company believes that the fact that the majority of the most inexpensive air travel tickets are non-refundable increases the profitability of the consumer air travel market. Over 90% of the Company's ticket sales are non-refundable and, as a result, the value of tickets refunded each week is less than 1% of all tickets sold.

         Convenient Service

         The Company believes that a significant factor in a customer's decision to purchase air travel is the convenience of service. The Company believes that the convenience of its service compares favorably to that of its competitors because (i) its reservation agents provide immediate and comprehensive information, and (ii) if purchased early enough, tickets are delivered the next day. The Company's telemarketing service, coupled with its delivery of each ticket by next-day courier, eliminates the need for customers to visit a travel agency. The Company offers one source for the lowest-priced airfare available, thus eliminating the need for the customer to call several air carriers or travel agents. In addition, the easy-to-remember "1-800-LOW-AIR-FARE" and "1-800-FLY-4-LESS" names and associated numbers, "1-800-569-2473" and "1-800-359-4537" facilitate repeat calls from customers who may call on subsequent occasions from other locations where the area code may be different or where they may not have access to a Yellow Pages directory. See "Growth Strategy--Internal Growth."

         Low Operating Costs

         The Company seeks to have the lowest margin of operating costs in the travel agency industry. The Company minimizes its operating costs by processing all of its customer reservations and purchases through two centralized facilities, rather than duplicating its financial and management resources at a number of locations. Since its customers do not physically visit the Company's reservation centers in Tampa or San Diego, the Company does not need to construct and maintain the more expensive locations that traditional travel agents do. Similarly, the Company does not need to incur the expense of furnishing its reservation facilities to accommodate customers, but rather maintains functional reservation centers geared toward maximizing the number of reservation agents that can operate at any one time. The Company also minimizes its operating costs by basing its marketing strategy on advertising through Yellow Pages directories in those SMA's with populations whose general travel profiles are attractive to the Company, which the Company believes is the most cost-effective method of advertising available. See "--Marketing." The Company also minimizes its costs by contracting for employees at its Tampa reservation center through a professional employee leasing organization. [All] of the Company's workers at the Tampa facility (other than management) are retained on an hourly basis through such services. The Company is responsible for training and supervising the job performance of worksite employees. The Company has determined that it is more economical to contract with employee providers than to employ such hourly workers itself.

         State-of-the-Art Technology

         The Company uses state-of-the-art computer technology available to access all the major U.S. and international air carriers' routes and fares. Each of the Company's reservation agents operates a SABRE computer terminal and headset. The Company has significantly customized the Turbo SABRE system specifically for the Company's specific purposes and uses. As a result, the Company's reservation agents have fewer procedures to master and therefore are trained and become proficient on the Company's reservation system more quickly, thus incurring lower training expenses. In addition, the skills learned by the reservation agents on the Company's Turbo SABRE system are not transferable to other travel agencies, resulting in lower reservation agent turnover.

         Review and Update Relationships with Airlines

         The Company's management constantly reviews and updates its relationship with the major airlines and SABRE in order to obtain a favorable commission structure. The Company believes that as a result of such efforts, the Company has been able to obtain commission structures that are more favorable than those obtained by travel agents generally.
See "-Operations; Standard Commissions" and "-; Override Commissions."

         Employee Incentives

         The Company's reservation agents are organized into teams of approximately 20 reservation agents under one supervisor. The reservation agents earn a base salary and commission, each of which is dependent upon the volume of sales generated by an agent within a moving, historic measuring period. The team supervisors, in turn, are paid based on the average sales of that supervisor's team. The Company believes that this performance based compensation structure enables it to retain and constantly motivate the best-performing reservation agents.

GROWTH STRATEGY

         The Company has a three-point growth strategy:

                  o Internal Growth The Company's Tampa and San Diego reservation centers are currently operating at less than maximum capacity because the Company can add up to 40 reservation agents a month while maintaining the quality of its customer service and operating efficiencies. Consequently, of the 20,000 calls per day (including repeat calls from callers unable to be serviced) the Company estimates it receives on average at both reservation centers, the Company's 150 reservation agents currently can only answer an average of approximately 6,000 calls. As a result, the Company believes it can grow substantially over the next twenty-four months as it adds additional personnel. The Company's Tampa and the San Diego facilities can accommodate a combined total of 1,300 reservation agents working in staggered shifts, or 565 working at any one time. The Company believes that it can achieve substantial growth by increasing the number of its reservation agents and consequently increasing its capacity to process the existing demand by potential customers who call its toll-free numbers daily.

                  o Marketing The Company has already implemented a marketing strategy of focusing on advertising in Yellow Pages directories in the largest SMA's. The Company has advertisements of its "1-800-LOW-AIR-FARE" name and "1-800-569-2473"
                           toll-free number listed in over 236 directories reaching a population of over 88 million people and has entered into agreements for advertising in 73 additional directories reaching a population of over 31 million people. The Company has advertisements of its "1-800-FLY-4-LESS" name and "1-800-359-4537"
                           toll-free number listed in over 115 directories reaching a population of over 102 million people. The Company intends to continue its current strategy of advertising in Yellow Pages, but intends to focus on directories in those SMA's with populations whose general travel profiles are attractive to the Company. Once the Company's ability to satisfy existing customer demand is addressed, the Company anticipates increasing consumer awareness of its easy-to-use, low-priced airfare approach to travel reservations through select print and radio advertising campaigns. See "Business--Marketing."

                  o Strategic Acquisitions The Company believes that opportunities exist for it [to enter new geographic markets and] to expand its market share in existing markets through the acquisition of other telemarketing travel companies with valuable customer lists and intellectual property. The Company expects that such acquisitions would involve the purchase of the relevant names, service marks and telephone numbers, as well as any logos and other identifying features associated with them. The Stevens Merger is an example of one such strategic acquisition. See "The Stevens Merger" and "--Competition."


SERVICES

         The primary service the Company offers to its customers who call its toll-numbers or access its Internet home page is a reservation service for domestic and international flights. The Company strives to provide its customers with the lowest-priced airfare available for a particular travel route at the time of the reservation on those airlines whose tickets the Company sells. The Company's Turbo SABRE system is customized to provide to the reservation agent within two or three seconds up to 900 ticket options, ranked in order of price. Once tickets are purchased, they are printed at the Company's Tampa reservation center and delivered by overnight courier to customers.

         The Company offers its reservation services through approximately 150 reservation agents and supervisors located at the Company's reservation centers in Tampa, Florida and San Diego, California. The reservation centers operate 16 hours a day, 365 days a year. Each reservation agent operates a computer terminal that accesses the SABRE travel reservation and information system. The Company adjusts the number of reservation agents serving customers on an hourly basis. At the peak hours of 11:30 a.m. through 4:30 p.m., Eastern time, the Company has the most reservation agents working. Currently, the average number of agents working during such peak hours is 85. During the hours of 1:00 a.m. through 6:00 a.m., Eastern time, the Company needs the least agents and staffs an average of 17 reservation agents. It is during the peak hours of 11:30 a.m. through 4:30 p.m. that the Company is not able to answer all of the calls it receives.

         Personalized Service

         The Company's customized Turbo SABRE system enables it to retain in its files individual travel preferences for its customers, such as seating, special meals and frequent flier numbers, which are automatically displayed when a customer's identifying information is input. This tailored information program personalizes the reservation process as well as reduces the time required to complete each reservation.

         Corporate Customers

         While the Company's current customers are predominantly individuals and the Company's operating strategy targets the consumer market, the Company offers certain services targeted at corporate customers. These services, however, are designed to be offered during the processing of a single telephone call, as with calls from individual customers. The Company's Turbo SABRE system enables it to program "pop-up-windows" specifying, for each corporate customer, its travel policy, preferred air carrier vendors, specially negotiated rates, handling instructions and emergency procedures. The "pop-up-window" for each corporate customer appears on the terminal screen and guides the reservation agent during the reservation process.

         Repeat Customers

         The Company believes that repeat customers are key to its ability to grow. The Company's "1-800-LOW-AIR-FARE" (1-800-569-2473) number has a rate of repeat customers (meaning customers who purchase at least one more ticket within a year) of approximately 38%, and the Company's "1-800-FLY-4-LESS" (1-800-359-4537) number has a repeat customer rate of approximately 50%. The Company believes that while customers are initially attracted by the low-price airfares made available by the Company, they become repeat customers because of their satisfaction not only with the prices but also the convenience of being able to book their reservations on one relatively brief and toll-free telephone call. The Company believes that it can generate internal growth by obtaining an even larger portion of the travel business of its existing customers and consequently increasing its repeat customer rates.


OPERATIONS

                  The Company's operations generate revenues principally from
(i) the commissions on air travel tickets, (ii) override commissions on air travel tickets the Company books on Continental, United, Northwest, TWA, Carnival, America West, America Trans Air, Trans Brazil, Mexicana and Korean airlines, (iii) segment incentives under the SABRE contract, (iv) co-op promotions with other suppliers of travel-related products and services, such as long-distance telephone companies, car rental companies and hotels, and (v) service fees of $10 or $20 that it charges per ticket. The Company also earns a $5 shipping and handling fee (net of expenses) for delivering tickets to its customers.

Standard Commissions

         In accordance with industry practice, the Company receives a commission of approximately 9.25% of the price of full-fare tickets and 11% for excursion tickets that it sells on air carriers for which the Company is authorized to sell air travel tickets. The Company is an authorized agent of all air carriers whose fares are quoted on SABRE, other than U.S. Airways. Most major U.S. airlines impose caps on such commissions of $25 dollars for one-way air travel tickets and $50 dollars for round-trip tickets. In 1996, such commissions accounted for more than 70% of the Company's gross revenues. The Company does not earn basic commissions on the 25% of airline tickets purchased from consolidators. See "--Agreements with Consolidators."

         From time to time, most of the major U.S. air carriers informally waive the commission cap for the Company and other large travel agencies. Such waivers generally apply to sales of tickets for travel on selected routes and are granted to provide an incentive to increase sales for those routes. In addition, the Company obtains higher commissions through the payment of override commissions in excess of the standard 9.25% and 11% commissions pursuant to agreements with most of the major U.S. airlines. Due to such override commissions and waivers of the commission cap and the Company's strategy of selling tickets on airlines with which it has override commission arrangements, the Company is rarely subject to the commission cap. See "--Override Commissions."

         Override Commissions

         The Company has entered into agreements with Continental, United, Northwest, TWA, Carnival, America West, America Trans Air, Trans Brazil, Mexicana and Korean airlines for the payment of override commissions above the standard commissions the Company receives. Under such agreements, additional commissions are generally awarded if the volume of tickets sales surpasses certain agreed upon thresholds based upon ticket sales as reported by the Airlines Reporting Corporation (the "ARC"), a corporation owned and established by the airlines to provide reporting, settlement and related services in connection with the sale of transportation by travel agencies in the U.S. Override commissions are generally paid quarterly and, depending upon the specific agreement with the air carrier, may be paid directly by check from the air carrier to the Company, by means of net payments by the Company to ARC with respect to amounts owed to the air carrier, or through ARC by means of a credit memo in favor of the Company. In 1996, override commissions accounted for approximately 15% of the Company's gross revenues.

         The Stevens Merger will enable the Company to obtain greater override commissions, since the volume of combined sales of the previously separate entities will be used to determine whether and when the agreed-to thresholds have been met.

         Segment Incentives under SABRE Contract

         The Company earns additional revenue from SABRE for each segment of air travel that it sells. A segment of air travel is non-stop air travel between two destinations. For each segment of air travel it sells, the Company receives $.50 from SABRE. In 1996, SABRE segment incentives accounted for less than 1% of the Company's gross revenues.

         Service Fee; Shipping and Handling

         The Company also charges the customer a service per airline ticket sold of $10 for tickets less than $250 and $20 for tickets equal to or greater than $250. These fees are already calculated into the cost of the ticket when quoted to the caller. Because of the Company's override commission structure, the price of the ticket (even inclusive of the service charge) is still generally lower than the lowest-priced published fare quoted by the airlines. The Company also earns $5.00 (net of expenses) from the shipping and handling fee it charges to its customers.

         Agreements with Consolidators

         The Company also sells air travel tickets offered by consolidators. Consolidators purchase large number of tickets directly from various air carriers for resale to the public. When the Company sells such tickets, the reservation is generally not booked through SABRE or settled through ARC, and the Company is paid its commission directly from the consolidator. The Company has entered into an agreement with a consolidator that sells tickets on TWA at a discount (the "TWA Discounter") pursuant to which it (i) solicits customers to purchase tickets for air travel on TWA at discounted fares from the TWA Discounter and (ii) solicits businesses to enter into agreements for the purchase of air travel on TWA from the TWA Discounter (the "TWA Agreement"). The TWA Agreement expires in February 1998 and is terminable before such date on 15 days' prior written notice by either party. The Company receives a 15% commission on each air travel ticket solicited by the Company or pursuant to an agreement solicited by the Company. Air travel tickets sold by the Company pursuant to the TWA Agreement, unlike sales from most other consolidators, are booked through SABRE and settled through ARC; however, the Company receives its commission directly from the TWA Discounter monthly. In 1996, commissions received under the TWA Agreement accounted for approximately 20% of the Company's gross revenues, and commissions received from other consolidators accounted for approximately 5% of the Company's gross revenues. The Company anticipates that its current arrangement with the TWA Discounter will expire in 2001, when the TWA Discounter will no longer be able to sell tickets on TWA; there can be no assurance, however, that the Company's TWA Agreement will be extended beyond its scheduled expiration date in February 1998. See "Risk Factors-Risks Relating to Override Commissions."

         World Wide Web Home Page

         In anticipation of future technological innovations and consumer demand for directly accessing information and making purchases on-line, the Company has launched its home page at www.lowairfare.com on the World Wide Web, which enables customers to access the Company's customized Turbo SABRE system through their personal computers. The Company believes that consumers who prefer to purchase travel and travel-related products and services on-line will choose to access the Company's customized Turbo SABRE system over other options. Through the Company's home page on the Internet, customers can access the Company's customized Turbo SABRE system, view all information on the system, make reservations and pay for their tickets by providing their major credit card number for payment. In this process, the customer operates the Turbo SABRE system in place of the reservation agent. As with purchases by telephone, tickets are issued at the Tampa facility and delivered by overnight courier. Commissions that the Company earns on transactions conducted through its Web page are split [equally] with American Airlines.

Processing Reservations and Sales

         Each call that is processed by a reservation agent is handled in the following manner. First, a customer generally requests information about the airfare for a particular route. The reservation agent enters the relevant parameters into the Turbo SABRE system and initiates a search. Each search takes approximately two to three seconds to appear on the operator's monitor. The reservation agent then quotes the airfares as they appear on the terminal screen, in increasing order of price. A customer may request the most inexpensive airfare of all or the most inexpensive airfare of a particular carrier or type of carrier.

         The Company estimates that an average of approximately one in 10 callers who get through purchases an air travel ticket. If the customer decides to purchase a ticket, the reservation agent requests and records certain standard information such as name, address and telephone number. The Company only accepts major credit cards for purchases by telephone. The Company does accept cash payments from "walk-ins" to its Tampa facility (i.e. individuals who visit the reservation center), although such sales constitute less than 1% of its total sales. After a customer tells the reservation agent his or her credit card number, the reservation agent executes a command causing the credit card number to be verified with the credit card issuer, via the SABRE central information system. As a result, once approval is received electronically by the reservation agent at the Turbo SABRE terminal, the sale is complete and the credit card payment is settled in accordance with the procedures described below under "--Settlement of Accounts." After each sale is completed, instructions are automatically transmitted via the Turbo SABRE system from the reservation agent's terminal to the Tampa facility's ticket printing area. Tickets are printed along with an itinerary of the customer's travel arrangements. Tickets are printed on stock forms provided by ARC. ARC requires the Company and other travel agencies to implement various security measures in order to prevent theft of such stock. In addition, each air carrier that authorizes the Company to issue its tickets provides metal plates on which the Company's SABRE ticket printing machines print such carrier's tickets. Once printed, tickets and itineraries are placed inside a ticket envelope and a Federal Express package. Federal Express personnel pick up all such packages each evening, six days a week, and deliver them by Federal Express' standard next-morning delivery.

         Refunds, Chargebacks and the SABRE Credit Card Authorization Guarantee

         With the exception of sales to "walk-in" customers at the Tampa facility (which account for less than 1% of sales), all of the Company's sales are paid for by credit card. Once a sale is closed as described above under "--Reservation and Sale Sequence," it is subject only to refund or chargeback. Because the majority of the most inexpensive air travel tickets are non-refundable, only 5% of the tickets the Company sells are refundable, and the Company processes only an average of $1,000 worth of refunds a week, or
 .01% of sales. The Company recoups some of its costs associated with processing such refunds by imposing a $50 charge on each refund.

         Chargebacks similarly account for a small part of the Company's sales. A chargeback results from a customer who refuses to pay for a charge on his or her credit card statement. In such an instance, the Company generally must either return its commission to the relevant credit card issuer or seek recourse directly against the customer.
Approximately 1% of the tickets sold by the Company result in chargebacks.

         None of the Company's credit card sales are subject to refusal by the relevant credit card issuer to remit payment to the Company. Since authorizations of credit card charges are effected electronically through the SABRE system, SABRE offers its subscribers a guarantee of such authorizations for a fee of $.50 per authorization. The Company pays this fee for all authorizations, and in return, SABRE pays the Company the amount of any commission or other payment refused by the relevant credit card issuer.

         Airlines Reporting Corporation

         All of the Company's sales of air travel tickets that are offered directly by air carriers are settled through the Airlines Reporting Corporation ("ARC"). Such sales account for approximately 75% of the Company's sales.

         For sales settled through ARC, all commissions and other amounts owed to the Company are also settled through ARC according to ARC's procedures, except that override commissions may also be paid directly by check or wire transfer from the relevant air carrier to the Company. See "--Override Commissions." The only sales of air travel that are not generally settled through ARC are air travel tickets offered by consolidators; however, some sales of air travel tickets by the Company that are offered by consolidators are settled through ARC. See "--Agreements with Consolidators." For sales of air travel offered by consolidators, all commissions and other amounts owed to the Company are generally paid directly by check or wire transfer directory from the relevant consolidator to the Company.

         As an ARC-affiliated travel agency, the Company is subject to all rules and procedures imposed by ARC. ARC screens applications of new travel agencies, initiates collection procedures against travel agencies in default of payment, provides ticket stock to the travel agencies and facilitates payment between travel agencies and airlines. Tickets purchased from the Company are reported through ARC in accordance with the Company's Standard Ticket and Area Settlement Plan ("ASP"). The ASP encompasses distribution and control of ARC air travel tickets and other ARC traffic documents and processing and settlement services in connection with the sale or issuance of such documents by the Company. ARC administers the Company's ASP on behalf of ARC carriers.

         Settlement of Accounts

         Pursuant to ARC guidelines, the Company is required to submit weekly sales reports to ARC each Tuesday with supporting documents for the week ended on the prior Sunday. On the eighth day after the Company has submitted its sales report to ARC (the second Wednesday thereafter), the Company's accounts are drafted by ARC via its settlement bank (the "designated area bank") for amounts owed to carrier airlines for tickets purchased, and the Company's accounts are credited by ARC, via the designated area bank, for commissions owed to the Company. On the same day, the designated area bank submits a draft to the Company's own bank account for any remaining amount due and provides the collected funds and related documents to the appropriate carrier. The designated area bank provides each carrier with a record of its own sales activity and sends all credit card charges to the appropriate credit card issuer or a merchant processor with an accompanying computer generated invoice. The credit card issuer or a merchant processor then pays each carrier directly for such billings minus the applicable commission of the credit card issuer.

         In connection with the settlement of the Company's accounts through ARC, if there are insufficient funds in the Company's account to make the necessary payments when due, the Company has 24 hours to make funds available. If such funds are not made available within such 24-hour period, the Company becomes a "defaulted agent." Pursuant to the terms of the Company's agreement with ARC, ARC may terminate the Company immediately. The Company then has ten days to appeal such termination to a special arbitration panel. If the agent is terminated, ARC repossesses all ticket stock and plates from the Company, and takes steps necessary to liquidate the surety bond in the amount of $20,000 that the Company was required to post in order to become an ARC affiliate. Any proceeds from liquidation of the surety bond are divided on a pro rata basis among all ARC member airlines with which the Company had debts outstanding.

         Toll-Free Telephone Numbers

         The Company has contractual rights customary to the industry to use each of the three toll-free numbers through which customers call its reservation centers. In addition, if the Company for any reason fails to pay its monthly fee for such number, the Company believes that it will have a cure period to pay all amounts outstanding. Should the Company not make such payments and consequently lose the right to use such number, the Company expects that a "cooling-off" period of 2 years will be imposed, during which no other party may use such number.


MARKETING

         The Company markets its services primarily to individual customers who pay for their own tickets. The Company focuses its marketing efforts on placing advertisements listing its three easy-to-remember names and toll-free telephone numbers in Yellow Pages directories in those SMA's with populations whose general travel profiles are attractive to the Company.

         In order to evaluate the Company's media alternatives, the Company reviewed several marketing tests conducted during 1994 and the first quarter of 1995 in the New York market (cable TV, radio, newspaper, billboard and Yellow Pages advertising). Based on that review, the Company concluded that Yellow Pages directories generated the most calls and are the most cost-effective advertising medium. There are over 7,000 Yellow Pages directories published by the Baby Bell companies and approximately 5,000 directories published independently. The Company believes that consumers use the Yellow Pages when they are ready to purchase a good or service and that a high percentage respond by calling the businesses listed in the directory they consult.

         Given the broad distribution of Yellow Pages directories in metropolitan areas and other large markets, the Company's strategy is to place advertisements in directories of the largest SMA's, thereby reaching the greatest number of consumers with each advertisement. The Company currently has advertisements of its "1-800-LOW-AIR-FARE" name and "1- 800-569-2473" toll-free number listed in over 236 directories reaching a population of over 88 million people and has entered into agreements for advertisement in 73 additional directories reaching a population of over 31 million people in the next three months. The Company has advertisements of its "1-800-FLY-4-LESS" name and "1-800-359-4537" toll-free number listed in over 115 directories reaching a population of over 102 million people. The Company also has advertisements of its "1-888-999-VUELA" name and "1-888-999-8835" toll-free number listed in over 21 directories reaching a population of over 13 million people. The monthly cost incurred by the Company as of December 1996 to advertise in Yellow Pages directories was approximately $14,000.

         The Company's "1-800-FLY-4-LESS" name and number also appear (free of charge to the Company) in approximately 150 newspapers nationwide reaching a population of over 100 million people as part of a promotion campaign in which the Company provides such newspapers with the lowest-priced fares for selected routes. In addition, the Company advertises its "1-888-999-VUELA" name and number in the Spanish language radio and television markets of south Florida.


SABRE TECHNOLOGY

         Global distribution systems are the principal means of air travel distribution in the United States and a growing means of air travel distribution internationally. The Company has chosen the SABRE system, which it believes is the best such system available. A typical SABRE transaction - consisting of an information request by a subscriber, a search in SABRE and a response to the subscriber - averages less than two seconds in elapsed time. SABRE's "one-stop- shopping" capabilities permit the Company to locate, price, compare and purchase the travel and travel-related products and services that best satisfy the traveler's requirements. SABRE was named the "World's Leading Computer Reservations System" for the third year in a row at the 1996 World Travel Awards.

         General

         SABRE is the largest global distribution system for electronic travel in the United States. SABRE was first developed in the 1960's and was one of the world's first electronic airline reservation systems. SABRE evolved from American Airlines' internal reservation system into a global distribution system when SABRE's content was expanded to include additional airlines and other travel providers. Computer reservation terminals were placed in travel agencies beginning in 1976, and consumer direct access to SABRE became available through computer on-line services in 1985 and on the Internet in 1996. Other global distribution systems include Amadeus/System One, Covia and Worldspan. Amadeus/System One is owned by Air France, Continental Airlines, Iberia and Lufthansa. Covia, formerly known as Galileo/Apollo, is owned by United Airlines, British Airways, Swissair, KLM Royal Dutch and USAir, among others, and the Canadian affiliate of Galileo/Apollo is owned by Air Canada. Worldspan is owned by Delta, Northwest and TWA and is affiliated with ABACUS, an Asian global distribution system. Each offers similar products and services.

         The SABRE system is able to perform high-volume, high-reliability, real-time transactions processing 24 hours a day, 365 days a year, thus enabling the creation of an efficient electronic marketplace for the sale and purchase of travel. The SABRE system maintains over 50 million airfares (updated throughout the day), processes an average of 93 million requests for information per day. Such frequent updates of airfares are essential for the Company to be able to strive to provide its customers with the lowest-priced airfares. Through SABRE, reservations may be booked on all major U.S. and international airlines, but generally not on charter companies or certain small airlines or on air travel offered for resale by consolidators. Consolidators purchase large numbers of tickets directly from air carriers for resale to the public. In certain cases, however, the tickets they sell may be booked through SABRE. See "Operations--Agreements with Consolidators." In addition to providing information to subscribers about airlines and other travel providers and their products and services, SABRE also allows travel agency subscribers to print airline tickets, boarding passes and itineraries and purchase travel insurance or book theater tickets or limousines. Additionally, SABRE provides subscribers with travel information on matters such as currency, health and visa requirements, weather and sightseeing.

         Through SABRE, subscribers - principally travel agencies but also business travel departments and individual consumers - can access information on, and book reservations with, airlines and other providers ("associates") of travel and travel-related products and services. In 1995, more than 600 associates displayed information about their travel and travel-related products and services through SABRE, and American Airlines has estimated that $40 billion in travel and travel-related products and services were reserved through SABRE in 1995. SABRE subscribers are able to book reservations with more than 350 airlines and to make reservations with more than 55 car rental companies and more than 190 hotel companies covering approximately 30,000 hotel properties worldwide. During 1995, more airline bookings in the United States were made through SABRE than through any other global distribution system. American Airlines has estimated that in 1995 over 40% of all airline bookings made through travel agencies in the United States were made through SABRE.

         In April 1996, the Company entered into a five-year agreement with American Airlines pursuant to which the Company subscribes to the SABRE system. Pursuant to the SABRE agreement, the Company is provided with the hardware, software, technical support and other services that it needs to access SABRE in return for fees that vary based on the number of bookings generated by the Company. These fees are reduced by the segment incentives offered by SABRE. See "--Operations--Segment Incentives under SABRE Contract."

         Turbo SABRE

         Because travel agencies have differing needs, based on, among other things, volume and location, the SABRE interface has been modified to meet the specific needs of different categories of travel agents. Travel agents can choose SABRE interfaces that range from simple text-based systems to feature-laden graphical interfaces. The Company has taken advantage of these options by choosing the Turbo SABRE system, an advanced point-of-sale interface that allows for screen customization and reservations/sales process structuring and eliminates SABRE-specific commands, thereby reducing keystrokes and training requirements for high-volume travel companies that need high levels of functionality. Turbo SABRE also provides data other than SABRE, such as back office hosts and local area network (LAN) databases.

         The Company has added a number of programs written and developed exclusively for the Company to its Turbo SABRE system. They include programs that generate "pop-up" windows to supply frequently requested or used information, as well as programs to alert reservation agents, supervisors and customer service agents using the system to errors frequently made by system operators. The Company believes that these customized features enhance the speed and efficiency of its operations and give it a competitive advantage over its competitors.

INTELLECTUAL PROPERTY

         The Company markets its services in the United States under the names, "1-800-LOW-AIR-FARE," "1-800-FLY-4-LESS" and "1-888-999-VUELA."
"1-800-FLY-4-LESS," together with its logo, is a federally registered service mark in the name of the Company. The Company has filed an application to register the "1-800-LOW-AIR-

FARE" name and logo as a federal service mark with the U.S. Patent and Trademark Office. It has also filed an application to register the Spanish language name, "1-888-999-VUELA," and related logo as a federal service mark with the U.S. Department of Commerce.


COMPETITION

         The travel agency industry is highly fragmented and characterized by intense competition. The Company competes with a variety of other providers of travel and travel-related products and services. Its principal competitors are
(i) other telemarketing travel companies, (ii) traditional travel agencies,
(iii) air carrier vendors, and (iv) various on-line services available on the Internet. The Company's competitors who are telemarketing travel companies and traditional travel agencies have access to the same technology that the Company uses and also to other global distribution systems of electronic travel. See "--SABRE Technology." Although distribution through travel agents continues to be the primary method of travel distribution, new channels of distribution are developing directly to businesses and consumers through computer on-line services, the Internet and private networks. In addition, individual consumers have access to other versions of SABRE technology and also to other global distribution systems of electronic travel permitting consumer-direct travel distribution via personal computer, cable television and other media. The Company faces competition in these channels not only from its principal competitors but also from possible new entrants in the sale of travel products and services and from travel providers that distributer their products and services directly. For example, in July 1996, American Express Co. and Microsoft Corp. announced an on-line travel booking service for corporations, which they have scheduled for release in the first half of 1997. [The Company expects that this on-line travel booking service, while only in the developmental stage, will eventually directly compete with the Company.] In addition, the Internet permits consumers to have direct access to travel providers, thereby by-passing both travel agents and global distribution systems such as SABRE. Further, some of the Company's competitors have significantly greater financial or marketing resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements than the Company.

         During periods of recession in the travel industry, the Company's competitive advantages with respect to quick, convenient processing of reservations and purchases of lowest-priced airfare may be of reduced importance. The Company's position in a recession may be more difficult than some of its competitors, since the Company targets the consumer market which may be the most adversely affected. See "Risk Factors--Risks Relating to the Airline Industry."

         The Company believes that its ability to compete depends upon a number of factors, including price, reliability, name and toll-free number recognition and speed of price quotations and reservations. There can be no assurance that the Company will be able to continue to compete successfully with respect to these or other factors.


EMPLOYEES

         At December 31, 1996, the Company had 184 full-time worksite employees, of whom 6 served in management, 128 were reservation agents or supervisors, 3 were involved in sales and marketing and 47 served in various clerical and other administrative capacities at its Tampa and San Diego facilities. All of the Company's reservation agents, supervisors and other worksite employees at the Tampa reservation center are provided through a professional employee leasing organization (the "Employee Provider").

         In November 1995, the Company entered into an agreement with a Payroll Transfers Interstate, Inc (the "Employee Provider"), pursuant to which the Employee Provider leases all of the Company's workers at the Tampa facility to the Company. The Employee Provider is responsible for its employees' benefits. The Company provides all necessary training and pays the Employee Provider an amount equal to 11.71% of the gross payroll of the employees provided by the Employee Provider. The services agreement between the Company and the Employee Provider may be terminated on 30 days' prior written notice.

PROPERTIES

         The Company's corporate headquarters are located at its 33,000 square foot reservation center in Tampa, Florida. The Company also operates Stevens' 10,000 square foot reservation center in San Diego California. See "The Stevens Merger." The Company leases these properties on favorable terms and believes that its existing facilities are adequate for its current needs.


LITIGATION

         The Company may be involved from time to time in routine litigation incidental to its business. However, the Company believes that it is not a party to any material pending litigation which is likely to have a significant negative impact on the business, income, assets or operation of the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The executive officers and directors of the Company, and certain information concerning them, are as follows:

NAME                            AGE          POSITION
----                            ---          --------

Mark D. Mastrini                 33          President, Chief Operating Officer and Director
Jerrold B. Sendrow               52          Chief Financial Officer, Vice President-Finance, Treasurer,
                                             Secretary and Director
Biagio Bellizzi                  57          Vice President-Marketing
Pasquale Guadagno                39          Director
Michael Gaggi                    35          Chairman of the Board and Director


         Mr. Mastrini has served as the Company's Chief Operating Officer since January 1996, and as the Company's President since January 1997. Prior to joining the Company, from October 1992 until October 1996, Mr. Mastrini was the founder and owner of One on One Consulting, a consulting firm in Pueblo, Colorado. From September 1992 until October 1994, Mr. Mastrini was owner of X-Press Printing, a printing business in Pueblo, Colorado. From October 1993 until December 1996, he was the owner and editor of Pueblo West Eagle Monthly Magazine. From May 1991 until June 1992, Mr. Mastrini was Vice President of Sales and Marketing at the Braniff Airlines in Dallas, Texas, an airline which subsequently filed for protection under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court in the Eastern District of New York in July 1992.

         Mr. Sendrow has served as the Company's Chief Financial Officer, Vice President-Finance, Treasurer and Secretary and has been a director of the Company since its incorporation as 800 Travel Systems, Inc. in November 1995. From June 1994 through November 1995, Mr. Sendrow was employed by 1-800 Low-Air Fare, Inc., the Company's predecessor, in the same capacities. From March 1993 through June 1994, Mr. Sendrow was employed by MSW Columbia Travel Group, Inc. as vice president-finance. From December 1984 through March 1993, Mr. Sendrow was employed by Pisa Brothers, Inc. as controller. Mr. Sendrow has over 22 years experience in the travel industry.

         Mr. Bellizzi has served as the Company's Vice President-Operations since its incorporation as 800 Travel Systems, Inc. in November 1995. From June 1995 through November 1995, Mr. Bellizzi was employed by 1-800 Low-Air Fare, Inc., the Company's predecessor, as vice president-operations. From 1991 through June 1995, Mr. Bellizzi was employed by Thomas Cook Travel, Inc. as Director-Leisure Marketing from 1993 until 1995 and as Director - Retail Offices from 1991 to 1993. Mr. Bellizzi has over 30 years experience in the travel industry.

         Mr. Guadagno has served as a director of the Company since its incorporation as 800 Travel Systems, Inc. in November 1995. Mr. Guadagno has been a Senior Vice-President at M.S. Farrell, Inc., an investment banking firm, since December 1996. From 1993 until November 1996, Mr. Guadagno was Senior Vice President of Euro-Atlantic Securities, Inc., an investment banking firm in Boca Raton, Florida. From 1990 through 1993, Mr. Guadagno was employed as a Senior Vice President by Smith-Barney in New York City.

         Mr. Gaggi has served as a director of the Company since its incorporation as 800 Travel Systems, Inc. in November 1995. Mr. Gaggi is a senior vice president at Joseph Stevens & Company, L.P., an investment banking firm in New York City, and has held that position since 1994. From 1993 until 1994, Mr. Gaggi was employed as a vice president by Barington Capital. Mr. Gaggi has been a principal director of Upscale Eyeglass Boutiques Myoptics since 1990. Joseph Stevens & Company, L.P. is not affiliated with or related to the Joseph Stevens Group, Inc., the travel agency acquired by the Company in the Steven Merger.


DIRECTOR COMPENSATION

         As compensation for services, non-employee directors are paid $2,500 per month. In addition, during 1996 the Company paid personal expenses of certain directors aggregating approximately $100,000, of such amount $65,750 was paid on behalf of Michael Gaggi and a $34,250 was paid on behalf of a former director of the Company. In addition, certain directors have received commissions in connection with private placement of the Company's securities. See "Certain Transactions."


EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid or payable in respect of the year ended December 31, 1996 to the Company's executive officers who earned over $100,000:


                          SUMMARY COMPENSATION TABLE

                                  ANNUAL COMPENSATION                                     LONG TERM COMPENSATION
                       --------------------------------------------------   -------------------------------------------------------
                                                                              RESTRICTED         SECURITIES
NAME AND PRINCIPAL                                         OTHER ANNUAL         STOCK            UNDERLYING          ALL OTHER
    POSITION               SALARY           BONUS          COMPENSATION      AWARDS($)(1)       OPTIONS/SARS        COMPENSATION
--------------------   --------------  ----------------   ---------------   ---------------    --------------    ------------------

Mark Mastrini             $70,200                                             $120,000(2)         25,000(2)
President and
Chief Operating
Officer



(1)  Represents 100,000 shares of Common Stock, valued at $1.20 per share.

(2) Represents options to purchase 25,000 shares of Common Stock, exercisable at $5.00 per share.


EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with each of Messrs. Mastrini, Sendrow and Bellizzi. Each of the employment agreements commenced on June 1, 1997, and terminates June 30, 2000. Pursuant to their respective agreements each of Messrs. Mastrini, Sendrow and Bellizzi has agreed to donate his entire working time and attention to the business of the Company. In addition, each of these individuals has agreed not to compete with the business of the Company for a period of ninety days following the termination of his employment with the Company.

         Pursuant to his agreement, Mr. Mastrini is entitled to receive a base salary initially at the rate of $89,000 per year. The base salary is to increase by 5% plus the annual increase in the consumer price index on each of July 1, 1998 and 1999. In addition to his base salary, Mr. Mastrini is to receive medical and disability insurance comparable to that provided to the Company's employees generally and a car allowance of $500 per month. As additional compensation for his services, the

Company issued 100,000 shares of its Common Stock to Mr. Mastrini and options, exercisable at $5.00 per share, to purchase 25,000 shares of the Company's Common Stock.

         Pursuant to his agreement Mr. Sendrow is entitled to receive a base salary initially at the rate of $70,200 per year. Mr. Sendrow's base salary increases by 5% plus the annual increase in the consumer price index on each of July 1, 1998 and 1999. In addition to his base salary Mr. Sendrow is to receive medical and disability insurance comparable to that provided to the Company's employees generally and a car allowance of $350 per month. As additional consideration for his services, the Company issued 100,000 shares of its Common Stock to Mr. Sendrow and options, exercisable at $5.00 per share, to purchase 12,500 shares of the Company's Common Stock.

         Pursuant to his agreement, Mr. Bellizzi is entitled to receive a base salary initially at the rate of $45,000 per year. Mr. Bellizzi's base salary increases by 5% plus the annual increase in the consumer price index on each of July 1, 1998 and 1999. In addition to his base salary, Mr. Bellizzi is to receive medical and disability insurance comparable to that provided to the Company's employees generally. As additional for his services, the Company issued 50,000 shares of its Common Stock to Mr. Bellizzi and options, exercisable at $5.00 per share, to purchase 12,500 shares of the Company's Common Stock.


CONSULTANT

         Lucien Bittar has been a consultant to the Company since January 1996, and receives a consulting fee at the rate of $6,000 per month. Mr. Bittar served as the Company's President and a director from its incorporation as 800 Travel Systems, Inc. in November 1995 until January 1996. Mr. Bittar served as the Vice-Chairman of the Board from April 1996 until February 1997. From August 1994 through November 1995, Mr. Bittar was president and a director of 1-800 Low-Air Fare, Inc., the Company's predecessor. Mr. Bittar founded Filigree, Inc., a travel consulting company, in May 1989 and served as its president and chief executive officer from that time until he joined 1-800 Low-Air Fare, Inc. in August 1994. Prior to 1989, Mr. Bittar was employed by Thomas Cook Travel, Inc. During that time he served as executive vice president responsible for all United States operations and a member of the Board of Directors.

ADDITIONAL SERVICE PROVIDER

         Scott Spencer was engaged by the Company pursuant to a Services Agreement in November 1995 to assist the Company in locating sources of financing. Mr. Spencer's agreement, which by its terms expired on December 31, 1996, provided for a weekly fee of $2,500 and he currently receives a fee of $3,000 per week. In May 1996, in a proceeding captioned United States of America v. Scott Spencer USDC, EDNY, Mr. Spencer was convicted of one count of bankruptcy fraud and one count of conspiracy to commit bankruptcy fraud as a result of his activities in connection with Braniff Airlines and sentenced to 51 months in jail. Mr. Spencer has appealed his conviction and his sentence has been suspended pending the outcome of his appeal. From 1988 through 1989 Mr. Spencer served as a consultant to the corporate parent of Braniff Airlines, which filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code in 1989 in the U.S. Bankruptcy Court, Eastern District of New York. From 1990 to June 30, 1991 Mr. Spencer served as president of Braniff Airlines which subsequently filed for bankruptcy in the Bankruptcy Court, Eastern District of New York, in July 1992 at which time it permanently ceased operations.

STOCK OPTION PLAN

         Under the Company's 1997 Stock Option Plan (the "Stock Option Plan"), 250,000 shares of Common Stock have been reserved for issuance upon exercise of stock options. The Stock Option Plan is designed as a means to attract, retain and motivate qualified and competent persons who are key to the Company and its subsidiaries, including employees, officers and directors, and upon whose efforts and judgment the success of the Company is largely dependent, through the encouragement of stock ownership in the Company by such persons. For purposes of this discussion, the term director includes directors of the Company and directors of any of its subsidiaries.

         The Compensation Committee of the Board of Directors or, in the absence of the appointment of a Committee, the Board of Directors (collectively referred to herein as the "Compensation Committee") administers and interprets the Stock Option Plan and is authorized to grant options thereunder to all eligible employees, officers and directors of the Company. The Stock Option Plan provides for the granting of both incentive stock options and nonqualified stock options. Options are granted under the Stock Option Plan on such terms and at such prices as determined by the Compensation Committee, except that the per share exercise price of incentive stock options cannot be less than the par value per share or the fair market value of the Common Stock on the date of grant. Each option is exercisable after the period or periods specified in the option agreement, but no option may be exercisable after the expiration of ten years from the date of grant. Incentive stock options granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company must have an exercise price of at least 110% of the fair market value of the Common Stock on the date of grant and a term of no more than five years.

         No incentive stock option, and unless the Compensation Committee's prior written consent is obtained (which consent may be obtained at the time an Option is granted) and the transaction does not violate the requirements of Rule 16b-3 promulgated under the Exchange Act no nonqualified stock option, may be transferred other than by will or the laws of descent and distribution. Each option may be exercisable during the optionee's lifetime only by the optionee, or in the case of a nonqualified stock option that has been transferred with the Compensation Committee's prior written consent, only by the transferee consented to by the Compensation Committee. Unless the Compensation Committee's prior written consent is obtained (which consent may be obtained at the time an Option is granted) and the transaction does not violate the requirements of Rule 16b-3 promulgated under the Exchange Act, no shares of Common Stock acquired by an officer, as that term is defined under Rule 16b-3, of the Company or director pursuant to the exercise of an option may be transferred prior to the expiration of the six-month period following the date on which the option was granted.

         The Stock Option Plan also authorizes the Company to make or guarantee loans to optionees to enable them to exercise their options. Such loans must
(i) provide for recourse to the optionee, (ii) bear interest at a rate no less than the prime rate of interest, and (iii) be secured by the shares of Common Stock purchased. The Board of Directors has the authority to amend or terminate the Stock Option Plan, provided that no such action may substantially impair any outstanding option without the written consent of the holder, and provided further that certain amendments of the Stock Option Plan are subject to shareholder approval. Unless terminated sooner, the Stock Option Plan will continue in effect until all options granted thereunder have expired or been exercised, provided that no options may be granted after 10 years from the date the Board of Directors adopted the Stock Option Plan.

         As of May 15, 1996, the Company had outstanding options to purchase an aggregate of 50,000 shares of Common Stock under the Plan at a weighted average exercise price of $5.00 per share.

                              CERTAIN TRANSACTIONS

         The Company commenced operations in November 1995, upon the Company's purchase of certain assets and assumption of certain liabilities of 1-800 Low-Air Fare, Inc., a Delaware corporation, and its wholly-owned subsidiary S. Travel, Inc., a Delaware corporation (collectively, the "Predecessor Business"), pursuant to an Asset Purchase Agreement dated November 13, 1995 (the "Asset Purchase Agreement"). Under the Asset Purchase Agreement, the Company acquired all rights to the tradename "1-800 Low Air Fare" and the telephone number corresponding thereto, together with certain furniture, fixtures, equipment and other assets including the Predecessor Business' SABRE Subscription Agreement. In exchange, the Company paid the Predecessor Business $100,000, and assumed certain of its liabilities. Additionally, the Company issued 600,400 shares of its Common Stock and agreed to issue up to 300,000 shares of its Common Stock to the creditors of the Predecessor Business in exchange for forgiveness of the debt of the Predecessor Business, at the exchange rate of $10 of debt for each share of Common Stock. The creditors of the Predecessor Business elected to convert $1,664,340 of such indebtedness for 166,434 shares of Common Stock. The remaining 133,566 shares were issued to S. Travel, Inc.

         In 1996, the Company issued 100,000 shares of Common Stock to Mark D. Mastrini, the Company's Chief Operating Officer, as part of his compensation. In addition, the Company granted to Mr. Sendrow options to purchase 25,000 shares of Common Stock, exercisable at $5.00 per share.

         In 1995, the Company issued 100,000 shares of Common Stock to Jerrold
B. Sendrow, the Company's Chief Financial Officer, for which he paid $1,000. In addition, the Company granted to Mr. Sendrow options to purchase 25,000 shares of Common Stock, exercisable at $5.00 per share.

         In 1996, the Company agreed to issue 50,000 shares of Common Stock to Biagio Bellizzi, the Company's Vice- President, Marketing. In addition, the Company granted to Mr. Bellizzi options to purchase 12,500 shares of Common Stock, exercisable at $5.00 per share.

         During 1996, the Company paid sales commissions to Messrs. Gaggi, Guadagno and a former director in connection with the private placement of the Company's securities in the amount of $10,000, $55,000 and $10,000 respectively. In addition, in connection with such private placement the Company paid commissions to Mark Mastrini and Jerold Sendrow of $2,000 each.

         Perry Trebatch, who beneficially owns more than 5% of the Company's outstanding capital stock, has purchased shares of the Company's Common Stock and loaned money to the Company on various occasions.

         In August 1995, Mr. Trebatch loaned $200,000 to the Predecessor Business for which he received notes bearing interest at the rate of 10% per annum. The obligation under these notes was assumed by the Company in connection with the acquisition of the assets of the Predecessor Business. In addition to its agreement to pay the principal and interest accrued, the Company issued 200,000 shares of its Common Stock to Mr. Trebatch in consideration for this loan. As a result of the Company's failure to timely repay these notes, in 1996, the principal amount thereof was increased to $300,000. As a result of the Company's failure to timely repay a portion of the principal amount of these notes, at the time a partial principal payment was made, the remaining principal balance of $200,000 was increased to $250,000.

         In April 1996, Mr. Trebatch purchased 100,000 shares of Common Stock at a price of $2.00 per share. In January 1997, Mr. Trebatch was issued 60,000 shares in consideration of his agreement to extend the due date of the Company's notes. Immediately prior to the filing of the Registration Statement of which this Prospectus is a part, the Company agreed to redeem 250,000 shares of Common Stock held by Mr. Trebatch for a promissory note in the amount of $1,000,000 payable within five (5) days of the closing of this Offering. In the redemption agreement the Company also agreed to register for sale in this Registration Statement 210,000 of the remaining shares of Common Stock held by Mr. Trebatch and granted to him options to purchase 300,000 shares of Common Stock at an exercise price of equal to 110% of the initial public offering price of the shares. At the election of Mr. Trebatch any time prior to the first anniversary of the date of this Prospectus, such options may be exchanged for 300,000 Warrants. In addition, notwithstanding the registration of the 210,000 shares of Common Stock, Mr. Trebatch agreed that 110,000 of such shares would remain subject to the lock-up provisions provided for in the Subscription Agreement pursuant to which such shares were acquired and with respect to the remaining 100,000 shares that he would sell no more than 10,000 of such shares within closing of this Offering and 20,000 shares during each consecutive 30-day period thereafter.

         Michael Cantor, who beneficially owns more than 5% of the Company's outstanding capital stock, has purchased shares of the Company's Common Stock and loaned money to the Company on various occasions.

         In October 1995, Mr. Cantor loaned the Predecessor Business $100,000. This obligation was assumed by the Company in connection with the acquisition of the assets of the Predecessor Business. As a result of the Company's failure to timely repay this amount, in June 1996 Mr. Cantor was issued 120,600 shares of Common Stock. In January 1996, Mr. Cantor loaned the Company $100,000. In addition to interest at the rate of 10% per annum, the Company issued Mr. Cantor 110,000 shares of Common Stock in consideration of this loan.

         The terms of his January 1996 loan agreement require that upon completion of this Offering the Company issue to Mr. Cantor such number of shares of Common Stock as is equal to 1.34% of the number of shares then outstanding. In addition, if the Company were to issue any additional shares during the 90-day period commencing upon completion of this Offering, Mr. Cantor would be entitled to receive a number of shares equal to 1.34% of such additional shares. On June __, 1997, the Company and Mr. Cantor agreed that upon completion of this Offering he would receive an additional 56,529 shares, 60,147 if the Representative's overallotment option is exercised in full. In addition, the Company agreed to redeem upon completion of this Offering all of the Common Stock held by Mr. Cantor for a redemption price equal to the initial public offering price of the shares less $1.25.

         On June __, 1997, the Company agreed to redeem upon completion of this Offering 72,500 shares held by Mr. Jose Colon for a redemption price equal to the initial public offering price of the shares less $1.25.

         The Company believes that each of the foregoing transactions was completed on terms at least as favorable to the Company as those which would have been obtained from an unaffiliated party.

                            PRINCIPAL STOCKHOLDERS

         The following table sets forth information regarding the beneficial ownership of the Company's Common Stock by (a) each person who beneficially owns more than five percent of the Company's outstanding Common Stock, (b) each executive officer who owns beneficially any shares, and (c) all directors and executive officers of the Company as a group.

          NAME AND                 NUMBER OF SHARES                              PERCENTAGE
         ADDRESS (1)             BENEFICIALLY OWNED(1)                     BENEFICIAL OWNERSHIP(2)
         -----------             ---------------------                     -----------------------
                                                                 BEFORE OFFERING             AFTER OFFERING
                                                                 ---------------             --------------

Michael Gaggi (3)(4)                    670,000                       11.7%                        9.1%
Pasquale Guadagno(4)                    829,900                       14.4%                       11.3%
Vito Balsami (4)                        809,566                       14.1%                       11.0%
Mark D. Mastrini                        125,000                        2.2%                        1.7%
Jerrold B. Sendrow                      112,500                        2.2%                        1.7%
Biagi Bellizzi                           62,500                        1.1%                         .8%
Michael Cantor                          431,000                        7.6%                        5.9%
Perry Trebatch                          480,000                        8.5%                        6.6%
Mees Pierson (Bahamas) Ltd.             425,000                        7.5%                        5.8%
Officers and Directors as a
Group (5 persons)                     1,799,900                       31.8%                       24.8%

----------------------

*Less than 1%

(1) Unless otherwise indicated, the address of each of the beneficial owners identified is 4802 Gunn Highway, Suite 140, Tampa, Florida 33624.

(2) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.

(3) Does not include 2,500 shares owned beneficially by Rose Gaggi, Mr. Gaggi's mother, as to which shares Mr. Gaggi disclaims beneficial ownership.

(4) Includes 100,000 shares purchasable pursuant to options immediately exercisable at a price of $1.00 per share.

(5) Includes 25,000 shares purchasable pursuant to options immediately exercisable at a price of $5.00 per share.

(6) Includes 12,500 shares purchasable pursuant to options immediately exercisable at a price of $5.00 per share.

(7)    Excludes 56,529 shares issuable upon completion of this Offering.

(8) Includes 350,000 shares purchasable pursuant to the options referred to in footnotes 4, 5, 6 and 7.

                              CONCURRENT OFFERING

       The Registration Statement of which this Prospectus forms a part also includes the Prospectus Supplement with respect to an offering by the Selling Shareholders. The 2,580,534 Selling Shareholders Shares are being registered, at the Company's expense (except for legal fees and expenses for counsels to the Selling Shareholders), under the Securities Act and are expected to become tradeable on or about the date of this Prospectus, subject to lock-up agreements pursuant to which certain of the Selling Stockholders Shares may not be sold for varying periods after the date of this Prospectus without the Representative's prior consent. See "Shares Eligible for Future Sale." The Company will not receive any proceeds from the sale of the Selling Shareholders Shares. Sales of Selling Shareholders Shares or even the potential of such sales could have an adverse effect on the market prices of the Units, the Shares and the Warrants.

       Except with respect to Perry Trebatch, who is a principal shareholder of the Company, there are no material relationships between any holders of the Selling Stockholders Shares and the Company, nor have any such material relationships existed within the past three years. See "Principal Stockholders" and "Certain Transactions and Other Matters. The Company has been informed by the Representative that there are no agreements between the Representatives and any Selling Stockholders. See "Shares Eligible for Future Sales."

       The Selling Stockholders may from time to time sell all or a portion of their share of Common stock in the over-the-counter market or on any national securities exchange or automated interdealer quotation system on which the Common Stock may hereafter be listed or traded, in negotiated transactions or other wise, at prices then prevailing or related to the then current market price or at negotiated prices. The shares of Common Stock may be sold directly or through brokers or dealers or in a distribution by one or more underwriters on a firm commitment of best efforts basis. The methods by which the shares of Common Stock may be sold include (i) a block trade (which may involve crosses) in which the broker or dealer engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker or dealer as principal and resales by such broker dealer for its account pursuant to this Prospectus Supplement and the accompanying Prospectus, (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers or to or through marketmakers, (iv) transactions in put or all options or other rights (whether exchange-listed or otherwise) established after the effectiveness of the Registration Statement of which this Prospectus is a part and (v) privately negotiated transactions. In addition, any of the shares of Common Stock that qualify for sale pursuant to Rule 144 under the Securities Act may be sold in transactions complying with such Rule, rather than pursuant to this Prospectus Supplement and the accompanying Prospectus.

       In the case of the sales of the shares of Common Stock effected to or through broker-dealers, such broker-dealer may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the shares of Common Stock, sold by or through such broker-dealers, or both. The Company has advised the Selling Stockholders that the anti-manipulative Regulation M under the Exchange Act may apply to their sales in the market and has informed them of the need for delivery of copies of this Prospectus Supplement and the accompanying Prospectus. The Company is not aware as of the date of this Prospectus Supplement of any agreements between any of the Selling Shareholders and any broker-dealers with respect to the sale of the shares of Common Stock. The Selling Stockholders and any broker-dealers or agents participating in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by any such broker-dealers or agents and profit on any resale of shares of Common Stock may be deemed to be underwriting commissions under the Securities Act. The commissions received by a broker-dealer or agent may be in excess of customary compensation. The Company will receive no part of the proceeds from the sale of any of the shares of Common Stock by the Selling Shareholders.

       The Company will pay all costs and expenses incurred in connection with the registration under the Securities Act of the shares of Common Stock offered by the Selling Shareholders, including without limitation all registration and filing fees, listing fees, printing expenses, fees and disbursements of counsel and accountants for the Company. Each Selling Shareholder will pay all brokerage fees and commissions, if any, incurred in connection with the sale of the shares of Common Stock owned by the Selling Stockholder. In addition, the Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

       There is no assurance that any of the Selling Stockholders will sell any or all of the shares Common Stock offered by them.

                           DESCRIPTION OF SECURITIES

       As of the date hereof, the authorized capital stock of the Company consists of (i) 20,000,000 shares of Common Stock, par value $.01 per share, 6,337,271 shares of which are issued and outstanding, and (ii) 1,000,000 shares of Preferred Stock, of which none are outstanding. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."


COMMON STOCK

       Subject to the rights of the holders of any Preferred Stock which may be outstanding, each holder of Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities. There are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be when issued, fully paid and nonassessable.


PREFERRED STOCK

       The Board of Directors is authorized, without any action of the stockholders, to provide for the issuance of one or more series of Preferred Stock and to fix the designation, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof including, without limitation, the dividend rate, voting rights, conversion rights, redemption price and liquidation preference per series of Preferred Stock. Any series of Preferred Stock so issued may rank senior to the Common Stock with respect to the payment of dividends or amounts to be distributed upon liquidation, dissolution or winding up. There are no agreements or understandings for the issuance of Preferred Stock, and the Board of Directors has no present intent to issue any Preferred Stock. The existence of authorized but unissued Preferred Stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in the Company's best interests, the Board of Directors could cause shares of Preferred Stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group. The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above could decrease the amount of earnings and assets available for distribution to holders of Common Stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of the Company.

WARRANTS

       The Warrants will be issued in registered form pursuant to an agreement dated the date of this Prospectus (the "Warrant Agreement"), between the Company and American Stock Transfer Corporation, as Warrant Agent (the "Warrant Agent"). The following discussion of certain terms and provisions of the Warrants is qualified in its entirety by reference to the Warrant Agreement. A form of the certificate representing the Warrants which form a part of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

       Each of the Warrants entitles the registered holder to purchase one share of Common Stock. The Warrants are exercisable at a price equal to 150% of the Share Offering Price (which exercise price has been arbitrarily determined by the Company and the Representative) subject to certain adjustments. The Warrants are entitled to the benefit of adjustments in their exercise prices and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

       The Warrants may be exercised at any time and continuing thereafter until the close of five years from the date hereof, unless such period is extended by the Company. After the expiration date, Warrant holders shall have no further rights. Warrants may be exercised by surrendering the certificate evidencing such Warrant, with the form of election to purchase on the reverse side of such certificate properly completed and executed, together with payment of the exercise price and any transfer tax, to the Warrant Agent. If less than all of the Warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of Warrants. Payment of the exercise price may be made by cash, bank draft or official bank or certified check equal to the exercise price.

       Warrant holders do not have any voting or any other rights as shareholders of the Company. The Company has the right at any time beginning six months from the date hereof to redeem the Warrants, at a price of $.05 per Warrant, by written notice to the registered holders thereof, mailed not less than 30 nor more than 60 days prior to the Redemption Date. The Company may exercise this right only if the closing bid price for the Common Stock for seven trading days during a 10 consecutive trading day period ending no more than 15 days prior to the date that the notice of redemption is given, equals or exceeds $___ per share, subject to adjustment. If the Company exercises its right to call Warrants for redemption, such Warrants may still be exercised until the close of business on the day immediately preceding the Redemption Date. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable, and the holder thereof will be entitled only to the repurchase price. Notice of redemption will be mailed to all holders of Warrants of record at least 30 days, but not more than 60 days, before the Redemption Date. The foregoing notwithstanding, the Company may not call the Warrants at any time that a current registration statement under the Securities Act is not then in effect. Any redemption of the Warrants during the one-year period commencing on the date of this Prospectus shall require the written consent of the Representative.

       The Warrant Agreement permits the Company and the Warrant Agent without the consent of Warrant holders, to supplement or amend the Warrant Agreement in order to cure any ambiguity, manifest error or other mistake, or to address other matters or questions arising thereafter that the Company and the Warrant Agent deem necessary or desirable and that do not adversely affect the interest of any Warrant holder. The Company and the Warrant Agent may also supplement or amend the Warrant Agreement in any other respect with the written consent of holders of not less than a majority in the number of the Warrants then outstanding; however, no such supplement or amendment may (i) make any modification of the terms upon which the Warrants are exercisable or may be redeemed; or (ii) reduce the percentage interest of the holders of the Warrants without the consent of each Warrant holder affected thereby.

       In order for the holder to exercise a Warrant, there must be an effective registration statement, with a current prospectus on file with the Commission covering the shares of Common Stock underlying the Warrants, and the issuance of such shares to the holder must be registered, qualified or exempt under the laws of the state in which the holder resides. If required, the Company will file a new registration statement with the Commission with respect to the securities underlying the Warrants prior to the exercise of such Warrants and will deliver a prospectus with respect to such securities to all holders thereof as required by Section 10(a)(3) of the Securities Act. See "Risk Factors-- Necessity to Maintain Current Prospectus" and "State Blue Sky Registration Required to Exercise Warrants."

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

       Section 203 of the Delaware General Corporation Law prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved either the transaction in which the interested stockholder became an interested stockholder or the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation or by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of the stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.


ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE COMPANY'S
CERTIFICATE OF INCORPORATION AND BYLAWS

       Certain provisions of the Certificate and Bylaws of the Company summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

       Classified Board of Directors. The Certificate provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. Moreover, under the Delaware General Corporation Law, in the case of a corporation having a classified board, stockholders may remove a director only for cause. This provision, when coupled with the provision of the Bylaws authorizing only the Board of Directors to fill vacant directorships, will preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

       Special Meeting of Stockholders. The Certificate provides that special meetings of stockholders of the Company may be called only by the Board of Directors or the Company's Chief Executive Officer. This provision will make it more difficult for stockholders to take actions opposed by the Board of Directors.

       Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The Bylaws also specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS AND INDEMNIFICATION.

       The Company's Certificate of Incorporation eliminates, to the fullest extent now or hereafter permitted by Delaware law, liability of a director to the Company or its stockholders for monetary damages for a breach of such Director's fiduciary duty as a Director. The Delaware General Corporation Law presently permits such limitation of a Director's liability except where a Director (i) breaches his or her duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law, (iii) authorizes payment of an unlawful dividend or stock repurchase, or (iv) obtains an improper personal benefit.

       This provision is intended to afford Directors additional protection, and limit their potential liability, from suits alleging a breach of the duty of care by a Director. The Company believes this provision will assist it in maintaining and securing the services of Directors who are not employees of the company. As a result of the inclusion of such a provision, stockholders may be unable to recover monetary damages against Directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders for any particular case, stockholders may not have any effective remedy against the challenged conduct. The Company's Bylaws also provide that Directors and officers shall be indemnified against liabilities arising from their service as Directors or officers to the fullest extent permitted by law, which generally requires that the individual act in good faith and in a manner he or she reasonably believes to be in or not opposed to the Company's best interests.


TRANSFER AGENT, REGISTRAR AND WARRANT AGENT

       The transfer agent and registrar for the Common Stock, and the Warrant Agent for the Warrants is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

GENERAL

         Upon the closing of this Offering, the Company will have 7,807,129 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option). Of these shares, the 1,800,000 shares being offered by the Company and the 2,580,534 shares being offered by the Stockholders will be freely tradeable without restriction (except as to affiliates of the Company) or registration under the Securities Act (collectively, the "Registered Shares"). The remaining 3,326,595 outstanding shares of Common Stock will be "restricted shares" as defined in Rule 144 under the Securities Act.

         ____ shares of the previously issued and outstanding Common Stock will become available for resale 90 days after the effectiveness of this Offering, and all of the previously issued and outstanding the Common Stock will become available for resale within 6 months after the effectiveness of this Offering, subject in all events to the provisions of Rule 144 under the Securities Act
("Rule 144"). The holders of   102,000 shares, not included in the Registered
Shares have agreed not to Sell such shares for a period of two years after the effectiveness of this Offering.

         The Registered Shares will be freely transferable and tradable in the United States (except by "affiliates" of the Company) without restrictions or further registration under the Securities Act, immediately upon the effectiveness of this Offering. However, (i) holders of 175,000 Registered Shares have agreed not to offer, sell or otherwise dispose of ("Sell") such Registered Shares for a period of 30 days after the effectiveness of this Offering, (ii) the holders of 665,000 Registered Shares have agreed not to sell such shares for a period of 180 days after the date of this Prospectus, and
(iii) holders of 102,000 Registered Shares have agreed not to Sell such shares for a period of one year after the effectiveness of this Offering.

       In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted shares from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 78,000 shares immediately after this Offering) or the average weekly trading volume of the Company's Common Stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sales provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the later of the date of acquisition of restricted shares from the Company or from any affiliate of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

       The Company has also agreed that, without the prior written consent of the Underwriters, it will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 180 days after the effective date of this Prospectus, subject to certain limited exceptions. See "Underwriting."

       Since there has been no public market for shares of Common Stock of the Company, the Company is unable to predict the effect that sales made under Rule 144, pursuant to future registration statements, or otherwise, may have on any then prevailing market price for shares of the Common Stock. Nevertheless, sales of a substantial amount of the Common Stock in the public market, or the perception that such sales could occur, could adversely affect market prices.

                                  UNDERWRITING

       Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, for whom First London Securities Corporation is acting as Representative, have severally agreed to purchase from the Company and the Participating Selling Shareholder an aggregate of 1,800,000 shares of Common Stock ("Shares") and 1,800,000 Warrants. The number of Shares and Warrants which each Underwriter has agreed to purchase is set forth opposite its name.



NAME OF UNDERWRITER                                                     NUMBER OF  NUMBER OF
-------------------                                                     ---------  ---------
                                                                          SHARES    WARRANTS
                                                                          ------    --------
First London Securities Corporation.................................


Total...............................................................      ======     =======



       The Securities are offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and certain other conditions. The Underwriters are committed to purchase all Securities offered by this Prospectus, if any are purchased.

       The Company and the Participating Selling Shareholder have been advised by the Representative that the Underwriters propose initially to offer the Securities offered hereby to the public at the offering price set forth on the cover page of this Prospectus. The Representative has advised the Company and the Participating Selling Shareholder that the Underwriters propose to offer the Securities through members of the NASD, and may allow a concession, in their discretion, to certain dealers who are members of the NASD and who agree to sell the Securities in conformity with the NASD Conduct Rules. Such concessions shall not exceed the amount of the underwriting discount that the Underwriters are to receive.

       The Company has granted to the Representative an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an additional 270,000 Shares and an additional 270,000 Warrants at the public offering price less the underwriting discount set forth on the cover page of this Prospectus (the "Over-Allotment Option"). The Representative may exercise the Over-Allotment Option solely to cover over-allotments in the sale of the Securities being offered by this Prospectus.

       Officers and directors of the Company may introduce the Representative to persons to consider the Offering and purchase Securities either through the Representative, other Underwriters, or through participating dealers. In this connection, officers and directors will not receive any commissions or any other compensation.

       The Company and the Participating Selling Shareholder have agreed to pay the Representative a commission of 10% of the gross proceeds of the offering (the "Underwriting Discount"), including the gross proceeds from the sale of the Over-Allotment Option, if exercised. In addition, the Company and the Participating Selling Shareholder have agreed to pay to the Representative a non-accountable expense allowance of three percent (3%) of the gross proceeds of this Offering, including proceeds from any Securities purchased pursuant to the Over-Allotment Option. The Representative's expenses in excess of the non-accountable expense allowance will be paid by the Representative. To the extent that the expenses of the Representative are less than the amount of the non-accountable expense allowance received, such excess shall be deemed to be additional compensation to the Representative. The Company has also agreed to pay the Representative upon the exercise or redemption of the Warrants a fee equal to 5% of the gross proceeds received by the Company from the exercise of the Warrants and 5% of the aggregate redemption price for the Warrants redeemed. Additionally, the Representative shall have the right to nominate an Advisory Director to the Company's Board of Directors. The Advisory Director will have the same privileges as a normal director, including equal compensation, but will forfeit the right to vote on Board issues. The Representative has informed the Company that it does not expect sales to discretionary accounts to exceed 5% of the total number of Securities offered by the Company hereby.

       Prior to this Offering, there has been no public market for the Shares of Common Stock or Warrants of the Company. Consequently, the initial public offering price for the Securities, and the terms of the Warrants (including the exercise price of the Warrants), have been determined by negotiation between the Company and the Representative. Among the factors considered in determining the public offering price were the history of, and the prospect for, the Company's business, an assessment of the Company's management, its past and present operations, the Company's development and the general condition of the securities market at the time of this Offering. The initial public offering price does not necessarily bear any relationship to the Company's assets, book value, earnings or other established criteria of value. Such price is subject to change as a result of market conditions and other factors, and no assurance can be given that a public market for the Shares or Warrants will develop after the close of this Offering, or if a public market in fact develops, that such public market will be sustained, or that the Shares or Warrants can be resold at any time at the offering or any other price. See "Risk Factors."

       At the closing of this Offering, the Company will issue to the Representative or persons related to the Representative, for nominal consideration, a Representative's Warrant to purchase up to 180,000 Shares and 180,000 Warrants ("Underlying Warrants"). The Representative's Warrant will be exercisable for a four-year period commencing one year from the effective date of this Offering at an exercise price of 120% of the price at which the Common Stock and Warrants are sold to the public, subject to adjustment. Each Underlying Warrant will be exercisable for a four-year period commencing one year from the effective date of this Prospectus to purchase one share of Common Stock at an exercise price of $___ per share of Common Stock. (150% of the Offering Price of the Common Stock) The Representative's Warrant will not be transferable for one year from the date of this Prospectus, except (i) to officers of the Representative, other Underwriters, and officers and partners thereof; (ii) by will; or (iii) by operation of law.

       The Representative's Warrant contains provisions providing for appropriate adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. The Representative's Warrant contain net issuance provisions permitting the holders thereof to elect to exercise the Representative's Warrant in whole or in part and instruct the Company to withhold from the securities issuable upon exercise, a number of securities, valued at the current fair market value on the date of exercise, to pay the exercise price. Such net exercise provision has the effect of requiring the Company to issue shares of Common Stock without a corresponding increase in capital. A net exercise of the Representative's Warrant will have the same dilutive effect on the interests of the Company's shareholders as will a cash exercise. The Representative's Warrant does not entitle the holders thereof to any rights as a shareholder of the Company until such Representative's Warrant is exercised and shares of Common Stock are purchased thereunder.

       The Company has granted to the holders of the Representatives' Warrants certain rights with respect to registration of the Shares, the Underlying Warrants and the Common Stock issuable upon exercise of the Representatives' Warrants (the "Registrable Securities") under the Securities Act. For a period of four years commencing one year following the date of this Prospectus, the holders representing more than 50% of the Registrable Securities may require the Company at the Company's sole expense to prepare and file one registration statement under the Securities Act with respect to the Registrable Securities. For a period of four years commencing one year following the date of this Prospectus, the holders representing more than 50% of the Registrable Securities also have the right at the Representatives' or holders' expense to require the Company to prepare and file one registration statement with respect to the Registrable Securities. In addition, subject to certain limitations, in the event the Company proposes to register any of its securities under the Securities Act during the seven year period following the date of this Prospectus, the holders of the Registrable Securities are entitled to notice of such registration and may elect to include the Registrable Securities held by them in such registration statement at the sole expense of the Company.

       The Company and the Participating Selling Shareholder have agreed to indemnify the Underwriters against any costs or liabilities incurred by the Underwriters by reasons of misstatements or omissions to state material facts in connection with the statements made in the Registration Statement and the Prospectus. The Underwriters have in turn agreed to indemnify the Company and the Participating Selling Shareholder against any liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the Prospectus, based on information relating to the Underwriters and furnished in writing by the Underwriters. To the extent that this section may purport to provide exculpation from possible liabilities arising from the federal securities laws, in the opinion of the Commission, such indemnification is contrary to public policy and therefore unenforceable.

       The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to copies of each such agreement which are filed as exhibits to the Registration Statement.
See "Available Information."

DETERMINATION OF OFFERING PRICE

       Prior to the Offering, there has been no public market for the Common Stock or Warrants. The public offering price of the Common Stock and the Warrants and the exercise price of the Warrants, as well as the exercise price of the warrants underlying the Representative's Warrant, have been determined solely by negotiations between the Company and the Representative. Among the factors considered in determining these prices were the Company's current financial condition and prospects and the general condition of the securities market. However, the public offering price of the Common Stock and the Warrants and the exercise price of the Warrants and the warrants underlying Representative's Warrant do not necessarily bear any relationship to the Company's assets, book value, earnings or any other established criterion of value.


                                 LEGAL MATTERS

       The validity of the Securities offered hereby will be passed upon for the Company by Phillips Nizer Benjamin Krim & Ballon LLP, New York, New York. Certain legal matters with respect to the Securities offered hereby will be passed upon for the Underwriters by Jackson Walker, L.L.P., Dallas, Texas.


                                    EXPERTS

       The audited Financial Statements and schedules of the Company included in this Prospectus and elsewhere in the Registration Statement have been audited by Killman, Murrell & Company, P.C., independent certified public accountants, except with respect to the Statement of Operations, Statement of Stockholders' Equity (Deficit) and Statement of Cash Flows for the year ended December 31, 1994, which have been audited by Feldman Radin & Co., P.C., certified public accountants as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of such firms as experts in accounting and auditing in giving said reports. The audited Financial Statements and Schedules of Stevens included in this Prospectus and elsewhere in the Registration Statement have been audited by Accetta and Olmsted, Accountancy Corporation, certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of such firms as experts in accounting and auditing in giving said reports.

                          800 TRAVEL SYSTEMS, INC.

                              TABLE OF CONTENTS

                                                                                 Page
Report of Independent Certified Public Accountants                                F-2

Report of Independent Certified Public Accountants                                F-3

Balance Sheets as of December 31, 1995 and 1996 and March 31, 1997 (Unaudited)    F-4

Statements of Operations for the Fiscal Year Ended December 31, 1994, Eleven
   Months Ended November 30, 1995, One Month Ended December 31, 1995, Fiscal
   Year Ended December 31, 1996, and Three Months Ended March 31, 1996
   and 1997 (Unaudited)                                                           F-6

Statements of Stockholders' Equity (Deficit) for Fiscal Year Ended December 31,
   1994, Eleven Months Ended November 30, 1995, One Month Ended December 31,
   1995, Fiscal Year Ended December 31, 1996, and Three Months Ended March 31,
   1997 (Unaudited)F-5

Statements of Cash Flows for the Fiscal Year Ended December 31, 1994, Eleven
   Months Ended November 30, 1995, One Month Ended December 31, 1995, Fiscal
   Year Ended December 31, 1996, and Three Months Ended March 31, 1996
   and 1997 (Unaudited)                                                           F-8

Notes to Financial Statements                                                     F-10

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


800 Travel Systems, Inc.
Tampa, Florida


We have audited the accompanying balance sheets of 800 Travel Systems. Inc. (the Company) as of December 31, 1996 and 1995 and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1996 and the one month ended December 31, 1995. We have also audited the consolidated statements of operations, stockholders' (deficit) and cash flows of 1-800-Low Airfare, Inc., and Subsidiary (Predecessor Business) for the eleven months ended November 30, 1995. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Company's financial statements referred to above present fairly, in all material respects, the financial position of 800 Travel Systems, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for the year ended December 31, 1996 and the one month ended December 31, 1995, in conformity with generally accepted accounting principles. Further, in our opinion, the Predecessor Business' financial statements referred to above present fairly, in all material respects, the results of its operations, changes in its stockholders' (deficit) and its cash flows for the eleven months ended November 30,1995 in conformity with generally accepted accounting principles.




Killman, Murrell & Company, P.C.


Dallas, Texas
April 20, 1997

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Shareholders and Board of Directors of 1-800-Low Airfare, Inc.

        We have audited the accompanying consolidated statement of operations, changes in stockholders' deficit and cash flows of 1-800-Low-Airfare, Inc. and Subsidiary for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the results of consolidated operations and consolidated cash flows of 1-800-Low-Airfare, Inc. and Subsidiary for the year ended December 31, 1994 in conformity with generally accepted accounting principles.


                                                  FELDMAN RADIN & CO., P.C.

                                                  /s/ Feldman Radin & Co., P.C.

                                                  Certified Public Accountants

New York, New York
June 2, 1995

                            800 TRAVEL SYSTEMS, INC.
                                 BALANCE SHEETS


                                     ASSETS

                                                                    December 31,
                                                             --------------------------     March 31,
                                                                1995           1996           1997
                                                             -----------    -----------    -----------
                                                                                           (Unaudited)
CURRENT ASSETS
   Cash                                                      $    19,593    $   588,960    $   243,720
   Commissions Receivable                                         19,613        118,390        322,852
   Receivable from AT&T                                             --          213,980           --
   Prepaids                                                         --           28,804         23,542
                                                             -----------    -----------    -----------

       TOTAL CURRENT ASSETS                                       39,206        950,134        590,114
                                                             -----------    -----------    -----------

LEASEHOLD IMPROVEMENTS AND EQUIPMENT - NOTE 3                     32,418        403,964        450,667
   Less Accumulated Depreciation                                    (733)       (39,734)       (52,448)
                                                             -----------    -----------    -----------

   Net Leasehold Improvements and Equipment                       31,685        364,230        398,219
                                                             -----------    -----------    -----------
EXCESS OF COST OVER FAIR VALUE OF NET
   ASSETS ACQUIRED
   Less accumulated amortization of $3,725,                  $    48,425
   and $59,600, respectively - Note 2                          1,113,786      1,069,086      1,057,911
                                                             -----------    -----------    -----------

DEFERRED OFFERING COSTS                                           25,502         50,000         60,378
                                                             -----------    -----------    -----------

OTHER ASSETS
   Trademarks, net of accumulated amortization of $1,111,
       $15,276 and $18,861, respectively                         198,889        199,724        196,139
   Related Party Receivables                                       9,000        109,000        109,000
   Bonds and Security Deposits                                    26,230         31,007         31,007
   Merger Deposit and Deferred Acquisition Costs - Note 10          --           99,341         99,341
   Prepaid Rent - Note 5                                            --           80,000         77,000
                                                             -----------    -----------    -----------

       TOTAL OTHER ASSETS                                        234,119        519,072        512,487
                                                             -----------    -----------    -----------

       TOTAL ASSETS                                          $ 1,444,298    $ 2,952,522    $ 2,619,109
                                                             ===========    ===========    ===========










                     The accompanying notes are an integral
                      part of these financial statements.

                                  (Continued)

                            800 TRAVEL SYSTEMS, INC.

                                 BALANCE SHEETS
                                  (CONTINUED)


                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                         December 31,
                                                                 --------------------------     March 31,
                                                                    1995           1996           1997
                                                                 -----------    -----------    -----------
                                                                                               (Unaudited)
CURRENT LIABILITIES
   Current Maturities of Long-Term Debt -
       Related Parties - Note 4                                  $   431,750    $   280,750    $   280,750
   Accounts Payable                                                   96,056        641,592        534,149
   Accrued Liabilities                                               242,610        227,241        280,575
                                                                 -----------    -----------    -----------

           TOTAL CURRENT LIABILITIES                                 770,416      1,149,583      1,095,474

DEFERRED RENT                                                           --          108,721        144,844

LONG-TERM DEBT - Excluding Current Installments - Note 4              60,000         30,000         30,000
                                                                 -----------    -----------    -----------

           TOTAL LIABILITIES                                         830,416      1,288,304      1,270,318
                                                                 -----------    -----------    -----------
COMMITMENTS AND CONTINGENCIES - Notes 7 and 10

STOCKHOLDERS' EQUITY - NOTE 5
   Preferred Stock, $100.00 par value, 400 shares authorized;
       none issued                                                      --             --             --
   Common stock, $.01 par value, 10,000,000 shares authorized;
       3,550,000 and 5,951,209 shares issued and outstanding,
       respectively                                                   35,500         59,512         59,512
   Additional Paid-in-Capital                                        741,276      4,976,259      4,976,259
   Stock Subscriptions Receivable                                    (32,296)       (32,296)       (32,296)
   Retained Deficit                                                 (130,598)    (3,339,257)    (3,654,684)
                                                                 -----------    -----------    -----------

           TOTAL STOCKHOLDERS' EQUITY                                613,882      1,664,218      1,348,791
                                                                 -----------    -----------    -----------

           TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $ 1,444,298    $ 2,952,522    $ 2,619,109
                                                                 ===========    ===========    ===========



                     The accompanying notes are an integral
                      part of these financial statements.

                            800 TRAVEL SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS



                                           Predecessor Business                            The Company
                                         --------------------------    --------------------------------------------------------
                                                       Eleven Months   One Month                        Three Months Ended
                                          Year Ended       Ended         Ended        Year Ended             March 31,
                                         December 31,   November 30,   December 31,   December 31,   --------------------------
                                            1994           1995            1995          1996           1996            1997
                                         -----------    -----------    -----------    -----------    -----------    -----------
                                                                                                     (Unaudited)    (Unaudited)
REVENUES
   Commissions                           $   622,017    $   898,479    $   115,986    $ 2,814,237    $   303,945    $ 1,338,935
   Ticket Delivery Income                       --          192,459         17,984        421,540         60,448        300,261
                                         -----------    -----------    -----------    -----------    -----------    -----------
       Total Revenues                        622,017      1,090,938        133,970      3,235,777        364,393      1,639,196
                                         -----------    -----------    -----------    -----------    -----------    -----------

 OPERATING EXPENSES
   Payroll, commissions and
       employee benefits                     790,859      1,115,403        175,604      2,490,770        581,590        848,243
   Telephone                                 165,979        392,869         14,527        539,118        122,496        245,551
   Ticket Delivery Expense                      --          138,798         17,896        407,579         51,422        178,967
   Advertising                               459,657        333,520            437        137,223         10,709         45,545
   General and administrative - Note 7     1,053,530      1,156,777         53,869      1,768,058        508,902        593,073
   Interest expense                           46,417        168,857          4,017      1,114,298        264,449         45,890
                                         -----------    -----------    -----------    -----------    -----------    -----------

       TOTAL OPERATING EXPENSES            2,516,442      3,306,224        266,350      6,457,046      1,539,568      1,957,269
                                         -----------    -----------    -----------    -----------    -----------    -----------

(LOSS) BEFORE OTHER INCOME                (1,894,425)    (2,215,286)      (132,380)    (3,221,269)    (1,175,175)      (318,073)

OTHER INCOME                                    --           41,959          1,782         12,610           --            2,646
                                         -----------    -----------    -----------    -----------    -----------    -----------

NET (LOSS)                               $(1,894,425)   $(2,173,327)   $  (130,598)   $(3,208,659)    (1,175,175)      (315,427)
                                         ===========    ===========    ===========    ===========    ===========    ===========
Weighted Average Number of
   Common Shares Outstanding               3,830,000      3,830,000      3,840,000      4,947,823      4,116,875      6,251,209
                                         ===========    ===========    ===========    ===========    ===========    ===========

(Loss) Per Common Share                  $      (.50)   $      (.57)   $      (.03)   $      (.65)   $      (.29)   $      (.05)
                                         ===========    ===========    ===========    ===========    ===========    ===========


                     The accompanying notes are an integral
                      part of these financial statements.

                            800 TRAVEL SYSTEMS, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                              Common Stock          Additional     Stock
                                        -------------------------     Paid-in   Subscriptions
                                          Shares        Amount        Capital     Receivable       Deficit         Total
                                        -----------   -----------   -----------   -----------    -----------    -----------
PREDECESSOR BUSINESS

BALANCE, JANUARY 1, 1994                    751,702   $       752   $   205,748   $      --      $   (39,210)   $   167,290

   Issuance of common stock                 248,298           248       194,252          --             --          194,500
   Distribution (Note 5)                       --            --            --            --          (93,500)       (93,500)
   Net Loss, year ended
       December 31, 1994                       --            --            --            --       (1,894,425)    (1,894,425)
                                        -----------   -----------   -----------   -----------    -----------    -----------

BALANCE, DECEMBER 31, 1994                1,000,000         1,000       400,000          --       (2,027,135)    (1,626,135)

   Net loss, eleven months
       ended November 30, 1995                 --            --            --            --       (2,173,327)    (2,173,327)
                                        -----------   -----------   -----------   -----------    -----------    -----------

BALANCE, NOVEMBER 30, 1995                1,000,000   $     1,000   $   400,000   $      --      $(4,200,462)   $(3,799,462)
                                        ===========   ===========   ===========   ===========    ===========    ===========

THE COMPANY

   Issuance of common stock - Note 5      3,229,600   $    32,296   $      --     $   (32,296)   $      --      $      --
   Issuance of common stock in
       connection with debt - Note 5         20,000           200        23,800          --             --           24,000
   Purchase of predecessor - Note 2         300,400         3,004       717,476          --             --          720,480
   Net loss, one month ended
       December 31, 1995                       --            --            --            --         (130,598)      (130,598)
                                        -----------   -----------   -----------   -----------    -----------    -----------

BALANCE, DECEMBER 31, 1995                3,550,000        35,500       741,276       (32,296)      (130,598)       613,882

   Sale of common stock -
       net of expenses of $620,348 -
       Note 5                             1,387,500        13,875     2,442,027          --            --        2,455,902
   Issuance of common stock in
       connection with debt issuance
       and services rendered - Note 5     1,013,709        10,137     1,458,581          --             --        1,468,718
   Issuance of options and warrants
       for services and interest               --            --         334,375          --             --          334,375
   Net loss, year ended
       December 31, 1996                       --            --            --            --       (3,208,659)    (3,208,659)
                                        -----------   -----------   -----------   -----------    -----------    -----------

BALANCE, DECEMBER 31, 1996                5,951,209        59,512     4,976,259       (32,296)    (3,339,257)     1,664,218

   Net loss, three months ended
       March 31, 1997 (unaudited)              --            --            --            --         (315,427)      (315,427)
                                        -----------   -----------   -----------   -----------    -----------    -----------

BALANCE, MARCH 31, 1997
   (UNAUDITED)                            5,951,209   $    59,512   $ 4,976,259   $   (32,296)   $(3,654,684)   $ 1,348,791
                                        ===========   ===========   ===========   ===========    ===========    ===========


                     The accompanying notes are an integral
                      part of these financial statements.

                           800 TRAVEL SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS



                                                            Predecessor Business
                                                           --------------------------            The Company
                                                                        Eleven Months    --------------------------------
                                                           Year Ended       Ended                             Year Ended
                                                          December 31,    November 30,    One Month Ended     December 31,
                                                              1994           1995        December 31, 1995       1996
                                                           -----------    -----------    -----------------    ----------
CASH FLOW FROM OPERATING ACTIVITIES
   Net (loss)                                              $(1,894,425)   $(2,173,327)      $  (130,598)      $(3,208,659)
   Adjustments to reconcile net loss to net cash
       used in operating activities:
           Depreciation and Amortization                         9,606          6,752             5,569            97,866
           Stock, options and warrants issued for
             expenses and debt redemption                         --             --                --           1,803,093
           Prepaid Rent Amortization                              --             --                --               8,000
           Changes in operating assets and liabilities,
             net of effects of acquisition:
             (Increase) decrease in receivables                (10,782)         8,793           (17,764)         (312,757)
             (Increase) decrease in prepaids and
                other assets                                   (18,701)        (8,055)             --             (21,581)
             Decrease in deferred financing fees                  --           92,833              --                --
             Increase in related party receivables                --             --              (5,000)         (100,000)
             Increase (Decrease) in deferred rent
                liability                                         --          (59,929)             --             108,721
             Increase (Decrease) in accounts payable and
                accrued expenses                               815,967        909,874            77,138           530,167
                                                           -----------    -----------       -----------       -----------

                NET CASH USED IN
                    OPERATING ACTIVITIES                    (1,098,335)    (1,223,059)          (70,655)       (1,095,150)
                                                           -----------    -----------       -----------       -----------

CASH FLOW FROM INVESTING ACTIVITIES
   Purchase of leasehold improvements and equipment            (22,846)        (7,963)             --            (371,546)
   Purchase of Trademark                                          --             --                --             (15,000)
   Merger deposit and deferred acquisition costs                  --             --                --             (99,341)
                                                           -----------    -----------       -----------       -----------

                NET CASH FLOW USED BY
                    INVESTING ACTIVITIES                       (22,846)        (7,963)             --            (485,887)
                                                           -----------    -----------       -----------       -----------

                                                                    The Company
                                                           --------------------------
                                                               Three Months Ended
                                                                   March 31,
                                                           --------------------------
                                                              1996            1997
                                                           -----------    -----------
                                                           (Unaudited)     (Unaudited)
CASH FLOW FROM OPERATING ACTIVITIES
   Net (loss)                                              $(1,175,175)   $  (315,427)
   Adjustments to reconcile net loss to net cash
       used in operating activities:
           Depreciation and Amortization                        16,523         27,474
           Stock, options and warrants issued for
             expenses and debt redemption                      171,000
           Prepaid Rent Amortization                              --            3,000
           Changes in operating assets and liabilities,
             net of effects of acquisition:
             (Increase) decrease in receivables                (37,172)         9,518
             (Increase) decrease in prepaids and
                other assets                                   (37,299)         5,262
             Decrease in deferred financing fees
             Increase in related party receivables             (62,355)          --
             Increase (Decrease) in deferred rent
                liability                                         --           36,123
             Increase (Decrease) in accounts payable and
                accrued expenses                               366,972        (54,109)
                                                           -----------    -----------

                NET CASH USED IN
                    OPERATING ACTIVITIES                      (757,506)      (288,159)
                                                           -----------    -----------

CASH FLOW FROM INVESTING ACTIVITIES
   Purchase of leasehold improvements and equipment             (5,500)       (46,703)
   Purchase of Trademark                                       (15,000)          --
   Merger deposit and deferred acquisition costs                  --             --
                                                           -----------    -----------

                NET CASH FLOW USED BY
                    INVESTING ACTIVITIES                       (20,500)       (46,703)
                                                           -----------    -----------



                     The accompanying notes are an integral
                      part of these financial statements.
                                  (Continued)

                            800 TRAVEL SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
                                  (CONTINUED)

                                             Predecessor Business                             The Company
                                           --------------------------   -----------------------------------------------------------
                                                         Eleven Months                                       Three Months Ended
                                           Year Ended        Ended                         Year Ended             March 31,
                                           December 31,   November 30,   One Month Ended   December 31,   -------------------------
                                              1994           1995       December 31, 1995     1996           1996          1997
                                           -----------    -----------   -----------------  -----------    -----------   -----------
                                                                                                          (Unaudited)   (Unaudited)
CASH FLOW FROM FINANCING ACTIVITIES
   Deferred offering cost                  $   (97,833)   $      --      $      (25,502)   $   (50,000)   $      --         (10,378)
   Proceeds from borrowings, net                  --        1,202,250           125,750           --          125,000          --
   Principal payments on debt                  (18,944)          --                --         (281,000)          --            --
   Issuance of common stock                    194,500           --                --        2,481,404        983,550          --
   Proceeds from private placement, net      1,000,000           --                --             --             --            --
   Acquisition of Predecessor Business            --             --             (10,000)          --
   Capital distribution                        (93,500)          --                --             --             --            --
                                           -----------    -----------    --------------    -----------    -----------   -----------

                NET CASH FLOW FROM
                    FINANCING ACTIVITIES       984,223      1,202,250            90,248      2,150,404      1,108,550       (10,378)
                                           -----------    -----------    --------------    -----------    -----------   -----------

NET INCREASE (DECREASE) IN CASH               (136,958)       (28,772)           19,593        569,367        330,544      (345,240)

CASH AT THE BEGINNING OF PERIOD                169,795         32,837              --           19,593         19,593       588,960
                                           -----------    -----------    --------------    -----------    -----------   -----------

CASH AT THE END OF PERIOD                  $    32,837    $     4,065    $       19,593    $   588,960    $   350,137   $   243,720
                                           ===========    ===========    ==============    ===========    ===========   ===========

SUPPLEMENTAL DISCLOSURE OF
   CASH FLOW INFORMATION
       Cash paid during the period for:
           Interest Expense                $    46,417    $   168,857    $        4,017    $    67,205    $    11,449   $    45,890
                                           ===========    ===========    ==============    ===========    ===========   ===========







                     The accompanying notes are an integral
                      part of these financial statements.

                           800 TRAVEL SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)


                           DECEMBER 31, 1996 AND 1995


NOTE 1: BUSINESS AND BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

800 Travel Systems, Inc. (the "Company") is a telemarketing travel company which provides air transportation reservation services. The Company was formed in November 1995 to acquire certain of the assets and assume certain liabilities of 1-800-Low Airfare, Inc. (the Predecessor Business), which occurred December 1, 1995.

The Company, and the Predecessor Business strive to furnish the lowest air fare available at the time of reservation within the parameters provided by a customer.

The Company incorporated LAF Financial Services, Inc. ("LAF") on January 16, 1996, in the State of Delaware. At December 31, 1996, LAF had not issued any stock and had conducted no business activities.

Leasehold Improvements and Equipment

Leasehold improvements and equipment is stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the respective assets, five to ten years.

Excess of Cost Over Fair Value of Net Assets

The excess of cost over fair value of net assets acquired is amortized over a period of twenty-five (25) years. The Company periodically reviews the carrying amount of this asset and evaluates its recoverability based upon future estimated operating cash flows.

Trademarks

The cost of the trademarks is being amortized using the straight-line method over their useful estimated lives of fifteen (15) years.

Revenue Recognition

Revenues, which consist of commissions, are recognized when travel services are ticketed.

Net Loss Per Common Share

Net loss per common share is based on the weighted average number of common shares outstanding, as adjusted for the effects of the application of Securities and Exchange Commission Staff Accounting Bulletin (SAB) No.83 and unissued shares in connection with the purchase of the Predecessor Business (at December 31, 1995).

At December 31, 1996 the Company had issued stock options for 300,000 shares of stock and stock warrants for 275,000 shares of stock, the earnings per share computation did not include the exercise of the stock options and warrants due to the antidilutive effect.

The net loss per share computations for the period March 31, 1997 includes the 300,000 shares of stock to be issued to the Joseph Stevens Group, Inc. in 1997, subject to the successful completion of the proposed public offering.

                            800 TRAVEL SYSTEMS, INC.
                         NOTES TO FINANCIAL STATEMENTS
             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)
                                  (CONTINUED)

                           DECEMBER 31, 1996 AND 1995


NOTE 1: BUSINESS AND BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Net Loss Per Common Share (Continued)

Pursuant to SAB No. 83, common stock issued by the Company at a price less than the initial public offering ("IPO") price during the twelve months immediately preceding the initial filing of this Prospectus, together with common stock purchase warrants and options issued during each period with an exercise price less than the IPO price, are treated as outstanding for all periods presented. Pro forma net loss per share is computed using the treasury stock method, under which the number of shares outstanding reflects an assumed use of the proceeds from the issuance of such shares and from the assumed exercise of such options
(none) and warrants (none) to repurchase shares of the Company's common stock at the estimated IPO price of $5.00 per share.

Taxes on Income

The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" which utilizes an asset and liability approach in determining income tax expense.

Stock Based Compensation

In October 1995, the Financial Accounting Standard Board issued Statement No.123, "Accounting for Stock Based Compensation." Statement No 123 established a fair value method for accounting for stock-based compensation plans either through recognition or disclosure. The Company has recognized in the accompanying statements of operations the fair value amounts applicable to stock-based compensation.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimated amounts.

Reclassifications

Certain prior year balances have been reclassified to conform with the current presentation.

                            800 TRAVEL SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)
                                  (CONTINUED)

                           DECEMBER 31, 1996 AND 1995


NOTE 2:    ACQUISITION

The Company acquired certain of the assets and assumed certain liabilities of the Predecessor Business effective December 1, 1995. The $820,480 purchase price consisted of $10,000 in cash, $90,000 in notes payable and 600,400 shares of the Company's common stock (valued at $1.20 per share). The Company, acting on behalf of the Predecessor Business, agreed to issue 300,000 of the shares of common stock to those remaining creditors of the Predecessor Business who elected to convert their claim into stock at the rate of $10 per share. In 1996, the Creditors representing 153,934 shares of common stock have converted their claim into stock and 146,066 shares have been issued to the Predecessor Business. The Company assumed $536,253 of liabilities pursuant to the purchase agreement and has subsequently agreed to assume certain additional liabilities aggregating $50,275.

Costs in excess of net assets acquired aggregated $1,117,511.

Proforma results of operations as if the Company had acquired the Predecessor Business on January 1, 1995 would not have been materially different than the results of operations of the Predecessor for the eleven months ended November 30, 1995 and accordingly, are not presented.


NOTE 3:    LEASEHOLD IMPROVEMENTS AND EQUIPMENT

Leasehold improvements and equipment by major classification are as follows:


                                                    December 31,
                                             --------------------------   March 31, 1997
                                                1995           1996        (Unaudited)
                                             -----------    -----------    -----------
    Leasehold improvements                   $      --      $   155,885    $   155,885
    Telephone Equipment                             --          147,133        155,100
    Furniture and fixtures                        18,734         78,106         78,106
    Computer equipment                             7,703         14,858         14,858
    Office equipment                               5,981          7,982          7,982
    Sabre Equipment                                 --             --           38,736
                                             -----------    -----------    -----------
                                                  32,418        403,964        450,667

        Less accumulated depreciation               (733)       (39,734)       (52,448)
                                             -----------    -----------    -----------

           TOTAL LEASEHOLD IMPROVEMENTS
              AND EQUIPMENT                  $    31,685    $   364,230    $   398,219
                                             ===========    ===========    ===========

                            800 TRAVEL SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)
                                  (CONTINUED)

                           DECEMBER 31, 1996 AND 1995


NOTE 4:    NOTES PAYABLE - RELATED PARTIES

                                                                           December 31,
                                                                     -------------------------  March 31, 1997
                                                                        1995          1996       (Unaudited)
                                                                     -----------   -----------   -----------
10% purchase money notes, payable in three
annual installments of $30,000 plus interest,
due November 1998, unsecured                                         $    90,000   $    60,000   $    60,000

10% note payable, principal and interest due March 14, 1996, less unamortized discount of $29,000 attributable to issuance of 20,000
shares of common stock in 1995                                            21,000          --            --

10% note payable, interest and principal due
July 1, 1997                                                                --         250,000       250,000

10% note payable, interest and principal due
February 28, 1996                                                        100,000          --            --

10% note payable, interest and principal due
on demand                                                                 80,000          --            --

10% note payable, interest and principal due
December 31, 1996                                                        100,000          --            --

10% note payable, interest and principal
due December 31, 1996                                                    100,000          --            --

Other                                                                        750           750           750
                                                                     -----------   -----------   -----------
                                                                         491,750       310,750       310,750

    Less current maturities                                              431,750       280,750       280,750
                                                                     -----------   -----------   -----------

                                                                     $    60,000   $    30,000   $    30,000
                                                                     ===========   ===========   ===========

Approximate maturities of notes payable-related parties at December 31, 1996 are as follows:

       1997                                                             $280,750
       1998                                                               30,000
                                                                        --------
                                                                        $310,750
                                                                        ========

                            800 TRAVEL SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)
                                  (CONTINUED)

                           DECEMBER 31, 1996 AND 1995


NOTE 5:    STOCKHOLDERS' EQUITY

In connection with the initial capitalization of the Company 3,229,600 shares of common stock were issued in exchange for subscriptions receivable of $32,296 (par value). The $32,296 had not been paid as of December 31, 1996.

During February 1996, the Company initiated a private placement of shares of common stock. As of December 31, 1996, a total of 1,387,500 shares of common stock had been sold and issued. These shares carry certain resale restrictions. The total sales price of these shares was $3,076,250. Sales commissions amounting to $591,250 were paid to related parties.

In February 1996, the Company issued 20,000 shares valued at $50,000 as a rollover of a past due note payable.

During 1996, the Company issued 100,000 shares of stock to an officer of the Company as a bonus. An expense of $120,000 has been recognized in connection this transaction.

A total of 180,000 shares have been issued in 1996, for consulting services for which an expense of $336,000 has been recognized.

A total of 12,500 shares have been issued in connection with loans obtained. The value of $15,000 was amortized as additional interest expense over the term of the loans.

During 1996, the Company issued 40,000 shares of common stock, valued at $100,000, to its landlord in connection with a lease. This amount will be amortized as additional rent expense at the rate of $1,000 per month. The $92,000 unamortized balance is included in prepaid expenses and other assets in the accompanying December 31, 1996 balance sheet.

In connection with late penalties for past due loans, two related party creditors received during 1996, 361,209 shares of common stock valued at $847,718.

In 1996, the Company issued 275,000 warrants to purchase 275,000 shares of the Company's common stock at a price of 110% of the public offering price. The warrants can be exercised beginning on the first anniversary date of the public offering. The fair value of the warrants was twelve and one half cents ($.125) per warrant (aggregate fair value $34,375). The warrants were issued as incentive to extend a certain note payable; therefore, the fair value was recognized as interest expense in 1996.

In 1996, the Company issued options to purchase 300,000 shares of its common stock at a price of $1.00 per share. These options can be exercised beginning one year from date of grant. The fair value of the common stock at the date of issuance of the options was $2.00 per share; therefore, the accompanying statement of operations for the year ended December 31, 1996, recognized a consulting expense of $300,000 applicable to the difference between the option exercise price and the fair value of the shares at the date of the grant of the option.

                            800 TRAVEL SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)
                                  (CONTINUED)

                           DECEMBER 31, 1996 AND 1995


NOTE 5:    STOCKHOLDERS' EQUITY (CONTINUED)

In May 1995, the Predecessor Business completed a Bridge Financing of units for a total of $800,000, in promissory notes and common stock purchase warrants. Each unit consisted of a $25,000 12% promissory note and warrants to purchase 6,250 shares of common stock at an exercise price of $5.00. In connection with this financing, various placement agents received an aggregate total of $90,000 in commissions and warrants to purchase 37,500 shares of stock.

In April 1994, the Predecessor Business purchased all of the rights, title and interest in the telephone number 1-800-LOW-AIRFARE from a principal shareholder. The purchase price was $250,000 of which $93,500 was paid and accounted for as a dividend, with payment of the remaining balance contingent on the completion of a private placement of equity securities which did not occur.


NOTE 6:    INCOME TAXES

The tax effects of temporary differences that give rise to deferred tax assets and liabilities are as follows:

                                                  December 31,
                                              ----------------------
                                                1996         1995
                                              ---------    ---------
       Deferred Tax Assets:
           Net operating loss carryforwards   $ 779,000    $  44,300
           Less valuation allowance            (779,000)     (44,300)
                                              ---------    ---------

              NET DEFERRED TAX ASSET          $    --      $    --
                                              =========    =========

At December 31, 1996 and 1995, the Company has a tax net operating loss carryforward of approximately $2,423,000 and $132,000 respectively, to offset future taxable income. The tax net operating loss carryforwards begin to expire in 2010. Realization of any portion of the deferred tax asset resulting from the Company's net operating loss carryforward is not considered more likely than not. Accordingly, a valuation allowance has been established for the full amount of the deferred tax asset.

                            800 TRAVEL SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)
                                  (CONTINUED)

                           DECEMBER 31, 1996 AND 1995



NOTE 7:    COMMITMENTS AND CONTINGENCIES

The minimum future office rental commitment for leases approximates the following:

       Year ending December 31,
                 1997                                                    180,183
                 1998                                                    196,877
                 1999                                                    196,877
                 2000                                                    213,571
                 2001                                                    213,571
              Thereafter                                               1,218,102
                                                                      ----------
                                                                      $2,219,181
                                                                      ==========

Rent expense totaled approximately $109,000, $109,000, $5,000, $170,000 and $54,000 for the year ended December 31, 1994, the eleven months ended November 30, 1995, the one month ended December 31, 1995, the year ended December 31, 1996, and the three months ended March 31, 1997, respectively.

The Company entered into a services agreement with a stockholder. The agreement expired on December 31, 1996, and required $3,000 payments per week plus expenses. This stockholder was paid services fees amounting to $152,700, a common stock bonus of 150,000 shares of common stock (fair market value of $300,000), commissions for sale of stock of $221,000, plus expenses of $199,853 for the year ended December 31, 1996, and $12,000 in services fees for the one month ended December 31, 1995. For the three month period ended March 31, 1997, the same stockholder was paid $40,800 as services fees, plus expenses of $65,898. This stockholder also received from the predecessor business services fees totaling $26,000 for the eleven months ended November 30, 1995. Additionally, certain stockholders received fees of $5,000, $3,500 and $37,900 for consulting services rendered during the one month ended December 31, 1995, the eleven months ended November 30, 1995 and the year ended December 31, 1994, respectively.

The Predecessor Business is a defendant in various law suits. The Company has not contractually assumed any of the potential liabilities from the Predecessor Business' lawsuits and in management's opinion will not be affected by the outcome of these legal proceedings.

The Company is dependent on two (2) airlines for approximately forty-five percent (45%) of its revenues, and the Company's ability to quote air travel ticket prices, make reservations and sell tickets is dependent upon the performance of SABRE electronic travel reservation system.

                            800 TRAVEL SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)
                                  (CONTINUED)

                           DECEMBER 31, 1996 AND 1995


NOTE 8:    SUPPLEMENTAL CASH FLOW INFORMATION

For the one month ended December 31, 1995:

   1) In connection for the acquisition of the asset and assumption of certain liabilities of the predecessor business, the Company issued a note payable of $90,000 and 300,400 shares of stock valued at $720,480 (an additional 300,000 shares was issued in 1996). The Company acquired assets totaling $89,499 and assumed liabilities of $586,825. Costs in excess of net assets acquired, aggregated $1,317,511.

   2) The Company issued 20,000 shares of common stock valued at $24,000 in connection with the placement of debt.

   3) A stock subscription receivable of $31,796 for the initial capitalization of the Company was issued.

For the year ended December 31, 1996:

   1) The Company issued 20,000 shares of common stock valued at $50,000 for a note payable.

   2) The Company issued 12,500 shares of common stock for past due interest totaling $15,000 on two notes payable.

   3) There were 40,000 shares of common stock issued to JFJ Realty as prepaid rent of $100,000.

   4) Various creditors of the Predecessor Business and the Predecessor Business were issued 300,000 shares of common stock.

   5) The Company issued 361,209 shares of common stock valued at $847,718 for two past due notes payable.

   6) The Company issued 100,000 shares of common stock with a value of $120,000 as a bonus to the Company's President.

   7) Two shareholders were issued 180,000 shares of common stock valued at $336,000 for services.

   8) The Company issued 300,000 stock options with a fair value of $1.00 for consulting services.

   9) The Company issued 275,000 warrants with a fair value of $.125 in recognition of a loan extension.

NOTE 9:  FINANCIAL INSTRUMENTS

The carrying amounts of financial instruments including commissions receivable, accounts payable, and debt approximated fair value due to the relatively short maturity.

                            800 TRAVEL SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)
                                  (CONTINUED)

                           DECEMBER 31, 1996 AND 1995

NOTE 10:  MERGER AGREEMENT

In November, 1996, Company entered into a merger agreement with the Joseph Stevens Group, Inc. ("Stevens"). The agreement calls for all of the capital stock of Stevens to be acquired in exchange for shares of the Company's common stock and a note payable of $1,578,000 (subject to adjustment for assumed liabilities). The merger will become effective on the effective date of the Company's planned initial public offering. The Company has made an escrow payment of $46,665 to the seller in connection with the anticipated merger. In addition the Company has incurred costs and expenses associated with the merger of $52,676, which were deferred at December 31, 1996.

Upon the effective date, the Company shall issue to the Selling Shareholder the greater of (i) 300,000 shares of the company's stock or (ii) that number of shares of the common stock having an aggregate value of $1,500,000 using the initial public offering price in calculating the per share value of the company stock. If, on the second anniversary date of the public offering, the value of the Company's shares then held by the Selling Shareholder, together with the aggregate amount of cash and the fair market value of any assets or properties received by the Selling Shareholder in connection with the sale prior to the second anniversary of the closing date of all or any of the shares received in the merger, is less than $2,571,429, then the Company shall issue to the Selling Shareholder, on the second anniversary of the public offering closing, additional shares of the Company, using the price of the Company's common stock on the second anniversary of the public offering closing and an appropriate number of additional common shares of the Company shall be issued to the Selling Shareholder based upon such price in order to make up any such deficiency.

As part of the merger agreement, the Company entered into an operating agreement with Stevens, whereby, the Company assumed all operations of Stevens as of January 1, 1997, and assumed any economic gains or losses from these operating activities. The financial statement for the three months ended March 31, 1997, include the operations of Steven from January 1, 1997 to March 31, 1997.

NOTE 11:  GROSS RESERVATIONS

For the various periods presented in the statements of operations, the gross dollar amounts for reservations of airline tickets were as follows:

             Period                                                    Amount
             ------                                                    ------
           Three Months ended March 31,
              1997                                                   $11,165,266
                                                                     ===========
              1996                                                   $ 3,779,151
                                                                     ===========

           Year ended December 31, 1996                              $23,590,782
                                                                     ===========

           One month ended December 31, 1995                         $ 1,609,426
                                                                     ===========

           Eleven months ended November 30, 1995                     $ 9,647,090
                                                                     ===========

           Year ended December 31, 1994                              $ 5,924,310
                                                                     ===========

                            800 TRAVEL SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

                           DECEMBER 31, 1996 AND 1995

NOTE 12:   INTERIM FINANCIAL DATA (UNAUDITED)

The balance sheet of March 31, 1997, and the statements of operations and cash flows for the three month period ended March 31, 1997 and 1996, and the statement of stockholders' equity for the three month period ended March 31, 1997, are unaudited. The March 31, 1997 statements of operations include the operations of the Joseph Stevens Group, Inc. for the period January 1, 1997 to March 31, 1997. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and includes all adjustments, consisting only of normal recurring adjustments necessary to state fairly the information set forth therein. The data disclosed in the notes to financial statements for these periods are unaudited. Operating results for the three months ended March 31, 1997, are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

                            800 TRAVEL SYSTEMS, INC.
               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                                  (UNAUDITED)


         In November 1996, 800 Travel Systems, Inc. ("Travel") entered into a merger agreement to acquire all the outstanding shares of Joseph Stevens Group, Inc. ("Group"), a provider of travel ticketing services and telemarketing services, for a note in the amount of $1,578,000 and approximately 300,000 shares of Travel. The acquisition of Group will be accounted for by Travel as a purchase whereby the basis for accounting for Group's assets and liabilities will be based upon their fair market values at the date of the acquisition (expected to be the date of the initial public offering of Travel).

         The unaudited Pro Forma Condensed Combined Statement of Operations (Pro Forma Statement of Operations) for the year ended December 31, 1996 gives pro forma effect to the acquition of Group (and other adjustments as described in the accompanying notes) as if it had occurred on January 1, 1996. The Pro Forma Statement of Operations is based on the historical results of operations of Travel and Group for the year ended December 31, 1996. The Pro Forma Condensed Combined Balance Sheet as of December 31, 1996 (Pro Forma Balance Sheet) gives pro forma effect to the acquisition of Group as if it had occurred on that date. The Pro Forma Statement of Operations and the Pro Forma Balance Sheet and the accompanying notes (Pro Forma Financial Information) should be read in conjunction with and are qualified by the historical financial statements of Travel included in its Form SB-2 as of May 30, 1997, and the historical financial statements of Group and notes thereto appearing elsewhere herein.

         The Pro Forma Information is intended for informational purposes only and is not necessarily indicative of the future financial position or results of operations of Travel after the acquisition of Group, or the financial position or the results of operations of Travel that would have actually occurred had the acquisition of Group been effected as of the date or for the period presented.

                            800 TRAVEL SYSTEMS, INC.

                            PRO FORMA BALANCE SHEETS

                               DECEMBER 31, 1996


                                     ASSETS

                                                                                              800 Travel
                                                                                             Systems, Inc.
                                         800 Travel     Joseph Stevens      Pro Forma         on a Pro
                                        Systems, Inc.     Group, Inc.       Adjustments      Forma Basis
                                       --------------   --------------      -----------      -------------
                                                              (A)
CURRENT ASSETS
       Cash                            $   588,960       $   116,268                         $   705,228
       Trade Commissions Receivable        118,390           151,761                             270,151

       Receivable from AT&T                213,980                 -                             213,980
       Prepaids                             28,804            62,790                              91,594
                                       -----------       -----------                         -----------

           TOTAL CURRENT ASSETS            950,134           330,819                           1,280,953
                                       -----------       -----------                         -----------

LEASEHOLD IMPROVEMENTS AND
   EQUIPMENT                               403,964           690,725          (190,725)(C)       903,964
       Less Accumulated Depreciation       (39,734)         (321,580)          221,580 (D)      (139,734)
                                       -----------       -----------       -----------       -----------
       Net Leasehold Improvements
           and Equipment                   364,230           369,145            30,855           764,230
                                       -----------       -----------       -----------       -----------

EXCESS OF COST OVER FAIR                         -                 -         2,117,882 (B)             -
   VALUE OF NET ASSETS ACQUIRED          1,069,086                 -           (84,715)(B)     3,102,253
                                       -----------       -----------       -----------       -----------


DEFERRED OFFERING COSTS                     50,000                 -                              50,000
                                       -----------       -----------                         -----------

OTHER ASSETS
       Related Party Receivables           109,000                 -                             109,000
       Bonds and Security Deposits          31,007            28,640                              59,647
       Merger Deposit and Deferred
           Acquisition Costs                99,341                 -                              99,341
       Prepaid Rent                         80,000                 -                              80,000
       Trademarks                          199,724           158,600            41,400 (E)             -
                                                 -                 -           (13,333)(E)       386,391
                                       -----------       -----------       -----------       -----------

           TOTAL OTHER ASSETS              519,072           187,240            28,067           734,379
                                       -----------       -----------       -----------       -----------

           TOTAL ASSETS                $ 2,952,522       $   887,204       $ 2,092,089       $ 5,931,815
                                       ===========       ===========       ===========       ===========



                                  (Continued)

                            800 TRAVEL SYSTEMS, INC.
                      NOTES TO THE PRO FORMA BALANCE SHEET
                                  (UNAUDITED)


(A)    Represents the historical balance sheet information of Group.

(B) Adjusts the assets acquired and liabilities assumed in the acquisition of Group to reflect the allocation of the estimated purchase price. The resulting goodwill was calculated as follows:


Estimated purchase price:
    Amount paid to be by Note                     $ 1,578,000
    Issuance of 300,000 shares of Travel
        with a fair market value at the date of
        acquisition of $5.00 per share              1,500,000
    Direct costs of acquistion                         99,341
                                                  -----------
                                                    3,177,341

Less assets acquired:
    Current assets                                   (330,819)
    Other assets                                     (728,640)

Plus liabilities assumed:
    Current liabilities                                     -
    Long-term debt                                          -
                                                  -----------
        Goodwill                                  $ 2,117,882
                                                  ===========

Goodwill will be amortized ratably over twenty-five (25) years.

(C) Adjust Group's leasehold improvements and equipment to their fair market value of $500,000.

(D) Adjustment to eliminate historical accumulated depreciation and to provide depreciation ratably over a five (5) year period for assets acquired from Group.

(E) Adjust Group's trade mark to its $200,000 fair market value and to amortize the trade mark over a period of fifteen (15) years.

(F)    Adjustment to accrue one year interest on note at ten percent (10%).

                            800 TRAVEL SYSTEMS, INC.

                            PRO FORMA BALANCE SHEETS
                                  (Continued)

                               DECEMBER 31, 1996


                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


                                                                                             800 Travel
                                                                                            Systems, Inc.
                                            800 Travel   Joseph Stevens   Pro Forma           on a Pro
                                           Systems, Inc.   Group, Inc.   Adjustments        Forma Basis
                                                              (A)
                                           ------------- --------------  -----------       --------------
CURRENT LIABILITIES
   Current Maturities of Long-Term Debt    $   280,750    $   779,995    $  (779,995)(B)   $   280,750
   Accounts Payable and Accrued Expenses       868,833        362,257       (204,457)(F)     1,026,633
                                           -----------    -----------    -----------       -----------
           TOTAL CURRENT LIABILITIES         1,149,583      1,142,252       (984,452)        1,307,383

DEFERRED RENT                                  108,721              -              -           108,721

LONG-TERM DEBT - Excluding Current
   Installments                                 30,000      1,054,195        523,805(B)      1,608,000
                                           -----------    -----------    -----------       -----------
           TOTAL LIABILITIES                 1,288,304      2,196,447       (460,647)        3,024,104
                                           -----------    -----------    -----------       -----------

STOCKHOLDERS' EQUITY (DEFICIT)
   Preferred Stock                                   -              -
   Common Stock                                 59,512         88,000        (85,000)(B)        62,512
   Additional Paid-in-Capital                4,976,259        369,312      1,309,586(B)      6,655,157
   Stock Subscriptions Receivable              (32,296)             -              -           (32,296)
   Retained Deficit                         (3,339,257)    (1,766,555)     1,328,150(B)     (3,777,662)
                                           -----------    -----------    -----------       -----------

           TOTAL STOCKHOLDERS'
             EQUITY (DEFICIT)                1,664,218     (1,309,243)     2,552,736         2,907,711
                                           -----------    -----------    -----------       -----------

           TOTAL LIABILITIES AND
             STOCKHOLDERS' EQUITY
             (DEFICIT)                     $ 2,952,522    $   887,204    $ 2,092,089       $ 5,931,815
                                           ===========    ===========    ===========       ===========

                            800 TRAVEL SYSTEMS, INC.

                       PRO FORMA STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996


                                                                                       800 Travel
                                                                                      Systems, Inc.
                                     800 Travel     Joseph Stevens   Pro Forma          on a Pro
                                    Systems, Inc.     Group, Inc.   Adjustments        Forma Basis
                                   --------------   --------------  -----------      --------------
                                                        (A)
REVENUES                           $ 3,235,777       $ 1,664,959    $         -       $ 4,900,736
                                   -----------       -----------    -----------       -----------
OPERATING EXPENSES
   General and Administrative        5,244,882         1,640,388              -         6,885,270
   Interest Expens                   1,114,298           107,128        157,800(C)      1,379,226
   Amortization and Depreciation        97,866           113,268         84,780(B)        295,914
                                   -----------       -----------    -----------       -----------

       TOTAL OPERATING EXPENSES      6,457,046         1,860,784        242,580         8,560,410
                                   -----------       -----------    -----------       -----------

(LOSS) BEFORE OTHER INCOME          (3,221,269)         (195,825)      (242,580)       (3,659,674)

OTHER INCOME                            12,610                 -              -            12,610
                                   -----------       -----------    -----------       -----------

NET (LOSS)                         $(3,208,659)      $  (195,825)   $  (242,580)      $(3,647,064)
                                   ===========       ===========    ===========       ===========

Weighted Average Number of
   Common Shares Outstanding                                                            5,247,823(D)
                                                                                      ===========
(Loss) Per Common Share                                                               $      (.69)
                                                                                      ===========






                     The accompanying notes are an integral
                      part of these financial statements.

                            800 TRAVEL SYSTEM, INC.
                    NOTES TO THE PRO FORMA INCOME STATEMENT
                                  (UNAUDITED)


(A)        Represents the historical income statement information of Group.

(B) Represent the amortization of goodwill on a straight line basis over 25 years, amortization of trade mark over fifteen (15) years and depreciation of assets over five (5) years.

(C)        Accrue interest on note payable at ten percent (10%).

(D) Adjusted to reflect the issuance of the 300,000 shares issued in the acquisition of Group as if it occurred in the beginning of fiscal year 1996.

                           JOSEPH STEVENS GROUP, INC.

                                    CONTENTS


Report of Independent Certified Public Accountants                F-27

Financial Statements


        Balance Sheets                                            F-28

        Statements of Operations                                  F-30

        Statements of Capital Deficit                             F-31

        Statements of Cash Flows                                  F-32

        Notes to Financial Statements                             F-33

               Report of Independent Certified Public Accountants


To the Board of Directors and Stockholders
JOSEPH STEVENS GROUP, INC.
San Diego, California


We have audited the accompanying balance sheets of JOSEPH STEVENS GROUP, INC. as of December 31, 1996 and 1995, and the related statements of operations, capital deficit, and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JOSEPH STEVENS GROUP, INC. as of December 31, 1996 and 1995 and the results of its operations and its cash flows for the two years then ended, in conformity with generally accepted accounting principles.

Accetta and Olmsted
Accountancy Corporation
Fountain Valley, California
April 23, 1997

                                 BALANCE SHEET

                           JOSEPH STEVENS GROUP, INC.

                           DECEMBER 31, 1996 AND 1995

                                                                 1996            1995
                                                                 ----            ----
                 ASSETS

CURRENT ASSETS
  Cash                                                         $116,268        $ 60,346
  Accounts receivable (Less allowance for
    doubtful accounts of $41,098, and $41,098
    for 1996 and 1995, respectively)                            151,761          80,707
  Prepaid expenses                                               62,790           1,920
                                                               --------        --------

      TOTAL CURRENT ASSETS                                      330,819         142,975
                                                               --------        --------

PROPERTY AND EQUIPMENT
  Furniture and fixtures                                         61,657           8,562
  Office equipment                                              591,299         309,177
  Automobiles                                                    37,769          37,769
                                                               --------        --------
                                                                690,725         355,508
    Less accumulated depreciation                              (321,580)       (215,313)
                                                               --------        --------

      TOTAL PROPERTY AND EQUIPMENT                              369,145         140,195
                                                               --------        --------

OTHER ASSETS
  Trademarks (Net of amortization of $13,975 and $9,675
    for 1996 and 1995)                                          158,600         162,315
  Warranty -- Note A                                             28,640             -0-
                                                               --------        --------

      TOTAL OTHER ASSETS                                        187,240         162,315
                                                               --------        --------

      TOTAL ASSETS                                             $887,204        $445,485
                                                               ========        ========


                                                1996            1995
                                            -----------     -----------

LIABILITIES

CURRENT LIABILITIES
  Accounts payable and
   accrued expenses                         $  175,595      $ 230,247
  Accrued interest payable                     186,662        104,839
  Current portion of long-term
   debt-Note C                                 779,995        383,760
                                             ---------       --------
      TOTAL CURRENT LIABILITIES              1,142,252        718,846
                                             ---------       --------

LONG-TERM DEBT, LESS CURRENT
      PORTION-Note C                         1,054,195        937,459
                                             ---------       --------

COMMITMENTS AND CONTINGENCIES-Note F

CAPITAL DEFICIT-Note D
  Common stock, stated value
    .05 per share, 20,000,000
    shares authorized; 1,760,000
    shares issued and outstanding               88,000         88,000

  Additional paid in capital                   369,312        271,910

  Deficit                                   (1,766,555)    (1,570,730)
                                           -----------     ----------
  TOTAL CAPITAL DEFICIT                     (1,309,243)    (1,210,820)
                                           -----------     ----------
  TOTAL LIABILITIES AND CAPITAL DEFICIT    $   887,204     $  445,485
                                           ===========     ==========




                             See accompanying notes

                            STATEMENT OF OPERATIONS

                           JOSEPH STEVENS GROUP, INC.

                           DECEMBER 31, 1996 AND 1995

                                                          1996               1995
                                                          ----               ----
REVENUES                                              $1,664,959          $  876,739
                                                      ----------          ----------

OPERATING EXPENSES
  General and Administrative                           1,639,588           1,164,933
  Interest                                               107,128              94,883
  Depreciation                                           113,268              69,026
                                                      ----------          ----------

      TOTAL OPERATING EXPENSES                         1,859,984           1,328,842
                                                      ----------          ----------


OTHER INCOME
  Liability Reduction -- Note E                              -0-             200,083
                                                      ----------          ----------

      TOTAL OTHER INCOME                                     -0-             200,083
                                                      ----------          ----------

(LOSS) BEFORE TAXES                                     (195,333)           (252,020)

INCOME TAX BENEFITS (EXPENSE) -- Notes A and B              (800)             (2,579)
                                                      ----------          ----------

NET (LOSS)                                            $ (195,825)         $ (254,599)
                                                      ==========          ==========



                             See accompanying notes

STATEMENTS OF CAPITAL DEFICIT

JOSEPH STEVENS GROUP, INC.

YEARS ENDED DECEMBER 31, 1996 AND 1995


                                                          Paid in Capital
                                                        --------------------
                                         Common        Common        Common
                                          Stock         Stock         Stock        Deficit          Total
                                         -------      --------       -------     -----------     -----------

Balances at December 31, 1994             88,000       271,910           --       (1,316,131)       (956,221)

Net loss for 1995                            --            --            --         (254,599)       (254,599)
                                         -------      --------       -------     -----------     -----------

Balances at December 31, 1995             88,000       271,910           --       (1,570,730)     (1,210,820)

Issuance of Stock Warrants - Note D          --            --         97,402             --           97,402

Net loss for 1996                            --            --            --         (195,825)       (195,825)
                                         -------      --------       -------     -----------     -----------

Balances at December 31, 1996            $88,000      $271,910       $97,402     $(1,766,555)    $(1,309,243)
                                         =======      ========       =======     ===========     ===========





                             See accompanying notes

\
STATEMENT OF CASH FLOWS

JOSEPH STEVENS GROUP, INC.

YEARS ENDED DECEMBER 31, 1996 AND 1995


                                                            1996                1995
                                                        ------------        ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Cash received from customers                          $ 25,748,283        $ 16,484,303
  Cash paid to suppliers                                 (23,991,835)        (15,451,991)
  Cash paid to employees                                  (1,948,994)         (1,312,647)
  Cash paid to interest                                      (25,305)            (16,294)
  Cash paid for income taxes                                    (800)             (2,579)
                                                        ------------        ------------

    NET CASH USED BY OPERATING ACTIVITIES                   (218,651)           (299,208)

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment                         (48,815)            (15,602)
  Trademark                                                     (585)                --
                                                        ------------        ------------

    NET CASH USED BY INVESTING ACTIVITIES                    (49,400)            (15,602)

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from borrowings                                   381,977             362,691
  Repayment of debt                                          (58,006)            (38,184)
                                                        ------------        ------------

    NET CASH PROVIDED BY FINANCING ACTIVITIES                323,971             324,507
                                                        ------------        ------------

NET INCREASE IN CASH                                          55,920               9,697

CASH AT BEGINNING OF PERIOD                                   60,348              50,651
                                                        ------------        ------------

CASH AT END OF PERIOD                                   $    116,268        $     60,348
                                                        ============        ============

                                                   1996             1995
                                                ----------       ----------
NET LOSS                                        $(195,825)       $(254,599)

ADJUSTMENTS TO RECONCILE NET LOSS
 TO NET CASH USED BY OPERATING ACTIVITIES

     Depreciation & amortization                  113,268           69,026
     Change in assets and liabilities:
     (Increase) in accounts receivable            (71,054)         (27,787)
     (Increase) in other prepaid expenses         (60,870)           4,306
     (Increase) in prepaid warranty               (28,640)             -0-
     Increase in accrued interest                  81,823           78,589
     (Decrease) in accounts payable and
       accrued expenses                           (57,353)        (168,743)
                                                ---------        ---------
         TOTAL ADJUSTMENTS                      $ (22,826)       $ (44,609)
                                                ---------        ---------
NET CASH USED BY OPERATING ACTIVITIES           $(218,651)       $(299,208)
                                                =========        =========
SUPPLEMENTAL DISCLOSURES OF NON-CASH
  INVESTING AND FINANCING TRANSACTIONS

     Property and equipment acquired through
       financing agreements & stock
       warrants-Note D                          $ 286,402        $     -0-


                             See accompanying notes

NOTES TO FINANCIAL STATEMENTS

JOSEPH STEVENS GROUP, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Joseph Stevens Group, Inc. (the Company) was incorporated on January 8, 1990 in the state of California, under the name of Creative Telemarketing Concepts, Inc. On August 1, 1991, the Company changed its name to Joseph Stevens Group, Inc.

The Company has two primary operating divisions. The first FLY-4-LESS, a travel agency, derives income for travel ticketing. The second division, Creative Telemarketing Concepts, derives income from fees charged for telemarketing services.

Travel Ticket Revenue Recognition

The Company derives a substantial portion of its income as a travel agency from travel ticketing. The full price of the travel ticket is reported as gross revenue. Additionally, the cost of the travel ticket is included in cost of sales.

Property And Equipment

Property and equipment are recorded at cost and depreciated or amortized utilizing the straight-line method or accelerated methods for all assets over their estimated useful lives as follows:

                Office equipment                5 years
                Furniture and fixtures          7-10 years
                Vehicles                        5 years

Expenditures that materially increase the asset life are capitalized, while ordinary maintenance and repairs are charged to operations as incurred. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss in included in earnings.

Trademarks

The cost of trademarks acquired are being amortized on the straight-line method over their estimated useful lives, 40 years.

Warranty

In 1996, the Company paid $28,640 for an extended warranty on the acquisition of an ACD switch. The equipment is warranted for three years. The extended warranty provides benefits in years four and five. The extended warranty will be amortized over 24 months beginning in 1999.

Income Taxes

Income taxes are accounted for in accordance with statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Texas, issued by the Financial Accounting Standards Board (FASB).

Deferred income taxes have been provided for the timing differences between reporting methods for financial and tax purposes. The items which give rise to these differences are the use of Modified Accelerated Cost Recovery System (MACRS) for depreciation for federal income tax purposes, the timing of California Franchise taxes as a federal deduction, the use of bonus depreciation for California income tax purposes and net operating loss carry forwards for both Federal and California income tax purposes.

JOSEPH STEVENS GROUP, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

NOTE B -- INCOME TAXES

Income tax benefits (expense) consist of the following:

                                      1996              1995
                                    --------          --------
Federal Tax Benefit:
   Currently Payable                $    -0-          $    -0-
   Deferred Benefit                   66,413            85,687
   Valuation Allowance               (66,413)          (85,687)
                                    --------          --------
                                         -0-               -0-

State Tax Benefit:
   Currently Payable                    (800)           (2,579)
   Deferred Benefit                    9,083            11,719
   Valuation Allowance                (9,083)          (11,719)
                                    --------          --------
                                        (800)           (2,579)
                                    --------          --------
Income Tax Benefit (Expense)        $   (800)         $ (2,579)
                                    ========          ========

The deferred tax asset is due to the tax benefits to be derived form the net operating loss carry forwards. However, a valuation allowance has been provided as realization of the deferred tax asset is not considered more likely than not.

The statutory rates used to calculate the deferred benefit were 34% Federal and 9.3% State. The State of California only allows 50% of losses to be carried forward.

For tax return purposes, at December 31, 1996, the Company has total net operating loss carry forwards of approximately $1,698,093 for federal purposes and $852,680 for state purposes, which may be applied against future taxable income, expiring in the years 2006 through 2011 for federal and 1997 through 2001 for state.

JOSEPH STEVENS GROUP, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

NOTE C - LONG-TERM LIABILITIES



                                                      1996         1995
                                                      ----         ----
A summary of long-term debt, less current
  maturities is as follows:

Loan payable to GMAC, commenced September 29,
  1992, principal and interest payable monthly
  at $283, effective interest rate 2.9%,
  secured by automobile, maturing
  August 29, 1996.                                 $        0       $   2,236

Capitalized leases payable to finance companies,
  principal and interest payable monthly at
  $2,471, effective interest rates from 13%
  to 27.5%, secured by equipment, maturing
  March 25, 1999.                                      30,779          56,292

Note payable to Western Horizons, Ltd.,
  (shareholder), commenced August 1,
  1994, interest only payable monthly beginning
  June 1, 1995, effective interest rate 7%,
  balance due in full at maturity, July 31, 1999      900,000         900,000

Various notes payable to shareholders,
  commencing in 1995 and 1996, principal
  and interest due at maturity, effective
  interest rate 7.5%, maturing December 31, 1996.     635,191         312,691

Note payable to individual, commencing December
  1995 and November 1996, principal and interest
  due at maturity, effective interest rate 7.5%,
  maturing June 30, 1996, and December 31, 1996.      100,000          50,000

Note Payable to related party, Trans West
  Communication Systems, Inc., commencing January
  1996, principal and interest due monthly at
  $4,459, effective interest rate 17.9%,
  maturing April 1, 2001, with a residual
  payment of $28,640.                                 168,221               0
                                                    ---------       ---------
Total debt                                          1,834,191       1,321,219

Loss current maturities                              (779,995)       (383,760)
                                                    ---------       ---------
Long-term debt                                      1,054,196         937,459
                                                   ==========       =========



The maturity of loans payable at December 31, 1997 is as follows:

            1997                        $  779,995
            1998                            40,409
            1999                           937,618
            2000                            43,319
            2001                            32,850
            Thereafter                           0
                                        ----------
            Total                       $1,834,191
                                        ==========


The company has not maintained the terms of the notes payable to Western Horizons, Ltd., shareholders, or individual. Per verbal agreement, Western Horizons, Ltd. is allowing for a deferral of interest payments. The company is currently negotiating a revised loan agreement. Per verbal agreement, the shareholders and individual lender have extended the terms on their notes. Management is currently negotiating revised maturity dates.

JOSEPH STEVENS GROUP, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


NOTE D - STOCK OPTIONS AND STOCK WARRANTS

The Company has granted stock options to key members of management and to members of its Board of Directors. As of December 31, 1996, the Company has granted options for 64,000 shares of common stock. The exercise price of each option is $1.00 per share of common stock. The options do not have an expiration date.

In connection with the financing of $286,402 of equipment, $97,402 was paid with the issuance of detachable stock warrants. Warrants to purchase 70,691 shares of common stock were issued. Upon surrender of a warrant, the holder is entitled to purchase common stock at $1.375 per share. The warrants expire December 31, 1999.

NOTE E - LIABILITY REDUCTION

In prior years, the Company had accrued for disputed liabilities existing with various vendors in the amount of $235,392. All amounts disputed were in regards to quality of services rendered to the Company. Due to negotiated agreements, vendor concessions, and lack of action from the vendors, management believes it is highly doubtful that these obligations exist. As a precaution, the Company has accrued for contingent liabilities of 15% of the originally accrued amount, $35,309. This is included in accounts payable and accrued expenses. The write-down of the accrued liability of $200,083, is reflected in earnings in 1995.

NOTE F - COMMITMENTS AND CONTINGENCIES

Lease Commitment

The Company entered into a three year lease for its operating facility beginning December 20, 1994. The Company has also entered into a three year automobile lease beginning September 1, 1995.

As of December 31, 1996, the future minimum rental payments pertaining to these leases are as follows:

                                        Facility     Automobile      Total
                                        --------     ----------      -----
December 31, 1997                       $69,744        $3,980       $73,724

December 31, 1998                           -0-         2,653         2,653

Thereafter                                  -0-           -0-           -0-
                                        -------        ------       -------
                                        $69,744        $6,633       $76,377
                                        =======        ======       =======

Rental expense for all operating leases for the year ended December 31, 1996 amounted to approximately $89,257.

JOSEPH STEVENS GROUP, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


NOTE G - SUBSEQUENT EVENTS

Sale of Significant Assets

On January 13, 1997, the Company sold significant assets to a related company for assumption of debt. The market value of the assets were less than the assumed debt by $700,000. Accordingly, as part of this transaction, the Company has entered into a promissory note payable to the related company. Management is still negotiating the terms of the note.

Merger

The Company is currently in negotiations with 800 Travel Systems, Inc. to perfect a type A merger. The Company will merge into 800 Travel Systems, Inc. Upon filing the Articles of Merger with the Department of the State of Delaware in accordance with the laws of the State of Delaware and the filing of the Certificate of Merger with the Secretary of State of California. On the merger becoming effective, the Company and 800 Travel Systems, Inc. shall become a single corporation with 800 Travel Systems, Inc. being the surviving corporation.

At the effective date, all the shares of the capital stock of the Company issued and outstanding will be converted into shares of 800 Travel Systems, Inc. In return, the shareholders of the Company will receive the greater of 1) 300,000 shares of 800 Travel Systems, Inc. stock, or 2) the number of shares of 800 Travel Systems, Inc. having an aggregate total of $1,500,000, using the IPO opening price.

Interim Operating Agreement

The Company entered into an interim operating agreement with Joseph Stevens Group LLC, a California Limited Liability Company, and 800 Travel Systems, Inc., a Delaware Corporation, in January 1997. The terms of this agreement require 800 Travel Systems, Inc. to maintain the operation of the Joseph Stevens Group, Inc. until the merger. The interim operating entity will be required to keep separate books in accordance with generally accepted accounting principles. Termination of this agreement may only be made with cause as per Paragraph 3.2 of the interim operating agreement.



NOTE H - RELATED PARTY TRANSACTIONS

As detailed in Note C, the Company has borrowings from shareholders of $1,535,191 plus accrued interest as of December 31, 1996.

Additionally, in 1996 the Company purchased equipment in the amount of $286,402 from Trans West Communication Systems, Inc. One of the owners of Trans West Communication Systems, Inc. is a member of the Company's Board of Directors and is a holder of stock options and stock warrants.

================================================================================

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Stockholders or any Underwriter. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                             --------------------

            TABLE OF CONTENTS

                                                   PAGE
                                                   ----
Prospectus Summary...........................
Risk Factors.................................
The Stevens Merger...........................
Use of Proceeds..............................
Dividend Policy..............................
Capitalization...............................
Dilution.....................................
Management's Discussion and Analysis
     of Financial Condition and Results
     of Operations...........................
Business.....................................
Management...................................
Certain Transactions.........................
Principal Stockholders.......................
Concurrent Offering..........................
Description of Securities....................
Shares Eligible for Future Sale..............
Underwriting.................................
Legal Matters................................
Experts......................................
Additional Information.......................
Index to Financial Statements................

            -------------------

     Until , 1997 (25 days after the date of this Prospectus) all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

================================================================================

                                   800 TRAVEL
                                 SYSTEMS, INC.


                              1,800,000 SHARES OF
                                  COMMON STOCK

                                      AND

                              1,800,000 REDEEMABLE
                             COMMON STOCK PURCHASE
                                    WARRANTS




                                 --------------

                                   PROSPECTUS
                                 --------------





                                  FIRST LONDON
                             SECURITIES CORPORATION




                                     , 1997

===============================================================================

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED _______________, 1997)

                SUBJECT TO COMPLETION, DATED _____________, 1997

                            800 TRAVEL SYSTEMS, INC.

                        2,580,534 Shares of Common Stock

         This Prospectus supplement relates to the offer and sale by certain selling securityholders ("Selling Shareholders") named herein under "Selling Shareholders" of up to 2,580,534 shares of common stock, $.01 par value per share ("Common Stock"), of 800 Travel Systems, Inc. (the "Company").

         The Company will not receive any of the proceeds from the sale of securities by the Selling Shareholders. All expenses of registration incurred in connection with this Offering are being borne by the Company, but all selling and other expenses incurred by Selling Shareholders will be borne by the Selling Shareholders. None of the shares of Common Stock has been registered prior to the filing of the Registration Statement of which this Prospectus is a part. The outstanding shares of Common Stock were originally issued by the Company in private transactions. See "Selling Shareholders."

         The Selling Shareholders may from time to time sell all or a portion of their shares of Common Stock in the over-the-counter market or on any national securities exchange or automated interdealer quotation system on which the Common Stock may hereafter be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The shares of Common Stock may be sold directly or through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis. Each Selling Shareholder and any agent or broker-dealer participating in the distribution of the Securities may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Any commissions received by and any profit on the resale of the shares of Common Stock may be deemed to be underwriting commissions or discounts under the Securities Act.

         The Registration Statement, of which this Prospectus forms a part, also covers the offering by the Company of 1,800,000 shares of Common Stock and 1,800,000 Redeemable Common Stock Purchase Warrants (in each case without giving effect to the Representative's Over-Allotment Option) being sold by the Company.

         Brokers or dealers effecting transactions in the shares of Common Stock on behalf of the Selling Shareholders should confirm the registration thereof under the securities laws of the state in which such transactions occur or the existence of an exemption from registration.

         The Company has filed applications for listing of the Common Stock on the Nasdaq Small Cap Market System ("NASDAQ") and the Boston Stock Exchange. No assurance can be given that the applications will be approved. There is no current established market for the Common Stock.

         SEE "RISK FACTORS" ON PAGE ___ OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE
INVESTORS.           _____________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

      The date of this Prospectus Supplement is __________________, 1997.

                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from sales of any of the shares of Common Stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         The Prospectus Supplement relates to the offer and sale from time to time by certain stockholders of the Company of up to 2,580,534 outstanding shares of Common Stock.

TRANSFER RESTRICTIONS

         Holders of 175,000 of the shares of Common Stock offered hereby (the "Registered Shares") have agreed with the representative of the underwriters of the offering of the Company's securities (the "Representative") not to offer, sell or otherwise dispose of ("Sell") such Registered Shares for a period of 30 days after the effectiveness of this Offering; holders of 665,000 Registered Shares have agreed with the Representative not to Sell any of such shares for a period of 180 days after the effectiveness of this Offering; and holders of 102,000 Registered Shares have agreed with the Representative not to Sell such shares for a period of one year after the effectiveness of this Offering. The Representative has no current plans or understandings to waive, shorten or modify the foregoing lock-up arrangements. The Company will (i) amend this Prospectus Supplement if these arrangements are waived for 10% or more of the shares of the Selling Shareholders, and (ii) sticker this Prospectus Supplement if these arrangements are waived for between 5% and 10% of the shares of the Selling Shareholders.


IDENTITY AND OWNERSHIP OF SELLING SHAREHOLDERS

         The following table provides certain information with respect to the Selling Shareholders; and the number of shares of Common Stock owned, offered and to be owned after the offering by each Selling Shareholder, subject to certain transfer restrictions. See "-- Transfer Restrictions."

                                                                 MAXIMUM NUMBER OF SHARES      SHARES OF COMMON
                                      SHARES OF COMMON STOCK       OF COMMON STOCK TO BE      STOCK TO BE OWNED
          SELLING SHAREHOLDERS         OWNED BEFORE OFFERING       SOLD IN THE OFFERING      AFTER THE OFFERING(1)
          --------------------         ---------------------       --------------------      ---------------------
       Albert Wardi                               42,000                     42,000                    0

       Steven Clarke                              20,000                     40,000                    0

       Silver Ltd.                                20,000                     20,000                    0

       Perry Trebatch                            200,000                    200,000                 30,000

       Dr. Robert K. Horowitz                     40,000                     80,000                    0

       Thomas J. Stalzer                          25,000                     25,000                    0

       Gaetano Grasso                             49,568                     49,568                    0

       Casino Partners                            40,000                     40,000                    0

       Jerry Dowell                               20,000                     20,000                    0

       Scot Spencer                              160,000                    160,000                    0

       Kay Mahoney                                20,000                     20,000                    0

       Warren H. Smith                            20,000                     20,000                    0

       JFJ Real Estate LP                         40,000                     40,000                    0

       Stan Erickson                              40,000                     40,000                    0

       Michael Smith                              50,000                     50,000                    0

       SGII Corp                                  20,000                      20,00                    0

                                                                 MAXIMUM NUMBER OF SHARES      SHARES OF COMMON
                                      SHARES OF COMMON STOCK       OF COMMON STOCK TO BE      STOCK TO BE OWNED
          SELLING SHAREHOLDERS         OWNED BEFORE OFFERING       SOLD IN THE OFFERING      AFTER THE OFFERING(1)
          --------------------         ---------------------       --------------------      ---------------------
       Jack Threadgill                            80,000                     80,000                    0

       Barry Saunders                             40,000                     40,000                    0

       Rex Beall                                  20,000                     20,000                    0

       Don Clancy                                 20,000                     20,000                    0

       Andrew Shevins and Anita                   40,000                     40,000                    0
       Shevins, JTWS

       Mees Pierson (Bahamas)                    425,000                    425,000                    0
       Ltd.

       Romajo Partners Limited                    50,000                     50,000                    0
       Partnership

       Dr. Arthur A. Pava                         40,000                     40,000                    0

       George Fina                                20,000                     20,000                    0

       Joseph Smith                               40,000                     40,000                    0

       Herbert Wolas Ttee                         40,000                     40,000                    0

       Alfred and Luisa Angrisani                 40,000                     40,000                    0

       Alfred Angrisani                           40,000                     40,000                    0

       Charles H. Roeske                          20,000                     20,000                    0

       B.A. Bobanic                               10,000                     10,000                    0

       Edward G. Marini                           20,000                     20,000                    0

       Adam Spencer                                9,566                      9,566                    0

       Audrey Spencer                             10,000                     10,000                    0

       George Spencer                            290,000                    290,000                    0

       Jack Busselle                              20,000                     20,000                    0

       The Joseph Stevens Group                  300,000                    500,000                    0

       Eric Hamilton                              40,000                     40,000                    0

       Ernest Gottdiener                          40,000                     40,000                    0

       Harry Baron                                40,000                     40,000                    0

       Eng-chye Low                               40,000                     40,000

       John Killick                               40,000                     40,000


(1) Assumes all shares registered herewith are sold by each Selling Shareholder. The referenced offering is not the underwritten public offering covered by the accompanying Prospectus.

DESCRIPTION OF TRANSACTIONS

         Outstanding Common Stock. Immediately after the effective date of this Prospectus Supplement, the Company will have issued and outstanding 6,253,500 shares of Common Stock.

         In November and December 1995, the Company sold and issued 380,000 shares of Common Stock to various investors at a price per share of $1.25. The offering was made in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering, as the offering was made to a limited number of investors without general solicitation or advertisements.

         In December 1995 through January 1996, in connection with bridge financings, Company sold and issued 622,900 shares of Common Stock to various investors. The offering was made in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering, as the offering was made to a limited number of investors without general solicitation or advertisements.

         In June 1996, the Company sold and issued 1,435,00 shares of Common Stock to investors in a private placement conducted through various broker-dealers retained by LAF Financial Services, Inc., the placement agent and a wholly- owned subsidiary of the Company. The Common Stock was sold at a price per share of $2.50. The offering was made in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder, as an offering only to "accredited investors" (as such term is defined in Rule 501 of the Securities Act) without general solicitation or advertisements.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders may from time to time sell all or a portion of their shares of Common stock in the over-the-counter market or on any national securities exchange or automated interdealer quotation system on which the Common Stock may hereafter be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The shares of Common Stock may be sold directly or through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis. The methods by which the shares of Common Stock may be sold include (i) a block trade (which may involve crosses) in which the broker or dealer engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker or dealer as principal and resales by such broker dealer for its account pursuant to this Prospectus Supplement and the accompanying Prospectus, (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers or sales to or through marketmakers, (iv) transactions in put or call options or other rights (whether exchange-listed or otherwise) established after the effectiveness of the Registration Statement of which this Prospectus is a part and (v) privately negotiated transactions. In addition, any of the shares of Common Stock that qualify for sale pursuant to Rule 144 under the Securities Act may be sold in transactions complying with such Rule, rather than pursuant to this Prospectus Supplement and the accompanying Prospectus.

         In the case of the sales of the shares of Common Stock effected to or through broker-dealers, such broker- dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the shares of Common Stock, sold by or through such broker-dealers, or both. The Company has advised the Selling Shareholders that the anti-manipulative Regulation M under the Exchange Act may apply to their sales in the market and has informed them of the need for delivery of copies of this Prospectus Supplement and the accompanying Prospectus. The Company is not aware as of the date of this Prospectus Supplement of any agreements between any of the Selling Shareholders and any broker-dealers with respect to the sale of the shares of Common Stock. The Selling Shareholders and any broker-dealers or agents participating in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by any such broker-dealers or agents and the profit on any resale of shares of Common Stock may be deemed to be underwriting commissions under the Securities Act. The commissions received by a broker-dealer or agent may be in excess of customary compensation. The Company will receive no part of the proceeds from the sale of any of the shares of Common Stock by the Selling Shareholders.

         The Company will pay all costs and expenses incurred in connection with the registration under the Securities Act of the shares of Common Stock offered by the Selling Shareholders, including without limitation all registration and filing fees, listing fees, printing expenses, fees and disbursements of counsel and accountants for the Company. Each Selling Shareholder will pay all brokerage fees and commissions, if any, incurred in connection with the sale of the shares of

Common Stock owned by the Selling Shareholder. In addition, the Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

         There is no assurance that any of the Selling Shareholders will sell any or all of the shares Common Stock offered by them.


                                 LEGAL OPINIONS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Phillips Nizer Benjamin Krim & Ballon LLP, New York, New York.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant has authority under Section 145 of the Delaware General Corporations Law to indemnify its directors and officers to the extent provided in such statute. The Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant shall indemnify its executive officers and directors to the fullest extent permitted by law either now or hereafter. The Registrant has also entered into an agreement with each of its directors and certain of its officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

     At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Underwriters have agreed to indemnify the directors, officers and controlling persons of the Registrant against certain civil liabilities that may be incurred in connection with this Offering, including certain liabilities under the Securities Act.


ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this registration statement (other than underwriting discounts and commissions) will be as follows:

         Securities and Exchange Commission
               registration fee.......................................................................    $ 14,000
         NASD filing fee..............................................................................      10,000
         NASDAQ listing fee...........................................................................      10,000
         Boston Stock Exchange Listing Fee............................................................      10,000
         Printing and engraving expenses..............................................................     200,000
         Accounting fees and expenses.................................................................      50,000
         Legal fees and expenses......................................................................     150,000
         Fees and expenses (including legal fees) for
           qualifications under state securities laws.................................................     ______
         Registrar and Transfer Agent's fees and expenses.............................................     ______
         Miscellaneous................................................................................       4,000
         Total .......................................................................................    $448,000


All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and the NASDAQ listing fee and the Boston Stock Exchange listing fee are estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         In December 1995, in connection with the purchase of assets of 1-800 Low-Airfare, Inc. and its wholly-owned subsidiary S. Travel, Inc. (collectively, the "Predecessor Business") and the assumption by the Company of certain of its liabilities, the Company agreed to issue an aggregate of 300,000 shares of Common Stock to creditors of the Predecessor Business who chose to convert debt held by them at the rate of $10.00 of such debt in the Predecessor Business per share of the Company's Common Stock. The creditors of the Predecessor Business elected to convert $1,664,340 of such indebtedness for 166,434 shares of Common Stock. The remaining 133,566 shares were issued to S. Travel, Inc. The offering was made in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering.

         In November and December 1995, the Company sold and issued 380,000 shares of Common Stock to various investors at a price per share of $1.25. The offering was made in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering, as the offering was made to a limited number of investors without general solicitation or advertisements.

         In December 1995 through January 1996, in connection with bridge financings, Company sold and issued 622,900 shares of Common Stock to various investors. The offering was made in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering, as the offering was made to a limited number of investors without general solicitation or advertisements.

         In 1996 the Company sold and issued 1,387,500 shares of Common
Stock to investors in a private placement conducted through various broker-dealers retained by LAF Financial Services, Inc., the placement agent and a wholly-owned subsidiary of the Company. The Common Stock was sold at an average price per share of $2.22. The offering was made in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder, as an offering only to "accredited investors" (as such term is defined in Rule 501 of the Securities Act) without general solicitation or advertisements.

         During 1996, the Company issued a total of 280,000 shares to officers of and consultants to the Company. In June 1996, the Company issued 40,000 shares of Common Stock to its landlord, valued at the rate of $2.50 of indebtedness per share, in exchange for a portion of its obligations to the landlord under such lease. During 1996 the Company issued an aggregate of 361,209 shares of Common Stock to creditors of the Company for penalties for past due loans. Such issuances were made in reliance on Section 4(2) of the Securities Act as transactions not involving any public offerings, as such sales was made to a limited number of investors without general solicitation or advertisements.

         ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)   Exhibits:

         EXHIBIT      DESCRIPTION
         -------      -----------
         1.1      Proposed form of Underwriting Agreement (1)
         2.1      Asset Purchase Agreement dated as of November 13, 1995 among
                  1-800 Low-Air Fare, Inc., S. Travel, Inc. and the Company
         2.2      Amended and Restated Agreement and Plan of Merger dated
                  November 11, 1996 among the Company, The Joseph Stevens Group,
                  Inc. and the Joseph Stevens Group LLC (1)
         2.3      Interim Operating Agreement between the Company and Joseph
                  Stevens Group, Inc. (1)
         3.1      Registrant's Amended and Restated Certificate of
                  Incorporation (1)
         3.2      Registrant's Amended and Restated Bylaws (1)
         4.1      Specimen Common Stock certificate (1)
         4.2      Specimen Warrant Certificate (1)
         5.1      Opinion of Phillips Nizer Benjamin Krim & Ballon LLP as to
                  the validity of the Common Stock being registered (1)
         10.1     Form of Registrant's 1997 Stock Option Plan
         10.2     Promissory Note of the Company dated November 7, 1995 in the amount of $30,000 to the order of S. Travel, Inc. due and
                  payable November 7, 1997
         10.3     Promissory Note of the Company dated November 7, 1995 in the amount of $30,000 to the order of S. Travel, Inc. due and
                  payable November 7, 1998
         10.4     Redemption Agreement between the Company and Michael Cantor
         10.5     Redemption Agreement between the Company and Jose Colon(1)
         10.6     Agreement between the Company and Perry Trebatch
         10.7     Lease dated February 10, 1996 by and between JFJ Real Estate
                  Limited Partnership and the Company
         10.8     Airlines Reporting Corporation ("ARC") Agent Reporting
                  Agreement
         10.9     Letter dated March 6, 1996 from ARC approving change of
                  ownership
         10.10    Subscriber Service Agreement dated November 27, 1995 between the Company and Payroll Transfers Interstate, Inc.
         10.11    Form of Employment Agreement between the Company and Mark D.
                  Mastrini
         10.12    Form of Employment Agreement between the Company and Jerrold
                  B. Sendrow
         10.13    Form of Employment Agreement between the Company and Biagio
                  Belizzi
         10.14    Form of Consulting Agreement between the Company and Lucien
                  Bittar(1)
         11.1     Statement regarding computation of per share earnings (1)
         12.1     Statement regarding computation of ratios (1)
         21.1     Subsidiaries of the Registrant (1)
         23.1     Consent of Phillips Nizer Benjamin Krim & Ballon LLP (to be
                  included in its opinion to be filed as Exhibit 5.1)
         23.2     Consent of Killman, Murrell & Company
         23.3     Consent of Acetta and Olmstead, Accountancy Corporation
         23.4     Consent of Feldman Radin & Co., P.C.
         24.1     Reference is made to the Signatures section of this
                  Registration Statement for the Power of Attorney contained therein

---------------------
(1)     To be filed by amendment.

(b)     Financial Statement Schedules:

        The following supplemental schedules can be found on the indicated pages of this Registration Statement.


        ITEM                                                       PAGE
        ----                                                       ----


         All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are not applicable, and therefore have been omitted.


ITEM 28.  UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933;

                           (ii)     To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii)    To include any additional or changed
material information with respect to the plan of distribution not previously disclosed in the registration statement; and

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

         (b) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (d)      The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on May 30, 1997.

                                       800 TRAVEL SYSTEMS, INC.


                                       By:/s/ Mark D. Mastrini
                                          -----------------------------------
                                          Mark D. Mastrini, President
                                          Chief Operating Officer and Director


                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark D. Mastrini and Jerrold B. Sendrow his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        SIGNATURE                                       TITLE                                          DATE
        ---------                                       -----                                          ----

/s/ Mark D. Mastrini                                 President                                        May 30, 1997
----------------------------                         Chief Operating Officer
Mark D. Mastrini                                     and Director



/s/ Jerrold B. Sendrow                               Vice President-Finance, Treasurer,               May 30, 1997
----------------------------                         Secretary and Director
Jerrold B. Sendrow                                   (principal accounting officer)



/s/ Pasquale Guadagno                                Director                                         May 30, 1997
----------------------------
Pasquale Guadagno


/s/ Michael Gaggi                                    Chairman of the Board                            May 30, 1997
----------------------------
Michael Gaggi

                                EXHIBIT INDEX

         EXHIBIT      DESCRIPTION
         -------      -----------
         1.1      Proposed form of Underwriting Agreement (1)
         2.1      Asset Purchase Agreement dated as of November 13, 1995 among
                  1-800 Low-Air Fare, Inc., S. Travel, Inc. and the Company
         2.2      Amended and Restated Agreement and Plan of Merger dated
                  November 11, 1996 among the Company, The Joseph Stevens Group,
                  Inc. and the Joseph Stevens Group LLC (1)
         2.3      Interim Operating Agreement between the Company and Joseph
                  Stevens Group, Inc. (1)
         3.1      Registrant's Amended and Restated Certificate of
                  Incorporation (1)
         3.2      Registrant's Amended and Restated Bylaws (1)
         4.1      Specimen Common Stock certificate (1)
         4.2      Specimen Warrant Certificate (1)
         5.1      Opinion of Phillips Nizer Benjamin Krim & Ballon LLP as to
                  the validity of the Common Stock being registered (1)
         10.1     Form of Registrant's 1997 Stock Option Plan
         10.2     Promissory Note of the Company dated November 7, 1995 in the amount of $30,000 to the order of S. Travel, Inc. due and
                  payable November 7, 1997
         10.3     Promissory Note of the Company dated November 7, 1995 in the amount of $30,000 to the order of S. Travel, Inc. due and
                  payable November 7, 1998
         10.4     Redemption Agreement between the Company and Michael Cantor
         10.5     Redemption Agreement between the Company and Jose Colon(1)
         10.6     Agreement between the Company and Perry Trebatch
         10.7     Lease dated February 10, 1996 by and between JFJ Real Estate
                  Limited Partnership and the Company
         10.8     Airlines Reporting Corporation ("ARC") Agent Reporting
                  Agreement
         10.9     Letter dated March 6, 1996 from ARC approving change of
                  ownership
         10.10    Subscriber Service Agreement dated November 27, 1995 between the Company and Payroll Transfers Interstate, Inc.
         10.11    Form of Employment Agreement between the Company and Mark D.
                  Mastrini
         10.12    Form of Employment Agreement between the Company and Jerrold
                  B. Sendrow
         10.13    Form of Employment Agreement between the Company and Biagio
                  Belizzi
         10.14    Form of Consulting Agreement between the Company and Lucien
                  Bittar(1)
         11.1     Statement regarding computation of per share earnings (1)
         12.1     Statement regarding computation of ratios (1)
         21.1     Subsidiaries of the Registrant (1)
         23.1     Consent of Phillips Nizer Benjamin Krim & Ballon LLP (to be
                  included in its opinion to be filed as Exhibit 5.1)
         23.2     Consent of Killman, Murrell & Company
         23.3     Consent of Acetta and Olmstead, Accountancy Corporation
         23.4     Consent of Feldman Radin & Co., P.C.
         24.1     Reference is made to the Signatures section of this
                  Registration Statement for the Power of Attorney contained therein

---------------------
(1)     To be filed by amendment.